EXHIBIT 10.3

BORROWING BASE REVOLVING LINE

OF CREDIT AGREEMENT

June 28, 2004

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(continued)

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(continued)

iv

BORROWING BASE REVOLVING LINE

OF CREDIT AGREEMENT

This BORROWING BASE LINE OF CREDIT AGREEMENT, dated as of June 28, 2004, is made and entered into by and between WILLIAM LYON HOMES, INC., a California corporation (“Borrower”), whose mailing address is 4490 Von Karman Avenue, Newport Beach, California 92660; and BANK ONE, NA, a national banking association, with its main office in Chicago, Illinois (“Bank”), whose mailing address is 4695 MacArthur Court, Suite 1550, Newport Beach, California 92660.

RECITALS:

A. Borrower is engaged in the business of developing residential subdivisions and constructing and selling residential units in such subdivisions.

B. Borrower has requested that Bank establish a borrowing base line of credit for Borrower pursuant to which Borrower may finance the development of subdivisions and construction of units therein by Borrower.

C. Bank is willing to provide such a borrowing base line of credit upon the terms and conditions hereinafter set forth.

AGREEMENT:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank agree that:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In this Agreement, the following capitalized terms have the following meanings:

“A&D Completed Lot” means an A&D Lot for which the A&D Lot Improvements have achieved a 90% A&D Lot Development Completion Percentage and is otherwise eligible for transfer to Unit Construction pursuant to Section 3.4.

“A&D Lot” means a lot shown on a preliminary subdivision plat or tentative map for Entitled Land constituting an Approved Subdivision which is not included in Eligible Collateral as Units and with respect to which Borrower has satisfied the conditions precedent set forth in Section 4.5.

“A&D Lot Development Budget” means the budget for the construction of A&D Lot Improvements in connection with A&D Lots in an Approved Subdivision approved by Bank, as amended and modified from time to time, with any aggregate change in the total A&D Lot Development Budget for A&D Lots in an Approved Subdivision which is in excess of 5% of the total A&D Lot Development Budget for such A&D Lots and which will cause the cost of the

Lots in such Approved Subdivision to exceed one hundred percent (100%) of the Maximum Allowed Advance for the Lots in such Approved Subdivision shall require the advance approval of Bank.

“A&D Lot Development Completion Percentage” means the current percentage of completion of A&D Lot Improvements in the applicable Approved Subdivision as determined by Bank based on its review of the current Collateral Certificate and inspections of the Collateral made pursuant to this Agreement.

“A&D Lot Development Plans and Specifications” means the plans and specifications for the development of A&D Lot Improvements in an Approved Subdivision that have been prepared by an engineer, together with any amendments or modifications to those plans and specifications.

“A&D Lot Improvement Construction Costs” means the aggregate “hard” and “soft” costs to plan, design, and construct the applicable A&D Lot Improvements as set forth in the applicable A&D Lot Development Budget (including, without limitation, fees payable to Governmental Authorities); provided, however, that the A&D Lot Improvement Construction Costs shall not exceed the amount of such costs actually incurred by Borrower to plan, design, and construct such A&D Lot Improvements.

“A&D Lot Improvements” means improvements which may exist or which are to be constructed (including, without limitation, curbs, grading, landscaping, sprinklers, storm and sanitary sewers, paving, sidewalks, and utilities) necessary to make an Approved Subdivision suitable for the construction of single family homes and any common area improvements which may exist or which are to be constructed, together with the associated fixtures and other tangible personal property located or used in or on land on which such improvements are constructed.

“Acquisition Cost” means the actual net purchase price paid by Borrower to acquire the Land and/or Lots in question, as determined by Bank in its reasonable discretion.

“Advance” means an advance of the Loan by Bank to Borrower.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with, such Person. For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Borrowing Base Revolving Line of Credit Agreement, as it may be amended, modified, extended, renewed, restated, or supplemented from time to time.

“Applicable Margin” means, with respect to LIBOR Advances or with respect to Floating Rate Advances, at any time, the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule.

“Appraisal” means an appraisal of Approved Subdivisions, Lots and/or Units which meets the following requirements: (i) such appraisal is prepared by an appraiser selected by Bank; (ii) such appraisal satisfies all of the requirements set forth in Section 3.14; (iii) the values set forth in such appraisal have been reviewed and are satisfactory to Bank in its sole and absolute discretion; and (iv) such appraisal is otherwise in form and content satisfactory to Bank in its sole and absolute discretion.

“Appraised Value” means the value of each Approved Subdivision, Lot and Unit as determined by Bank pursuant to this Agreement.

“Approvals and Permits” means each and all approvals, authorizations, bonds, consents, certificates, franchises, licenses, permits, registrations, qualifications, entitlements and other actions and rights granted by or filings with any Person necessary, or appropriate for acquisition and development of Lots, for construction of Units and A&D Lot Improvements, for the sale of Units and Lots, for occupancy, ownership, and use by Borrower and other Persons of the Units and Lots, or otherwise for the conduct of, or in connection with, the business and operations of Borrower.

“Approved Subdivision” means a Subdivision that has been approved by Bank as provided in Section 4.2.

“Attached A&D Lots” means MFR A&D Lots and High Density A&D Lots.

“Attached A&D Lot Sub-Limit” means as defined in Section 3.3(b).

“Attached Units” means MFR Units, MFR Model Units, High Density Units and High Density Model Units.

“Available Loan Commitment” means, at any time with respect to the Loan, the lesser of:

(a) The Commitment Amount; or

(b) The Collateral Value of the Borrowing Base as reflected in the most recent Borrowing Base Report, less in either case any remargining payment required pursuant to Section 2.11 but not yet paid.

“Available Liquidity” means, with respect to any Person, an amount equal to the sum of (a) such Person’s consolidated aggregate unpledged, unreserved, and unrestricted cash and unpledged, unreserved, and unrestricted Cash Equivalents; and (b) the unadvanced portion of any revolving lines of credit loans available to such Person as a borrower with respect to which (i) all conditions precedent to such advance have been satisfied (with exception of a request for such advance) and (ii) no default, event of default or unmatured event of default has occurred.

“Bank” means Bank One, NA, a national banking association (main office Chicago, Illinois), whose address is as set forth in the introductory paragraph of this Agreement.

“Borrower” means William Lyon Homes, Inc., a California corporation.

“Borrower’s Equity” shall have the meaning set forth in Section 6.19 hereof.

“Borrowing Base” consists of the Eligible Collateral as reflected in the most current Borrowing Base Report.

“Borrowing Base Report” means a report prepared by Borrower and approved by Bank as provided in this Agreement setting forth the Eligible Collateral then constituting the Borrowing Base, the Collateral Value of the Borrowing Base, and certain other information, in the format prescribed by Bank from time to time.

“Business Day” means: (a) with respect to any borrowing, payment or rate selection of LIBOR Advances, a day (other than a Saturday or Sunday) on which (i) banks generally are open in Phoenix, Chicago and New York for the conduct of substantially all of their commercial lending activities, (ii) interbank wire transfers can be made on the Fedwire system, and (iii) dealings in United States Dollars are carried on in the London interbank market; and (b) for all other purposes, a day (other than a Saturday or Sunday) on which (i) banks generally are open in Phoenix for the conduct of substantially all of their commercial lending activities, and (ii) interbank wire transfers can be made on the Fedwire system.

“CC&Rs” means and includes restrictive covenants, conditions, restrictions, easements, and other rights that exist or are contemplated with respect to a Subdivision.

“Calendar Month” means any of the twelve (12) calendar months of the year.

“Capital Stock” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

“Cash Equivalents” means (i) marketable obligations maturing within one year after acquisition thereof issued or fully guaranteed by the United States of America or an instrumentality or agency thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) open market commercial paper issued by any corporation which is not an Affiliate of the Borrower, maturing within two hundred seventy (270) days after the date of issuance thereof, and which has the highest credit rating of either Standard & Poor’s Corporation or Moody’s Investor Service, Inc., (iii) certificates of deposit maturing within one year after the date of issuance thereof, issued by a commercial bank or trust company which is organized under the laws of the United States of America or any state thereof, has capital and surplus and undivided profits in excess of $100,000,000.00, and all of whose outstanding certificates of deposit having maturities in excess of one year after the date of issuance thereof are at the time rated at least A by Standard & Poor’s Corporation or at least A2 by Moody’s Investors Service, Inc. (any such domestic bank hereinafter a “Qualified Bank”), and (iv) bankers acceptances issued by, and repurchase agreements with, any Qualified Bank, having a term of less than one hundred eighty (180) days after the date of issuance hereof.

“Closing Date” means the date upon which the Deed of Trust is recorded in the appropriate public records or if more than one Deed of Trust will be recorded, the date upon which the first of such Deed of Trust is recorded in the appropriate public records.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the property, interests in property, and rights to property securing any or all Obligations from time to time.

“Collateral Certificate” means the certificate of Borrower, in form and substance satisfactory to Bank and containing such certifications as Bank may require, setting forth the information required by Section 3.10.

“Collateral Value” means from time to time, the aggregate total of:

(a) The Unit Collateral Values for all Units included as Eligible Collateral in the Borrowing Base at the time the Collateral Value of the Borrowing Base is determined; and

(b) The Lot Collateral Values for all Lots included as Eligible Collateral in the Borrowing Base at the time the Collateral Value of the Borrowing Base is determined.

“Commitment Amount” means Seventy Million Dollars ($70,000,000) as increased or reduced from time to time pursuant to this Agreement.

“Consolidated Indebtedness of Variable Interest Entities” means all Indebtedness from Consolidated Inventory from Variable Interest Entities as shown on the consolidated financial statements of Guarantor and its Subsidiaries.

“Consolidated Inventory from Variable Interest Entities” of a Person means real property and improvements not owned by such Person, but which are owned by a “variable interest entity” (as that term is used in FASB Interpretation No. 46) that is included in the consolidated financial statements of such Person in accordance with FASB Interpretation No. 46.

“Conversion/Continuation Notice” means as defined in Section 2.4(c).

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Deed of Trust” and “Deeds of Trust” mean each and all deeds of trust, mortgages, assignments of leases and rents, fixture filings, and security agreements, securing the Note and the Obligations, granted from time to time by Borrower, as mortgagor, trustor, or assignor, to Bank, as mortgagee, beneficiary and trustee (unless Bank consents to the transfer to another Person to act as trustee under a deed of trust), or assignee, each being substantially in the form required by Bank from time to time, as the same may be amended, modified, supplemented, extended, restated, or renewed from time to time.

“Default Interest Rate” means a rate of interest equal to the lesser of (a) the aggregate of 4% per annum plus the Interest Rate or (b) the maximum rate allowed by law. The Default Interest Rate shall change with each change in the Interest Rate.

“Dividends” means any of the following (but excluding dividends paid solely in Capital Stock of Borrower):

(a) Any dividend, distribution or advance paid or declared by Borrower to its Equity Holders;

(b) Any purchase, redemption, retirement or other acquisition by Borrower for value, of any of the ownership interests of Borrower now or hereafter outstanding, or any interest therein;

(c) Any return of any capital of Borrower to its Equity Holders; and

(d) Any other distribution of the assets, properties, cash, rights, obligations or securities of Borrower to its shareholders.

“Draw Request” means a completed, written request in form and substance satisfactory to Bank, from Borrower to Bank requesting an Advance, together with such other documents and information as Bank may require from time to time.

“EBITDA” means, with respect to any Person, Net Income plus, to the extent deducted from revenues in determining Net Income, (a) Interest Expense, (b) interest included in cost of sales, (c) expense for taxes paid or accrued, (d) depreciation, (e) amortization, (f) extraordinary losses incurred other than in the ordinary course of business, and (g) minority interests as shown on the profit and loss statement of such person, minus, to the extent included in Net Income, extraordinary gains realized other than in the ordinary course of business.

“Effective Date” means the date of this Agreement.

“Eligible Collateral” means the Units and Lots that meet the requirements of this Agreement for inclusion as Eligible Collateral in the Borrowing Base for the Loan and that are included in the current Borrowing Base Report for the Loan.

“Entitled Land” means Raw Land with respect to which both of the following is correct:

(a) Borrower has received a vested zoning classification that is consistent with Borrower’s actual and proposed use of such Raw Land; and

(b) A preliminary subdivision plat or tentative map has been completed and has been approved by all applicable Governmental Authorities.

“Environmental Agreement” means the environmental indemnity agreement of even date herewith, executed by Borrower and Guarantor for the benefit of Bank, as such agreement may be amended, modified, extended, renewed, restated, or supplemented from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations and published interpretations thereunder, as in effect from time to time.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Default” means as defined in Section 9.1.

“Excluded Taxes” shall mean taxes imposed on Bank’s overall net income, payroll taxes imposed on Bank, and franchise taxes imposed on Bank, by (a) the jurisdiction under the laws of which Bank is incorporated or organized, or (b) the jurisdiction in which Bank’s principal executive office or Bank’s applicable Lending Installation is located, or (c) the jurisdiction in which Bank is doing business or in which any Approved Subdivision is located.

“Facility Anniversary Date” means each anniversary of the Effective Date.

“Facility LC” is defined in Section 2.12(a).

“Facility LC Application” is defined in Section 2.12(b).

“Facility LC Collateral Account” is defined in Section 2.12(i).

“Facility LC Sublimit” means the amount of Ten Million Dollars ($10,000,000).

“Financial Covenants” means the covenants set forth in Article 7.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (a) the Prime Rate for such day, plus (b) the Applicable Margin, which rate shall change on each day that the Prime Rate changes.

“Floating Rate Advance” means each portion of the outstanding principal balance of the Loan that bears interest at the Floating Rate.

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Authority” or “Governmental Authorities” means any and all governments or courts and/or any and all agencies, authorities, bodies, bureaus, departments, or instrumentalities of any government.

“Guarantor” means WLH-Delaware.

“Guaranty” means the guaranty of even date herewith made by Guarantor in favor of Bank, as such agreement may be amended, modified, restated, renewed and supplemented from time to time.

“High Density A&D Lot” means an A&D Lot which is to be developed into one or more buildings containing multi-family residences which are three (3) or more stories and will be constructed on concrete podiums or over subterranean parking, and with respect to which Borrower has satisfied the conditions precedent set forth in Section 4.5.

“High Density Unit” means a Unit in a building of three (3) or more stories and which is or will be constructed on concrete podiums or over subterranean parking.

“High Density Model Unit” means a Model Unit in a building of three (3) or more stories and which is or will be constructed on concrete podiums or over subterranean parking.

“High End Subdivisions” means Subdivisions which are identified as “High End Subdivisions” by Bank and may include any Subdivision upon which shall be constructed SFR Units that will be marketed to the public at sales prices which are within the top twenty percent (20%) of residential home prices for the applicable geographic market; provided, however, if the Subdivision is in a coastal market or coastal influenced market in California, as determined by Bank, such Subdivision shall be deemed a “High End Subdivision” only if the SFR Units will be marketed to the public at a sales price equal to or in excess of One Million Two Hundred Thousand Dollars ($1,200,000.00).

“Impositions” means any and all of the following:

(a) Real property taxes and assessments (general and special) assessed against or imposed upon or in respect of any of the Collateral or the Obligations;

(b) Personal property taxes assessed against or imposed upon or in respect of any of the Collateral or the Obligations;

(c) Other taxes and assessments of any kind or nature that are assessed or imposed upon or in respect of the Collateral or the Obligations or that may result in a Lien or Encumbrance upon any of the Collateral (including, without limitation, non-governmental assessments, levies, maintenance and other charges whether resulting from covenants, conditions, and restrictions or otherwise, water and sewer rents and charges, assessments on any water stock, utility charges and assessments, and owner association dues, fees, and levies);

(d) Taxes or assessments on any of the Collateral in lieu of or in addition to any of the foregoing;

(e) Taxes on income, revenues, rents, issues, and profits, and franchise taxes;

(f) Costs, expenses, and fees arising from or related to any of the Approvals and Permits or the Requirements; and

(g) Assessment, documentary, indebtedness, license, stamp, and revenue charges, fees, and taxes and any other fees or taxes imposed on Bank and measured by or based in whole or in part upon ownership of any Deed of Trust, interest in Collateral, or any promissory note, guaranty, or indebtedness secured by any Deed of Trust or upon the nature or amount of the Obligations, excluding, however, from all of the foregoing any estate, excess profits, franchise, income, inheritance, or similar tax levied on Bank.

“Indebtedness” means, as to any Person, all obligations (excluding contingent obligations, but including trade payables and accrued expenses) that would be included as liabilities on a balance sheet prepared in accordance with GAAP and determined on a consolidated basis for such Person.

“Initial Approved Properties” means, collectively herein, the Subdivision located in San Jose, California commonly known as “Tesoro” and the Subdivision located in San Jose, California, commonly know as “Montesa”, each of which shall be admitted into the Borrowing Base as Eligible Collateral concurrently with the execution of this Agreement.

“Intangible Assets” means, with respect to any Person, all intangible assets of such Person under GAAP, determined on a consolidated basis, including, without limitation, copyrights, franchises, goodwill, licenses, non-competition covenants, organization or formation expenses, patents, service marks, service names, trademarks, trade names, write-up in the book value of any asset in excess of the acquisition cost of the asset, any amount, however designated on the balance sheet, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of such Person, loans and advances to partners and officers, employees, or directors of such Person (or members of their immediate families), unamortized leasehold improvement expense not recoverable at the end of the lease term, unamortized debt discount, and deferred discount.

“Interest Coverage Ratio” means, with respect to any Person, the ratio of such Person’s EBITDA to that Person’s Interest Incurred for such period.

“Interest Expense” means, with respect to any Person for any period, without duplication, the aggregate amount of interest which, in conformity with GAAP, would be set opposite the caption “Interest Expense” or any like caption on an income statement for such Person for such period, including, without limitation, imputed interest included in capitalized lease obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit, the net cost associated with any rate hedging obligations, the interest portion of any deferred payment obligation, amortization of discount or premiums, if any, and all other non-cash interest expense, interest and other charges amortized to cost of sales for the current period, calculated on a consolidated basis.

“Interest Incurred” means, with respect to any Person for any period, without duplication, the aggregate amount of interest which, in conformity with GAAP, would be set opposite the caption “Interest Incurred” or any like caption on an income statement for such Person for such period, including, without limitation, imputed interest included in capitalized lease obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit, the net cost associated with any rate hedging obligations, all capitalized interest, including the interest portion of any deferred payment obligation, amortization of discount or premiums, if any, and all other non-cash interest incurred.

“Interest Payment Date” means the fifth (5th) day of each calendar month commencing on the fifth (5th) day of the first calendar month following the date of this Agreement.

“Interest Period” means, with respect to a LIBOR Advance, a period of one, two, three or six months commencing on a Business Day selected by Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in the next, second, third or sixth succeeding month (as applicable), such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. Borrower shall select Interest Periods so that it is not necessary to repay any portion of any LIBOR Advance prior to the last day of the applicable Interest Period in order to make any mandatory repayment required pursuant to any provision of this Agreement, the Note or any other Loan Document. No Interest Period shall extend beyond the Maturity Date.

“Interest Rate” means the LIBOR Rate or the Floating Rate, as applicable.

“Investment” means, with respect to any Person, any loan or advance made by such Person to any other Person; any contingent liabilities of such Person undertaken with respect to Indebtedness of any other Person; and any ownership or similar interest held by such Person in any other Person.

“Involuntary Lien” means any Lien or Encumbrance securing the payment of money or the performance of any other obligation created involuntarily under any law, ordinance, regulation, or rule, or otherwise and any claim of any such Lien or Encumbrance. For purposes of the Loan Documents and the rights and remedies thereunder, “stop notices” or similar notices and demands from Persons performing work or supplying materials with respect to any Collateral and who are asserting lien rights, shall be considered as Involuntary Liens.

“Late Charges” means the charges described in Section 2.3(j).

“LC Fee” is defined in Section 2.12(c).

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.12(d).

“Lending Installation” means any office, branch, subsidiary or affiliate of Bank that is selected by Bank pursuant to Section 2.2.

“LIBOR Advance” means each portion of the outstanding principal balance of the Loan that bears interest at a LIBOR Rate for a specified Interest Period.

“LIBOR Base Rate” means, with respect to a LIBOR Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR Rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR Rate is available to Bank, the applicable LIBOR Base Rate for the relevant Interest Period shall instead by the rate determined by Bank to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant LIBOR Advance and having a maturity equal to such Interest Period.

“LIBOR Rate” means, with respect to a LIBOR Advance for the relevant Interest Period, the sum of (a) the quotient of the LIBOR Base Rate applicable to such Interest Period, plus (b) the Applicable Margin.

“Lien or Encumbrance” and “Liens and Encumbrances” mean, respectively, each and all of the following:

(a) Any lease or other right to use;

(b) Any assignment as security, conditional sale, grant in trust, lien, mortgage, pledge, security interest, title retention arrangement, other encumbrance, or other interest or right securing the payment of money or the performance of any other liability or obligation, whether voluntarily or involuntarily created (including, without limitation, Involuntary Liens) and whether arising by agreement, document, or instrument, under any law, ordinance, regulation, or rule (federal, state, or local), or otherwise; and

(c) Any option, right of first refusal, or other interest or right.

“Loan” means the loan made pursuant to this Agreement to Borrower with respect to the acquisition and/or development of Lots in an Approved Subdivision and the construction of Units in such Approved Subdivision.

“Loan Documents” means this Agreement, the Note, the Deed of Trust, the Environmental Agreement, the Facility LC Applications, and any other guaranties, agreements, assignments, documents, or instruments now or hereafter evidencing, guarantying or securing the Loan and any and all Advances of the Loan made hereunder, as this Agreement, the Note, the Deed of Trust, the Environmental Agreement and such other agreements, assignments, documents, and instruments may be amended, modified, extended, renewed, restated, or supplemented from time to time.

“Lot” means an individual lot designated as such on a subdivision plat or map (whether preliminary or final, provided that any preliminary plat must not be conditioned on any discretionary approvals that would prevent the filing of a final plat). Unless the context otherwise requires, the term “Lot” refers to the lot prior to a transfer of the lot for Unit construction and inclusion of the lot in Eligible Collateral as a Unit.

“Lot Allocation” means, (a) with respect to each A&D Lot included as Eligible Collateral in the Borrowing Base, the Maximum Allowed Advance for the Lot reduced by the A&D Lot Improvement Construction Costs for that Lot as set forth in the applicable A&D Lot Development Budget and (b) with respect to each Unit included as Eligible Collateral in the Borrowing Base, the Maximum Allowed Advance for the Unit reduced by the “hard” and “soft” costs of constructing the Unit as set forth in the applicable Unit Budget. The Lot Allocation for a

Unit for which the underlying Lot has been moved from the A&D Lot category on the Borrowing Base shall remain the Maximum Allowed Advance for the Lot under its original Collateral category.

“Lot Collateral Value” means, for a particular A&D Lot, the sum of (a) the Lot Allocation for the Lot or group of Lots (as applicable) and (b) the result (but not less than zero) obtained by subtracting the Lot Allocation for such Lot or Lots from the Maximum Allowed Advance for such Lot or Lots and then multiplying the difference by the A&D Lot Development Completion Percentage; provided, however, that the Lot Collateral Value for a particular Pre-Development Parcel shall be the same as the Maximum Allowed Advance for that Parcel.

“Lot Eligibility Date” means, with respect to each Lot, the date such Lot is first included as such in a Borrowing Base Report.

“Lot Sub-Limit” means as defined in Section 3.3(a).

“Material Adverse Change” means any change in the assets, liabilities, financial condition, or results of operations of Borrower, Guarantor, or the members or partners of Borrower, any other event or condition with respect to Borrower, Guarantor, such members or partners, or any change in sales of Units, development of Lots and Units, costs and expenses with respect to such development of Lots and Units with respect to an Approved Subdivision that materially and adversely affects any of the following: (i) the likelihood of performance by Borrower, Guarantor, such members or partners of any of their respective Obligations or the ability of Borrower, Guarantor or such members or partners to perform such Obligations, (ii) the likelihood of performance by any such members or partners of any of their material obligations to Borrower (including, without limitation, the obligation to make capital contributions to Borrower), (iii) the likelihood that sales of Units in the Approved Subdivisions will meet the requirements of this Agreement or that the costs and expenses of developing such Lots and Units will be within the budgets approved by Bank, (iv) the legality, validity or binding nature of any of the Obligations of Borrower, Guarantor, or such members or partners (including, without limitation, the obligation to make capital contributions to Borrower), (v) any Lien or Encumbrance securing any of such Obligations, or (vi) the priority of any Lien or Encumbrance securing any of such Obligations.

“Maturity Date” means June 28, 2007 or any later date as may be extended in accordance with Section 2.1(c).

“Maximum Allowed Advance” means the following:

(a) With respect to each Pre-Development Parcel, the lesser of (i) 50% of the “as is” value of such Parcel or (ii) 60% of the Acquisition Cost for such Parcel. It is understood and agreed, however, that in accordance with Section 3.15, the only Pre-Development Parcel that shall be included in the Borrowing Base is the subdivision located in San Juan Capistrano, California commonly known as “Rancho Madrina” (or “Honeyman Ranch”), which shall be admitted to the Borrowing Base concurrently with the execution of this Agreement. The establishment of a Maximum Allowed Advance for Pre-Development Parcels under this paragraph (a) does not represent a commitment by Bank to admit to the Borrowing Base other Land which constitutes a Pre-Development Parcel.

(b) With respect to each SFR A&D Lot, the lesser of (i) 75% of the “bulk wholesale as-if complete” value of the Approved Subdivision divided by the total number of Lots in the Approved Subdivision (regardless of whether such total number of Lots are Eligible Collateral), or (ii) 80% of the Total Lot Cost for the Approved Subdivision divided by the total number of Lots in the Approved Subdivision (regardless of whether such total number of Lots are Eligible Collateral);

(c) With respect to each MFR A&D Lot, the lesser of (i) 70% of the “bulk wholesale as-if complete” value of the Approved Subdivision divided by the total number of Lots in the Approved Subdivision (regardless of whether such total number of Lots are Eligible Collateral), or (ii) 70% of the Total Lot Cost for the Approved Subdivision divided by the total number of Lots in the Approved Subdivision (regardless of whether such total number of Lots are Eligible Collateral);

(d) With respect to each High Density A&D Lot, the lesser of (i) 70% of the “bulk wholesale as-if complete” value of the Approved Subdivision divided by the total number of Lots in the Approved Subdivision (regardless of whether such total number of Lots are Eligible Collateral), or (ii) 70% of the Total Lot Cost for the Approved Subdivision divided by the total number of Lots in the Approved Subdivision (regardless of whether such total number of Lots are Eligible Collateral);

(e) With respect to each Unit:

(i) For each SFR Presold Unit, the lowest of (A) 80% of the Appraised Value for that Unit; (B) 80% of the sales price of such Unit pursuant to the applicable Purchase Contract; and (C) 100% of the Unit Cost for that Unit;

(ii) For each Presold Unit which constitutes an MFR Unit, the lowest of (A) 75% of the Appraised Value for that Unit; (B) 75% of the sales price of such Unit pursuant to the applicable Purchase Contract; and (C) 90% of the Unit Cost for that Unit;

(iii) For each Presold Unit which constitutes a High Density Unit, the lowest of (A) 70% of the Appraised Value for that Unit; (B) 70% of the sales price of such Unit pursuant to the applicable Purchase Contract; and (C) 75% of the Unit Cost for that Unit;

(iv) For each SFR Spec Unit, the lesser of (A) 80% of the Appraised Value for that Unit and (B) 90% of the Unit Cost for that Unit;

(v) For each Spec Unit which constitutes an MFR Unit, the lesser of (A) 70% of the Appraised Value for that Unit and (B) 85% of the Unit Cost for that Unit;

(vi) For each Spec Unit which constitutes a High Density Unit, the lesser of (A) 70% of the Appraised Value for that Unit and (B) 70% of the Unit Cost for that Unit;

(vii) For each SFR Model Unit, the lesser of (A) 80% of the Appraised Value for that Unit and (B) 90% of the Unit Cost for that Unit;

(viii) For each Model Unit which constitutes an MFR Model Unit, the lesser of (A) 75% of the Appraised Value for that Unit and (B) 75% of the Unit Cost for that Unit; and

(ix) For each Model Unit which constitutes a High Density Model Unit, the lesser of (A) 75% of the Appraised Value for that Unit and (B) 75% of the Unit Cost for that Unit;

provided, however, with respect to any to any A&D Lot or Unit located in a High End Subdivision, the applicable advance rates set forth above shall be reduced by five percent (5%).

“MFR A&D Lot” means an A&D Lot which is to be developed on a phased construction basis into multi-family residences consisting of more than four (4) Units, but fewer than twenty-one (21) Units, per building, and with respect to which Borrower has satisfied the conditions precedent set forth in Section 4.5.

“MFR Unit” means a Unit constructed or to be constructed on a phased construction basis in a building containing more than four (4) Units, but fewer than twenty-one (21) Units, together with the associated Lot.

“MFR Model Unit” means a Model Unit constructed or to be constructed on a phased construction basis in a building containing more than four (4) Units, but fewer than twenty-one (21) Units, together with the associated Lot

“Model Unit” means a Unit which is open to the general public for viewing purposes and which is not available for sale until ninety percent (90%) of the Units of the corresponding plan type in the applicable Subdivision are subject to a Purchase Contract.

“Modify” and “Modification” are defined in Section 2.12(a).

“Net Income” means, for any fiscal year or other fiscal period of a Person, the net income of such Person for such fiscal year or other fiscal period, determined in accordance with GAAP on a consolidated basis.

“Net Sales Proceeds” means in the case of a Unit or Lot, the gross sales price of the Unit (including, without limitation, all options and upgrades) set forth in the Purchase Contract for such Unit, less (i) customary tax and assessment prorations; (ii) sales concessions and price reductions granted by Borrower to the purchaser of the Unit in the ordinary course of business; (iii) reasonable and customary real estate brokerage commissions; (iv) any amounts payable to the Master Developer or land seller in connection with the sale of the Unit, including, without limitation, any marketing fee, any profit participation and any upgrade fee; and (v) reasonable and customary warranty costs and closing costs. If a Unit’s Net Sales Proceeds are less than the Maximum Allowed Advance for such Unit, pursuant to Section 2.10 Borrower must pay to Bank, any shortfall with Borrower’s own funds.

“Note” means the promissory note of even date herewith, executed by Borrower and payable to Bank, as the same may be amended, modified, extended, renewed or supplemented from time to time.

“Obligations” means with respect to Borrower, Guarantor and each member and partner in Borrower, (i) the obligations of Borrower under this Agreement and the applicable Loan Documents; and (ii) the obligations of Guarantor under this Agreement and the applicable Loan Documents.

“Other Amounts” means all amounts, other than principal and interest, payable by Borrower under this Agreement and any of the other Loan Documents to or for the benefit of Bank, including, without limitation, fees, costs and expenses pursuant to Section 2.8, and late charges pursuant to Section 2.3(j).

“Other Taxes” means as defined in Section 2.6(d).

“Outstanding Loan Borrowings” means the aggregate amount of the sum of (i) the then outstanding Advances of the Loan, and (ii) the outstanding LC Obligations.

“Ownership Interest” means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership, joint venture and limited liability company interests) of a designated Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

“Permitted Exceptions” means:

(a) Involuntary Liens for Impositions that are not delinquent;

(b) Involuntary Liens (other than for Impositions) with respect to which Borrower satisfies each of the following requirements: (i) Borrower contests the validity of such Involuntary Lien in good faith by appropriate legal proceedings; (ii) Borrower gives written notice to Bank of Borrower’s intent to contest or object to the same; (iii) Borrower demonstrates to Bank’s satisfaction that the procedures will conclusively operate to prevent the sale of any part of the property subject to the applicable Deed of Trust to satisfy the Involuntary Lien prior to final determination of such proceedings; and (iv) Borrower takes any and all other actions (including, without limitation, obtaining bonds, title insurance endorsements, or other security) as Bank may deem necessary or appropriate in order to prevent the sale of any Collateral to satisfy the Involuntary Lien and prevent any impairment of any such Collateral or, if such Collateral is Eligible Collateral, Borrower removes the affected Collateral from the Eligible Collateral;

(d) All items, except Impositions, in Schedule B to any Title Policy that has been approved by Bank; and

(d) Any other Liens and Encumbrances consented to by Bank in advance in writing from time to time in its sole and absolute discretion.

“Person” means a natural person, a partnership, a joint venture, an unincorporated association, a limited liability company, a corporation, a trust, any other legal entity, or any Governmental Authority.

“Pre-Development Parcels” means Entitled Land which is not included in Eligible Collateral as an A&D Lot or Unit, and which is not anticipated to be developed into Units during the successive twelve (12) month period.

“Presold Unit” means a Unit that is subject to a Purchase Contract.

“Pricing Schedule” means the Schedule attached hereto as Exhibit C.

“Prime Rate” means the rate per annum most recently announced by Bank One, NA or its successors, in Chicago, Illinois, as its “prime rate,” as in effect from time to time. The Prime Rate (and the Floating Rate) will change on each day that the announced prime rate changes. The Prime Rate is not necessarily the best or lowest rate offered by Bank One, NA, and Bank One, NA may lend to its customers at rates that are at, above, or below its “prime rate.”

“Product Line” means a group of Units which, in the ordinary course of Borrower’s business, are marketed together from a single model complex and under a common plan or plans based upon the type of Unit constructed and the price of such Units.

“Protective Advance” means amounts advanced by Bank to pay the following amounts:

(a) All amounts that are necessary to protect the validity, priority and enforceability of the Liens and Encumbrances, in favor of Bank arising pursuant to the Loan Documents (such amounts to include, without limitation, payment of taxes, assessments and other Liens and Encumbrances that may have a priority superior to the priority of the Liens and Encumbrances of Bank on the Collateral); and

(b) All insurance premiums that are necessary to insure the Collateral against loss, damage or destruction pursuant to the requirements of the Loan Documents.

“Purchase Contract” means a bona fide written agreement between Borrower and a purchaser who is not an Affiliate of Borrower entered into in the ordinary course of Borrower’s business and pursuant to which such purchaser has agreed to purchase a Unit, which agreement (i) shall be accompanied by a cash earnest money deposit or down payment of at least Five Thousand Dollars ($5,000.00); (ii) shall be with a buyer who has been prequalified for a purchase money loan for the Lot and Unit by Borrower or a mortgage broker, mortgage banker or other residential lending institution; and (iii) shall not be subject to contingencies including without limitation any contingency related to the sale of the buyer’s existing residence, which contingency is reasonably expected to be satisfied within sixty (60) days after construction of the Unit in question is at least ninety-five percent (95%) complete.

“Raw Land” means unimproved land owned and held by Borrower for development into Subdivisions but which is not yet Entitled Land.

“Reclassification Adjustment” means, for any Unit reclassified as a Spec Unit or Presold Unit pursuant to any provision of this Agreement, a change in the Maximum Allowed Advance for such Unit to the Maximum Allowed Advance applicable to the type of Unit as so reclassified.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulatory Change” means any change effective after the date of this Agreement in United States federal, state, or foreign law, regulations, or rules or the adoption or making after such date of any interpretation, directive, or request applying to a class of banks, including Bank, of or under any United States federal, state, or foreign law, regulation, or rule (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of Borrower then outstanding under Section 2.12 to reimburse Bank for amounts paid by Bank on account of any one or more drawings under Facility LCs.

“Remargining Payment” means as defined in Section 2.11.

“Requirements” means any and all obligations, other terms and conditions, requirements, and restrictions in effect now or in the future by which Borrower or any or all of the Collateral are bound or which are otherwise applicable to any or all of the Collateral, construction of any Units or A&D Lot Improvements, or occupancy, operation, ownership, or use of Lots, Units, or A&D Lot Improvements, including, without limitation, such obligations; other terms and conditions, restrictions, and requirements imposed by any law, ordinance, regulation, or rule (federal, state, or local); any Approvals and Permits; any Permitted Exceptions; any condition, covenant, restriction, easement, right-of-way, or reservation applicable to such Collateral; any insurance policies; any other agreement, document, CC&R’s, condominium map or plan, or instrument to which Borrower is a party or by which Borrower or any of the Collateral or the business or operations of Borrower is bound; or any judgment, order, or decree of any arbitrator, other private adjudicator, or Governmental Authority to which Borrower is a party or by which Borrower or any of the Collateral is bound.

“Revolving Credit Termination Date” means June 28, 2006, or any later date as may be specified as the Revolving Credit Termination Date in accordance with Section 2.1(c) or any earlier date on which the Commitment Amount is reduced to zero or otherwise terminated pursuant to the terms hereof.

“SFR A&D Lot” means an A&D Lot which is to be developed into residences consisting of one (1) Unit, but not more than four (4) Units, per building, and with respect to which Borrower has satisfied the conditions precedent set forth in Section 4.5.

“SFR Unit” means a Unit constructed or to be constructed in a building containing no more than four (4) Units, together with the associated Lot.

“SFR Model Unit” means a Model Unit constructed or to be constructed in a building containing no more than four (4) Units, together with the associated Lot.

“Spec Unit” means a Unit constructed for the purpose of addition to Borrower’s inventory of Units and which is not subject to a Purchase Contract and is not a Model Unit.

“Subdivision” means a Lot or group of Lots that are intended to be marketed and sold as a single Product Line or otherwise marketed and sold together regardless of whether Units in such Lot or group of Lots may be condominiums or are to be constructed at the same time or in phases.

“Subdivision Documents” means a plat map or similar document covering a Subdivision and dividing the Subdivision into lots in accordance with the Requirements of the applicable Governmental Authorities.

“Tangible Net Worth” means, as to any Person, at any date, the book value of such Person’s assets determined in conformity with GAAP (i.e., asset book value being the lesser of market or cost), less (a) Indebtedness of such Person and (b) Intangible Assets of such Person, as determined in accordance with GAAP.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“Title Company” means a title insurance company that issues a Title Policy.

“Title Policy” and “Title Policies” mean, respectively, each and all title insurance policies and endorsements thereto issued pursuant to the requirements of this Agreement and any reinsurance or co-insurance agreements and endorsements.

“Total Lot Cost” means with respect to each Lot in each Approved Subdivision, the sum of the Acquisition Cost and the aggregate of “hard” and “soft” costs to plan, design, and construct applicable improvements such as curbs, grading, landscaping, sprinklers, storm and sanitary sewers, paving, sidewalks and utilities, as are necessary to make an Approved Subdivision suitable for the construction of single family homes, together with any common area improvements which may exist, allocated on a per Lot basis.

“Undrawn Availability” means at any time, the aggregate Available Loan Commitment minus the aggregate of the sum of (i) all outstanding Advances and (ii) the outstanding LC Exposure.

“Unit” means a residential dwelling constructed or to be constructed on a Lot, together with the associated Lot.

“Unit Budget” means a budget setting forth the Unit Construction Costs with respect to each Unit. Each Unit Budget will be subject to review and approval by Bank.

“Unit Collateral Value” means a valuation of each Unit based upon the Unit’s stage of construction. The Unit Collateral Value for a particular Unit equals the sum of (a) the Lot Allocation and Bank approved Up Front Costs for the Unit and (b) the result obtained by subtracting the Lot Allocation and Bank approved Up Front Costs for the Unit from the Maximum Allowed Advance (taking into account any applicable Reclassification Adjustment) for the Unit and then multiplying the difference by the Unit Completion Percentage.

“Unit Completion Percentage” means for any Unit, the current percentage of construction completed as reflected in each Borrowing Base Report in increments of 5% each, based upon the stages of construction set forth in Exhibit A.

“Unit Construction Cost” as set forth in the Unit Budget approved by Bank in its sole discretion, means, with respect to each Unit, the sum of (i) the “hard costs” associated with the construction of the Unit, (ii) the “soft costs” associated with the construction of the Unit, including property taxes, appraisal costs, architects and engineers fees, entitlement costs, project supervision costs and review and inspection fees, (iii) Up Front Costs, specifically approved by Bank, in its sole discretion, and (iv) an amount approved by Bank representing the allocated financing costs with respect to such Unit. In the case of Model Units, the Unit Construction Cost shall also include upgrades associated with the use of such Unit as a Model Unit.

“Unit Construction Threshold” means, with respect to a Unit, a Unit Completion Percentage of at least 5%.

“Unit Cost” for a particular Unit means the sum of (i) the Unit Lot Cost for the Unit and (ii) the Unit Construction Cost for the Unit.

“Unit Eligibility Date” means, with respect to each Unit, the date on which that Unit is first included in Eligible Collateral as a Unit pursuant to this Agreement, as reflected on the Borrowing Base Report, and regardless of whether periods exist during which such Unit is not included as Eligible Collateral.

“Unit Lot Cost” means, with respect to each Unit included in Eligible Collateral, the cost of the Lot as determined by Bank in connection with the approval of each Approved Subdivision, based upon one or more of the following: (i) the Total Lot Cost of the Lots in such Approved Subdivision divided by the number of such Lots; or (ii) the book value of such Lots as determined in accordance with GAAP or based on the applicable Appraised Value if Bank determines such valuation is reasonable and the Lot is not subject to any other Liens and Encumbrances securing Indebtedness of Borrower (whether junior or senior in priority to the applicable Deed of Trust).

“Unit Plans and Specifications” means plans and specifications for construction of a particular type of Unit that have been prepared by an architect, together with any amendments or modifications to those plans and specifications.

“Unmatured Event of Default” means any condition or event that with notice, passage of time, or both, would be an Event of Default.

“Unused Commitment Fee” means as defined in Section 2.8(b).

“Up Front Costs” includes only those fees and costs specifically identified and approved by Bank, in Bank’s sole discretion. Such fees and costs, may but shall not necessarily include, without limitation, building permit fees, tap fees and fees of Governmental Authorities which are required to be paid prior to the start of the construction of the Unit.

“WLH-Delaware” shall mean William Lyon Homes, a Delaware corporation.

ARTICLE 2

LOAN FACILITY

2.1 Loan Facility.

(a) Loans. Subject to the terms and conditions of the Agreement and from time to time prior to the Maturity Date, the Bank agrees to make Advances of the Loan to Borrower and to issue Facility LCs for the account of Borrower.

(b) Revolving Nature of Loan. Subject to the limitations described in this Agreement, the Loan shall constitute a revolving line of credit and advances repaid may be reborrowed on a revolving basis through the Maturity Date. Although the outstanding principal of the Loan may be zero from time to time, the Loan Documents will remain in full force and effect until all obligations of Bank pursuant to this Agreement and the other Loan Documents expire and all Obligations are paid and performed in full. Upon the occurrence of an Event of Default or an Unmatured Event of Default, Bank may suspend or terminate the obligation of Bank to make Advances.

(c) Extension of Maturity Date. Borrower may request extensions of the Revolving Credit Termination Date and the Maturity Date by making such request in writing not more than ninety (90) and not less than sixty (60) days prior to each Facility Anniversary Date, commencing with the second Facility Anniversary Date. Bank has no obligation to extend the Revolving Credit Termination Date or the Maturity Date, and neither the Revolving Credit Termination Date nor the Maturity Date shall be extended unless Bank has agreed to do so in writing in its sole and absolute discretion and subject to the satisfaction of such underwriting requirements and other conditions as Bank may require in its sole and absolute discretion. If Borrower’s request for extension is approved, then the extension of the Revolving Credit Termination Date and the Maturity Date shall each be for a period of one (1) year. In addition to such other conditions precedent as Bank may require, any such extension shall be subject to the satisfaction of the following conditions precedent:

(i) Upon the request for any such extension and upon the effectiveness of such extension, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(ii) Upon the request for any such extension and upon the effectiveness of such extension, all representations and warranties shall be true and correct in all material respects.

(iii) Upon the request for any such extension and upon the effectiveness of such extension, no Material Adverse Change shall have occurred.

(iv) Upon the effectiveness of such extension, Borrower shall have paid all fees, expenses, and costs (including, without limitation, attorneys’ fees and costs) in connection with such extension.

(v) Bank shall have received, at Borrower’s sole cost and expense, such endorsements and updates to all policies of title insurance in connection with the Deeds of Trust.

(vi) Bank shall have received and approved, in Bank’s sole and absolute discretion, such Appraisals of the Approved Subdivision, Lots and Units as Bank may require.

(d) Increase in Commitment Amount. Subject to the limitations set forth in this Section, during the period beginning on the Closing Date and ending on the Revolving Credit Termination Date, Borrower may from time to time request in writing that the Commitment Amount be increased to an amount that is not greater than One Hundred Million Dollars ($100,000,000). Any request under this Section shall be submitted by Borrower to Bank, shall specify the proposed effective date and amount of such increase, and shall be accompanied by a certificate signed by Borrower stating that no Event of Default or Unmatured Event of Default exists as of the date of the request or will result from the requested increase. Any such increase shall be in an integral multiple of Ten Million Dollars ($10,000,000). Any such increase shall be accomplished in conjunction with the assignment to an Assignee acceptable to Bank and Borrower (provided no Event of Default has occurred and is continuing) pursuant to Section 10.5 of a portion of the Commitment Amount in an amount equal to the amount of any such increase. Each such increase shall be effective, if at all, prior to the Revolving Credit Termination Date. Any request by Borrower to increase the Commitment Amount may be granted or denied in Bank’s sole and absolute discretion, and may be conditioned on, among other things, the following:

(i) Execution of such modification documents as Bank may require, including, without limitation, one or more amended and restated Notes in an aggregate maximum principal amount equal to the Commitment Amount, as increased, amendments to each of the Deeds of Trust, and a reaffirmation executed by Guarantor as to its obligations under the Guaranty;

(ii) Execution of such documents as may be required to effectuate an assignment of a portion of the Commitment Amount to an Assignee in accordance with Section 10.5;

(iii) Delivery to Bank of such reaffirmations of any subordination agreement delivered to Bank in connection with the approval of any Approved Subdivision;

(iv) Delivery to Bank of such endorsements to the Title Policies as Bank may require;

(v) Payment to Bank of the facility fee pursuant to Section 2.8(a) hereof with respect to the increase in the Commitment Amount; and

(vi) Payment of all fees and expenses of Bank related to the increase in the Commitment Amount, including, without limitation, any title and recording fees and expenses, and the reasonable fees and expenses of Bank’s counsel.

2.2 Lending Installations. Bank may book its Advances at any Lending Installation selected by Bank and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Advances made by Bank hereunder, and any Note issued to Bank hereunder shall be deemed held by Bank for the benefit of any such Lending Installation. The initial Lending Installation of Bank shall be the Lending Installation at the address for notices listed on the signature pages hereof or the Lending Installation listed as such on a schedule attached hereto. Bank may, by written notice to Borrower, designate replacement or additional Lending Installations through which Advances will be made by it and for whose account payments are to be made, provided that such designation shall not affect the obligation of Bank to make Advances pursuant to this Agreement.

2.3 Interest on Advances; Payments.

(a) Rate of Interest. Each Advance will bear interest from the date of the Advance at a per annum Interest Rate which is either the LIBOR Rate or the Floating Rate, as elected by Borrower in accordance with Section 2.4.

(b) Floating Rate Advance. The Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date each portion of such Advance is made or is converted (whether automatically or by the election of Borrower) from a LIBOR Advance pursuant to Section 2.4 to and including the date that each portion of such Advance it is paid or converted into a LIBOR Advance pursuant to Section 2.4, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on the Floating Rate Advance will take effect simultaneously with each change in the Prime Rate.

(c) LIBOR Advances. Each LIBOR Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the first day of the Interest Period applicable thereto to and including the last day of such Interest Period, at the rate determined by Bank as applicable to such LIBOR Advance based on Borrower’s selections under Section 2.4 and otherwise in accordance with the terms hereof.

(d) Default Interest Rate. Principal, interest and Other Amounts not paid when due and any judgment therefor will bear interest from the due date or the judgment date, as applicable, until paid at the Default Interest Rate and such interest will be immediately due and payable. In addition, from and after the occurrence and during the continuance of an Event of Default, at the option of Bank, all principal, interest and Other Amounts with respect to the Loan and all Obligations shall bear interest at the Default Interest Rate, and such interest will be immediately due and payable upon demand. The application of the Default Interest Rate shall not be interpreted or deemed to extend any cure period set forth in this Agreement or otherwise to limit any of Bank’s remedies under this Agreement or any of the other Loan Documents.

(e) Payments. Interest through the last day of each Calendar Month shall be due and payable on the next following Interest Payment Date. All principal, interest and Other Amounts shall be immediately due and payable on the Maturity Date or, in the case of certain amounts, such later date as may be specified in the definition of Maturity Date.

(f) Computation of Interest. Borrower agrees to pay an effective rate of interest that is the sum of (i) the Interest Rate provided in this Agreement and (ii) any additional rate of interest resulting from any other charges or fees paid or to be paid in connection herewith that are determined to be interest or in the nature of interest. Interest shall be computed for the actual number of days elapsed on the basis of a 360-day year. If any payment of interest would otherwise be due on a day which is not a Business Day, the payment instead shall be due on the next succeeding Business Day and such extension of time shall be included in computing the interest due in respect of such payment.

(g) Making Payments. Borrower will make each payment hereunder and under the Note, whether on account of principal, interest, fees or otherwise, without setoff or counterclaim, not later than 11:00 a.m. (Phoenix time at Bank’s main office in Phoenix, Arizona unless otherwise directed in writing) on the day when due. Payments received after the required time on a Business Day will be deemed to have been received on the next succeeding Business Day and will bear interest accordingly.

(h) Application of Payments; Allocation of Other Amounts. At the option of Bank, payments of the Loan received by Bank pursuant to Section 2.10, and each Remargining Payment will be applied to interest, principal, and Other Amounts in such order as Bank determines; provided, however, that prior to the occurrence of an Event of Default, amounts paid to Bank pursuant to Section 2.7 will be applied by Bank to the principal amount of outstanding Advances prior to application to interest and Other Amounts. Amounts paid to Bank that are not described in the immediately preceding sentence will be applied to the Loan in such order as Bank may determine from time to time in Bank’s sole and absolute discretion. To the extent that the outstanding balance of the Loan is reduced to zero and Bank continues to be obligated to make additional Advances, Net Sales Proceeds and Other Amounts required pursuant to Section 2.10 for the release of Lots and Units shall continue to be payable, and such amounts shall be released to Borrower upon request.

(i) Business Days. Whenever any payment hereunder or with respect to the Loan is due on a day other than a Business Day, such payment will be made on the next succeeding Business Day, and such extension of time will in such case be included in the computation of interest or fees, as the case may be.

(j) Late Charges. If any payment of interest or principal is not received by Bank when such payment is due, then in addition to the remedies conferred upon Bank pursuant to this Agreement and the other Loan Documents, a late charge of 5% of the amount of the regularly scheduled payment or $25.00, whichever is greater, up to the maximum amount of

$1,500.00 per late charge, will be added to the delinquent amount to compensate Bank for the expense of handling the delinquency for any payment past due in excess of ten (10) days, regardless of any notice and cure periods.

(k) Prepayment of Principal; Reimbursement. Borrower shall have the right to prepay the Loan, in whole or in part, at any time. With respect to any portion of the Floating Rate Advance, each prepayment (whether voluntary or mandatory) shall be without premium or penalty. In the event of any full or partial prepayment (whether voluntary or mandatory) of a LIBOR Advance that is made on a day other than on the last day of the Interest Period for such LIBOR Advance (whether made voluntarily or involuntarily as a result of an acceleration or otherwise), Borrower shall also: (i) pay all accrued and unpaid interest on the principal so prepaid; (ii) pay an administrative fee of $250 which shall be paid to Bank; and (iii) on demand, reimburse Bank and hold Bank harmless from all losses and expenses actually incurred by Bank as a result of such prepayment, including any losses and expenses actually arising from the liquidation or reemployment of deposits acquired to fund or maintain the principal amount prepaid. Bank’s determination of the amount of its applicable reimbursement shall be conclusive in the absence of manifest error.

(l) Usury. All agreements herein are expressly limited so that in no contingency or event whatsoever, whether by reason of the disbursement of Loan proceeds, the acceleration of the maturity of the unpaid principal balance of the Loan, or otherwise, shall the amount paid or agreed to be paid to Bank for the use, forbearance or detention of the money to be advanced under the Loan exceed the highest lawful rate permissible under applicable usury laws. If, from any circumstances whatsoever, the fulfillment of any provision of this Agreement or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable to the Loan, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if, from any circumstance, Bank shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Loan and not to the payment of interest.

2.4 Interest Rate Selection and Continuation.

(a) Method of Selecting Types and Interest Periods for Advances. Each request for an Advance shall, in addition to complying with the other requirements of this Agreement: (i) specify the date (which shall be a Business Day) and the amount of the requested Advance; (ii) specify whether the Advance shall be a part of the Floating Rate Advance or a LIBOR Advance; (iii) in the case of a LIBOR Advance, (A) specify the Interest Period, (B) be in a minimum amount of $500,000, and (C) be delivered to Bank not later than 10:00 a.m. (Phoenix, Arizona time) three (3) Business Days prior to the date of the requested Advance; and (iv) in the case of a Floating Rate Advance, be delivered to Bank at least one (1) Business Day prior to the date of the requested Advance. The number of LIBOR Advances selected under this Section 2.4(a) and under Section 2.4(b) may not exceed four (4) different LIBOR Advances at any one time. Any Advance not complying with the foregoing requirements for a LIBOR Advance, or any other amounts outstanding under the Loan Documents that do not constitute LIBOR Advances, shall be a part of the Floating Rate Advance.

(b) Conversion and Continuation of Outstanding Advances. All Loan proceeds comprising a part of the Floating Rate Advance shall continue as part of the Floating Rate Advance unless such proceeds are converted into a LIBOR Advance pursuant to this Section 2.4(b) or are repaid. Each LIBOR Advance shall continue as a LIBOR Advance until the end of the then applicable Interest Period therefor, at which time such LIBOR Advance shall be automatically converted into the Floating Rate Advance unless (i) such LIBOR Advance is or was repaid or (ii) Borrower shall have given Bank a Conversion/Continuation Notice as described in Section 2.4(c) requesting that, at the end of such Interest Period, such LIBOR Advance continue as a LIBOR Advance for the same or another Interest Period. Subject to the terms of Section 2.4(a) above with regard to the minimum amount of each LIBOR Advance and the maximum number of LIBOR Advances that may be outstanding at any time, Borrower may elect from time to time to convert all or any part of the Floating Rate Advance into one or more LIBOR Advances.

(c) Conversion/Continuation Notice. Borrower shall give Bank irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of all or any part of the Floating Rate Advance into a LIBOR Advance, and of each continuation of a LIBOR Advance, not later than 10:00 a.m. (Phoenix, Arizona time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying (i) the requested date, which shall be a Business Day, of such conversion or continuation, (ii) the aggregate amount and type of the Advance which is to be converted or continued (which shall be in a minimum amount of $500,000), and (iii) the duration of the Interest Period applicable thereto. Each such Conversion/Continuation Notice shall be in written form acceptable to Bank executed by any Person or Persons that Bank in good faith believes to be acting on behalf of Borrower.

(d) Maintenance of Funds. Notwithstanding any provision of the Loan Documents to the contrary, Bank shall be entitled to fund and maintain its funding of all or any part of any Advance in any manner it sees fit, provided, however, that for the purposes of this Agreement, all determinations hereunder will be made as if Bank had actually funded and maintained each LIBOR Advance during the Interest Period therefor through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an Interest Rate equal to the LIBOR Rate for such Interest Period.

2.5 Method for Advances. Advances may be made by Bank at the written request of the Person or Persons designated by Borrower from time to time on Bank’s form of signature authorization; provided, however, that Bank shall have acknowledged receipt of any changes in the Person or Persons designated by Borrower, and such Person or Persons designated by Borrower will have executed a new signature authorization form. Subject to Section 2.4 and the other terms and conditions of this Agreement (including those hereinafter set forth), such Person or Persons are hereby authorized by Borrower to request Advances (subject to the limitations in this Agreement) not more frequently than one (1) time per day, and to direct the disposition of the proceeds of Advances until written notice of the revocation of such authority is received from Borrower by Bank and Bank has had a reasonable time to act upon such notice. Bank has no duty to monitor for Borrower or Guarantor, or to report to any such Person, the use of proceeds of Advances. Subject to the satisfaction of all applicable terms and conditions, (i) with respect to each Draw Request submitted on or before 11:00 a.m. on any Business Day, Bank will make the requested advance on or before Noon on the next Business Day and (ii) with respect to a Draw

Request received by Bank after 11:00 a.m. on any Business Day, Bank will make the requested advance on or before Noon on the second (2nd) Business Day thereafter. Notwithstanding the foregoing, at the sole option of Bank, advances may be paid in the joint names of Borrower and the contractor, engineer, subcontractor(s), or supplier(s) in payment of sums due under any applicable construction or similar contract to which Borrower is a party. At its sole option, Bank may directly pay the contractor, engineer, and any subcontractors or other parties the sums due under such construction or similar contract to which Borrower is a party. Borrower appoints Bank as its attorney-in-fact to make such payments. This power shall be deemed to be coupled with an interest, shall be irrevocable, and shall survive an Event of Default under this Agreement.

2.6 Yield Protection; Capital Adequacy; Taxes.

(a) Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) subjects Bank or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to Bank in respect of its LIBOR Advances or Facility LCs, or (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank or any applicable Lending Installation (other than reserves and assessments taken into account in determining the Interest Rate applicable to LIBOR Advances), or (iii) imposes any other condition the result of which is to increase the cost to Bank or any applicable Lending Installation of making, funding or maintaining its LIBOR Advances or of issuing Facility LCs, or reduces any amount receivable by Bank or any applicable Lending Installation in connection with its LIBOR Advances or Facility LCs, or requires Bank or any applicable Lending Installation to make any payment calculated by reference to the amount of LIBOR Advances or Facility LCs held or interest received by it, by an amount deemed material by Bank, and the result of any of the foregoing is to increase the cost to Bank or applicable Lending Installation of making or maintaining its LIBOR Advances or Commitment Amount or of issuing Facility LCs or to reduce the return received by Bank or applicable Lending Installation in connection with such LIBOR Advances, Commitment Amount or Facility LC, and if the resulting costs are also being charged to other similarly situated borrowers, then, within fifteen (15) days after demand by Bank, Borrower shall pay Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction in amount received. Bank’s determination of any amounts payable to it under this Section shall be conclusive in the absence of manifest error.

(b) Changes in Capital Adequacy Regulations. If Bank determines the amount of capital required or expected to be maintained by Bank, any Lending Installation of Bank or any corporation controlling Bank is increased as a result of a Change, then, within fifteen (15) days after demand by Bank, Borrower shall pay Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which

Bank determines is attributable to this Agreement, the Loan, its Commitment Amount hereunder or issuing any Facility LCs (after taking into account Bank’s policies as to capital adequacy); provided, however, that such amounts shall be consistent with amounts that Bank is generally charging other borrowers similarly situated to Borrower and shall not be duplicative with amounts charged pursuant to Section 2.6(a). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by Bank or any Lending Installation or any corporation controlling Bank. “Risk-Based Capital Guidelines” means (A) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (B) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement. Bank’s determination of any amounts payable to it under this Section shall be conclusive in the absence of manifest error.

(c) Availability of Types of Advances. If Bank determines that maintenance of its LIBOR Advances at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if Bank determines that (i) deposits of a type and maturity appropriate to match fund LIBOR Advances are not available or (ii) the Interest Rate applicable to LIBOR Advances does not accurately reflect the cost of making or maintaining LIBOR Advances, then Bank shall suspend the availability of LIBOR Advances and require any affected LIBOR Advances to be repaid or converted to be a part of the Floating Rate Advance, subject to the payment of any amounts required by Section 2.3(k).

(d) Taxes.

(i) All payments by Borrower to or for the account of Bank hereunder or under any Note or other Loan Document shall be made free and clear of and without deduction for any and all Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum so payable to Bank, (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6(d)) Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions, (C) Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law, and (D) Borrower shall furnish to Bank the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(ii) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any fees, assessments or any other excise or property taxes, charges or similar levies which (A) arise from, are measured by or are based in whole or in part upon this Agreement, any of the Loan Documents, the Obligations or any payment made hereunder or thereunder, or (B) arise from the execution or delivery of, or otherwise with respect to, this Agreement, any Facility LC or any other Loan Document (“Other Taxes”).

(iii) Borrower agrees to indemnify Bank for (A) the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 2.6(d)) paid by Bank and (B) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date Bank makes demand therefor.

2.7 Payment of Net Sales Proceeds and Other Amounts. Within one (1) Business Day following the closing of a sale of a Unit or the closing of any other transaction in which Borrower is required to pay a release price to Bank pursuant to Section 2.10, Borrower will pay or cause to be paid to Bank, for application pursuant to Section 2.3(h), the amount required pursuant to Section 2.10. If any Net Sales Proceeds or Other Amounts payable to Bank pursuant to Section 2.10 are held by any Title Company, escrow agent, or any other Person, Borrower will direct such Title Company, escrow agent and other Persons to pay all such amounts directly to Bank, and to take all other action required by Bank to cause such amounts to be paid to Bank. If Borrower collects or receives any such amounts, Borrower will forthwith, upon receipt, transmit and deliver to Bank, in the form received, all cash, checks, drafts, chattel paper, and other instruments or writings for the payment of money (endorsed without recourse, where required, so that such items may be collected by Bank). Any such items which may be so received by Borrower will not be commingled with any other of Borrower’s funds or property, but will be held separate and apart from Borrower’s own funds or property and upon express trust for Bank until delivery is made to Bank.

2.8 Fees; Reduction of Commitment Amount.

(a) Facility Fee. A facility fee at the rate of 0.50% per annum of the full Commitment Amount shall be due and payable in advance on the Closing Date and on each Facility Anniversary Date.

(b) Unused Fee. Borrower agrees to pay to Bank an unused commitment fee (the “Unused Commitment Fee”) at a per annum rate equal to one-tenth of one percent (0.10%) on the average daily unused Commitment Amount from the Closing Date to and including the Revolving Credit Termination Date, payable semi-annually in arrears commencing on December 1, 2004 and on the first day of each June and December thereafter. Notwithstanding the foregoing, Borrower shall not be obligated to pay the Unused Commitment Fee unless the average Outstanding Loan Borrowings is less than forty percent (40%) of the Commitment Amount.

(c) Inspection Fees. Borrower agrees to pay such inspection fees with respect to each Approved Subdivision (including, without limitation, periodic inspections at Bank’s discretion) as may be required by Bank in connection with Bank’s approval of such Approved Subdivision.

(d) Costs and Expenses.

(i) Costs and Expenses - Generally. Borrower agrees to pay on demand all reasonable costs, expenses, and fees of Bank arising in connection with this Agreement and the Loan (including, without limitation, reasonable fees and expenses for outside attorneys, consultants, inspectors and other professional advisers, paralegals, document clerks and specialists, and costs and expenses of market studies, absorption studies, appraisals, appraisal review, title review, title insurance, surveys, environmental assessments, environmental testing, environmental cleanup, other inspection, processing, title, filing, and recording costs, expenses, and fees and Protective Advances):

(A) In the negotiation, execution, delivery, administration and modification of this Agreement and the other Loan Documents;

(B) In inspecting the Eligible Collateral; and

(C) Otherwise in relation to this Agreement, the other Loan Documents and the Loan.

(ii) Costs and Expenses - After Default. In addition, after the occurrence and during the continuation of an Event of Default or an Unmatured Event of Default, Borrower agrees to pay on demand, all costs, expenses, and fees of Bank arising in connection with this Agreement and the Loan (including, without limitation, fees and expenses for attorneys, consultants, inspectors and other professional advisors, paralegals, documents clerks and specialists, and costs and expenses of market studies, absorption studies, appraisals, appraisal review, title review, title insurance, surveys, environmental assessments, environmental testing, environmental clean-up, other inspection, processing, title, filing and recording costs, expenses, and fees and Protective Advances):

(A) In enforcement of this Agreement and the other Loan Documents and exercise of the rights and remedies of Bank;

(B) In defense of the legality, validity, binding nature, and enforceability of this Agreement and the other Loan Documents and the perfection and priority of the Liens and Encumbrances granted in the other Loan Documents;

(C) In gaining possession of, holding, repairing, maintaining, preserving, and protecting any Collateral;

(D) In selling or otherwise disposing of the Collateral;

(E) Otherwise in relation to this Agreement, the Loan Documents, such Collateral, or the rights and remedies of Bank under this Agreement, the Loan Documents or relating to such Collateral; and

(F) In preparing for the foregoing, whether or not any legal proceeding is brought or other action is taken.

Such costs, expenses, and fees will include, without limitation, all such costs, expenses, and fees incurred in connection with any court proceedings (whether at the trial or appellate level).

(iii) Failure to Pay. If any costs, expenses and fees or any other costs, expenses and fees from time to time due under the Loan Documents are not paid upon demand by Bank, Borrower agrees to pay interest on such costs, expenses, and fees at the Interest Rate from the date incurred until five (5) days after such demand and at the Default Rate thereafter until such amounts are paid in full. In addition, if such costs, expenses and fees are not paid within such five (5) day period, Bank may, in its sole and absolute discretion, cause Advances to be made to pay such costs, expenses and fees, whether or not such Advance has been requested and whether or not the conditions precedent to an Advance have been satisfied.

(e) Reductions in Commitment Amount. Borrower may permanently reduce the Commitment Amount in whole, or in part in integral multiples of $10,000,000, upon at least three (3) Business Days’ written notice to Bank, which notice shall specify the amount of any such reduction, provided, however, that the Commitment Amount may not be reduced below the Outstanding Loan Borrowings Exposure. All accrued Unused Commitment Fees, Facility Fees, LC Fees and other fees hereunder shall be payable on the effective date of any termination of the obligations of Bank to make Loan hereunder.

2.9 Security. Payment of the Loan, all indebtedness and liabilities of Borrower to Bank and the performance of all Obligations, whether due or to become due, shall be secured by the Deed of Trust, and such other assignments and security interests as may be required or granted pursuant to the terms of the Loan Documents.

2.10 Releases of Collateral.

(a) Releases of Units and Lots. Borrower may request releases of Lots and Units from the lien and encumbrance of a Deed of Trust from time to time; provided, however, Bank has no obligation to release any Lot or Unit unless each of the following conditions precedent is satisfied:

(i) Generally. With respect to all releases:

(A) Notification to Bank. Borrower or the closing agent handling the sale shall have notified Bank in writing of the requested release;

(B) Remargining Payments Required. Borrower shall have made all payments required to be made pursuant to Section 2.11 after giving effect to such Release;

(C) No Default. Except in the case of releases of Units under Section 2.10(a)(ii), no Event of Default and no Unmatured Event of Default shall have occurred and be continuing;

(D) Endorsements. Borrower shall provide Bank with such endorsements to the Title Policy as Bank may reasonably request in connection with each release; and

(E) Escrow Arrangements. Each release shall be made by Bank by delivery of the release documents to a title company or other escrow agent satisfactory to Bank on such conditions as shall assure Bank that all conditions precedent to such release have been satisfied and that the applicable transaction will be completed.

(ii) Releases of Units. In addition to the requirements of Section 2.10(a)(i), Unit releases shall satisfy the following:

(A) Releases in the Ordinary Course of Business. With respect to any release of Units, the requested release shall be for the purpose of sale in the ordinary course of Borrower’s business pursuant to a Purchase Contract;

(B) Payment of Release Price. Borrower shall have paid to Bank the Net Sales Proceeds, which amount should not be less than the Maximum Allowed Advance; and

(C) Restrictions on Release of Model Units. Any release of a Model Unit is subject to Section 6.3(i).

(iii) Releases of Lots. In addition to the requirements of Section 2.10(a)(i), Lot releases shall satisfy the following:

(A) Payment of Release Price. In connection with a release of Lots, Borrower will have paid to Bank, a release price equal to the aggregate Collateral Value for the Lots to be released.

(B) Election to Require Other Releases. Bank, in its sole and absolute discretion, may require that at the time of the release of any Lot, Borrower also release all other Lots in the affected Approved Subdivision and pay all amounts outstanding with respect to the Loan, and agree to terminate the commitment to make Advances with respect to such Approved Subdivision.

(iv) Releases for Dedications and Similar Purposes. Upon written request of Borrower and so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, Borrower shall be entitled to have released from the Collateral such portions of the Collateral as Borrower (A) is required to convey to a Governmental Authority or a bona fide public utility in connection with the development of an Approved Subdivision (such as roads, drainage easements, and utility easements) and for which Borrower receives no monetary compensation; or (B) proposes to convey to a homeowners’ association or similar Person in connection with the development of an Approved Subdivision (such as common areas) and for which Borrower receives no monetary compensation. Releases that satisfy the requirements of this Section do not require the payment of any release price.

(b) Adjustment to Borrowing Base. Any Collateral released shall no longer be Eligible Collateral and the Collateral Value of Eligible Collateral shall be immediately and automatically adjusted to reflect such release. Even though an item of Collateral is not included as Eligible Collateral, except as provided in Section 2.10(a)(iv), all conditions precedent to release will continue to apply (including payment of any required sale proceeds and release prices). Collateral not eligible to be released pursuant to Section 2.10(a) will be released only in the sole and absolute discretion of Bank and only upon such terms and conditions and for payment of a release price as is determined from time to time by Bank in its sole and absolute discretion.

2.11 Remargining; Principal Payments.

(a) Maximum Outstanding. Anything in the Loan Documents to the contrary notwithstanding, the total Outstanding Loan Borrowings shall not at any time exceed the Available Loan Commitment.

(b) No Credit Extension. Borrower shall not be entitled to any Extension if the effect thereof would be to cause the test in Section 2.11(a) to be violated.

(c) Payments. If for any reason at any time the Outstanding Loan Borrowings exceed the Available Loan Commitment (including, without limitation, by reason of Commitment Amount reductions, changes in Appraised Values, exclusion of Eligible Collateral, adjustments to the Borrowing Base or Collateral Value, or otherwise), Borrower shall be obligated to make a payment equal to the amount of such excess (a “Remargining Payment”). In addition, if the LC Obligations exceed the Facility LC Limit at any time, then within one (1) Business Day Borrower shall make a deposit to the Facility LC Collateral Account in the amount of such excess. Each payment pursuant to this Section 2.11 will be due no later than 11:00 a.m. (Phoenix time) on the second (2nd) Business Day after the day upon which Bank notifies Borrower (which notice may be given telephonically to the chief financial officer, corporate controller, or treasurer of Borrower, by facsimile or in writing) that such payment is required.

(d) Payments During Term Out. From and after the Revolving Credit Termination Date, the Borrower shall make the following principal payments:

(i) On the last day of the third Calendar Month after the Revolving Credit Termination Date, on the last day of each third Calendar Month thereafter, and on the Maturity Date, the Borrower will make a principal payment, as necessary to reduce the Outstanding Loan Borrowings to an amount no greater than the Commitment Amount. For the purposes of this Section 2.11(d), on the last day of the third Calendar Month after the Revolving Credit Termination Date, and on the last day of each third Calendar Month thereafter, and on the Maturity Date, the Commitment Amount shall be reduced by an amount equal to one-quarter of the amount of the Commitment Amount on the Revolving Credit Termination Date; and

(ii) To the extent that the Outstanding Loan Borrowings exceed the Available Commitment at any time, then within one (1) Business Day the Borrower shall make a principal payment in the amount of the excess, such payment to be applied to the payments due pursuant to Section 2.11(d)(i) in the inverse chronological order of the maturity of such payments.

2.12 Facility LCs.

(a) Issuance. Bank hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Revolving Credit Termination Date upon the request of Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed the Facility LC Sublimit and (ii) the Outstanding Loan Borrowings

shall not exceed the Available Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the tenth Business Day prior to the Maturity Date and (y) one (1) year after its issuance; provided that any Facility LC may provide for renewal for additional one (1) year periods so long as in no event shall the expiry extend beyond the date specified in clause (x) of this Section. Each Facility LC shall be issued in connection with obligations incurred by Borrower in the ordinary course of the Borrower’s business with respect to the acquisition and development of the Subdivisions.

(b) Notice. Subject to Section 2.12(a), Borrower shall give Bank notice prior to 10:00 a.m. (Phoenix, Arizona time) at least five (5) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article 4, be subject to the conditions precedent that such Facility LC shall be satisfactory to Bank and that Borrower shall have (i) specified in writing to Bank the nature and purpose of the proposed Facility LC and (ii) executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as Bank shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

(c) LC Fees. Borrower shall pay to Bank, with respect to each standby Facility LC, a letter of credit fee at a per annum rate of two percent (2%) on the average daily undrawn stated amount under such standby Facility LC, such fee to be payable in arrears on the first day of each January, April, July and October (each such fee described in this sentence an “LC Fee”). Borrower shall (x) in the event the Commitment Amount is increased pursuant to Section 2.1(d), pay to Bank, for its own account at the time of issuance of each Facility LC, a fronting fee in an amount to be agreed upon between Bank and Borrower, and (y) pay to Bank documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with Bank’s standard schedule for such charges as in effect from time to time.

(d) Administration. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, Bank shall notify Borrower as to the amount to be paid by Bank as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of Bank to Borrower shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.

(e) Reimbursement by Borrower. Borrower shall be irrevocably and unconditionally obligated to reimburse Bank on or before the applicable LC Payment Date for any amounts to be paid by Bank upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that Borrower shall not be precluded from asserting any claim for direct (but not consequential) damages suffered by Borrower to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of Bank in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) Bank’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by Bank and remaining unpaid by Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date or (y) the sum of 3% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date.

(f) Obligations Absolute. Borrower’s obligations under this Section 2.12 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Borrower may have or have had against Bank or any beneficiary of a Facility LC. Borrower further agrees with Bank that Bank shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. Borrower agrees that any action taken or omitted by under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon Borrower and shall not put Bank under any liability to Borrower. Nothing in this Section 2.12(f) is intended to limit the right of Borrower to make a claim against for damages as contemplated by the proviso to the first sentence of Section 2.12(e).

(g) Actions of Bank. Bank shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Bank.

(h) Indemnification. Borrower hereby agrees to indemnify and hold harmless Bank, and its directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which Bank may incur (or which may be claimed against Bank by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which Bank may incur by reason of or on account of Bank issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to Bank, evidencing the appointment of such successor Beneficiary; provided that Borrower shall not be required to indemnify Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of Bank in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) Bank’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.12(h) (i) is intended to limit the obligations of Borrower under any other provision of this Agreement or (ii) is intended to limit the rights of Borrower to make claims as described in the proviso in the first sentence of Section 2.12(e).

(i) Facility LC Collateral Account. Borrower agrees that it will, upon the request of Bank after the breach of Borrower’s obligations under this Section 2.12, after the expiration of all applicable notice and cure periods, the occurrence of an Event of Default or if otherwise required by this Agreement and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to Bank in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to Bank (the “Facility LC Collateral Account”) at Bank’s office at the address specified in Exhibit B, in the name of Borrower but under the sole dominion and control of Bank, and in which Borrower shall have no interest. Borrower hereby pledges, assigns and grants to Bank a security interest in all of Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. Bank will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding thirty (30) days. Nothing in this Section 2.12(i) shall either obligate Bank to require Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of Bank to release any funds held in the Facility LC Collateral Account.

ARTICLE 3

BORROWING BASE

3.1 Determination of Eligible Collateral/Borrowing Base. Eligible Collateral in the Borrowing Base will be determined by Bank from time to time as set forth in this Article 3. The Borrowing Base will consist of the Collateral Values of the Eligible Collateral in the Borrowing Base as determined from time to time in accordance with this Agreement and subject to the limitations set forth in this Article 3.

3.2 A&D Lot Term Limits.

(a) General Term Limitations.

(i) Each SFR A&D Lot may be included as such in the Borrowing Base for a period of not more than twenty-four (24) Calendar Months or thirty-six (36) Calendar Months, as determined by Bank, after the applicable Lot Eligibility Date. In addition, in order to continue to be included in the Borrowing Base, each A&D Lot must become an A&D Completed Lot as and when required pursuant to Section 3.11.

(ii) Each MFR A&D Lot may be included as such in the Borrowing Base for a period of not more than twenty-four (24) Calendar Months after the applicable Lot

Eligibility Date. In addition, in order to continue to be included in the Borrowing Base, each MFR A&D Lot must become an A&D Completed Lot as and when required pursuant to Section 3.11.

(iii) Each High Density A&D Lot may be included as such in the Borrowing Base for a period of not more than twenty-four (24) Calendar Months after the applicable Lot Eligibility Date. In addition, in order to continue to be included in the Borrowing Base, each High Density A&D Lot must become an A&D Completed Lot as and when required pursuant to Section 3.11.

(b) Lot Ineligibility. A&D Lots that have been included as Eligible Collateral for the maximum term determined in accordance with the provisions of this Section 3.2 or that are otherwise not eligible to be Eligible Collateral pursuant to any provision of this Agreement will no longer be Eligible Collateral upon expiration of such term or upon such A&D Lots becoming ineligible, as the case may be. However, a A&D Lot that is no longer Eligible Collateral because of expiration of the term during which such A&D Lot was entitled to be Eligible Collateral or because of its becoming ineligible pursuant to any provision of this Agreement will nevertheless remain part of the Collateral until released as permitted by this Agreement.

3.3 Limitation on Lot Availability.

(a) Lot Sub-Limit.

(i) Limitation on Lot Availability in Approved Subdivisions. The aggregate Lot Collateral Value of all Lots (other than Lots that have been reclassified as Units) in all Approved Subdivisions included as Eligible Collateral in the Borrowing Base may not exceed (i) during the period commencing on the Closing Date and ending on the first Facility Anniversary Date, an amount equal to fifty-five percent (55%) of the Commitment Amount, and (ii) after the first Facility Anniversary Date, an amount equal to fifty percent (50%) of the Commitment Amount (the “Lot Sub-Limit”).

(ii) Reductions in Number of Lots Permitted in Borrowing Base. The maximum number of Lots in Approved Subdivisions that may be included in Eligible Collateral as Lots will be automatically reduced to an amount equal the Lot Sub-Limit. In the event a Lot is not included in Eligible Collateral based on the limits in this Section 3.3(a), the last Lot to be added will be the first Lot excluded as Eligible Collateral.

(iii) Mandatory Lot Commitment Reductions. In addition to the Lot Sub-Limit set forth in this Section 3.3(a), Borrower shall not be allowed to include as Eligible Collateral Lots that would cause the Lot Commitment to exceed any schedule for commitment reductions as well as advance rate reduction set forth in any future subdivision approvals.

(b) Attached A&D Lot Sub-Limit.

(i) Limitation on Attached A&D Lot Availability in Approved Subdivisions. The aggregate Lot Collateral Value of all Attached A&D Lots (other than Attached A&D Lots that have been reclassified as Units) in all Approved Subdivisions included as Eligible Collateral in the Borrowing Base may not exceed an amount equal to twenty percent (20%) of the Commitment Amount (the “Attached A&D Lot Sub-Limit”).

(ii) Reductions in Number of Lots Permitted in Borrowing Base. The maximum number of Attached A&D Lots in Approved Subdivisions that may be included in Eligible Collateral as Lots will be automatically reduced to an amount equal the Attached A&D Lot Sub-Limit. In the event an Attached A&D Lot is not included in Eligible Collateral based on the limits in this Section 3.3(b), the last Attached A&D Lot to be added will be the first Lot excluded as Eligible Collateral.

(c) Mandatory Lot Commitment Reduction Schedules for Initial Approved Properties. The mandatory lot commitment reduction schedules for the Initial Approved Properties are attached hereto as Exhibit E.

3.4 Transfer of Lots for Unit Construction. Borrower may transfer a Lot for Unit construction upon inclusion of the Lot in the Unit Cost component of a Borrowing Base Report, identifying the specific Lot that is being converted, with such converted Lot thereafter to be classified as a Model Unit, Spec Unit, or a Presold Unit as appropriate and to be subject to the provisions of this Agreement relating to Units; provided, however, that before any Lot is included in Eligible Collateral as a Unit, the conditions precedent set forth in Section 4.7 must have been satisfied with respect to such Lot, including, without limitation, the provisions of Section 4.7(n) imposing the requirement that the Unit Construction Threshold must be met. Effective upon such a transfer of the classification of a Lot to a Unit, the Lot’s Collateral Value is automatically replaced on the Borrowing Base Report by the Unit’s Collateral Value and the Unit’s Collateral Value shall be equal to the Unit’s Maximum Allowed Advance less “hard costs” and “soft costs” plus Up Front Costs and percentage complete of “hard costs” and “soft costs.”

3.5 Unit Term Limits; Reclassification of Units.

(a) Presold Units. Each Presold Unit which constitutes a SFR Unit or an MFR Unit may be included in Eligible Collateral for not more than twelve (12) Calendar Months from the Unit Eligibility Date for such Unit, and each Presold Unit which constitutes a High Density Unit may be included in Eligible Collateral for not more than twenty-four (24) Calendar Months from the Unit Eligibility Date for such Unit. A Presold Unit no longer subject to a Purchase Contract will be deemed to be a Spec Unit as of the date the Unit is no longer subject to a Purchase Contract; subject, however, to the provisions of Section 3.5(e). A Unit will not be considered to be a Presold Unit unless and until a final public report (if a public report is required by applicable Requirements) has been obtained by Borrower and delivered to the purchaser of such Unit and all cancellation periods in favor of such purchaser with respect to such public report have expired.

(b) Spec Units. Each Spec Unit which constitutes a SFR Unit or an MFR Unit may be included in Eligible Collateral for not more than twelve (12) Calendar Months from the original Unit Eligibility Date for such Unit. Each Spec Unit which constitutes a High Density Unit may be included in Eligible Collateral for not more than twenty-four (24) Calendar Months from the original Unit Eligibility Date for such Unit.

(c) Model Units. With respect to Model Units:

(i) Each SFR Model Unit may be included in Eligible Collateral for not more than twenty-four (24) Calendar Months or thirty-six (36) Calendar Months, as determined by Bank, from the original Unit Eligibility Date for such Unit. After the expiration of such twenty-four (24) Calendar Months or thirty-six (36) Calendar Months, the Model Unit shall continue to be included as Collateral unless and until reclassified as Presold Units and sold and released pursuant to Section 2.10.

(ii) Each MFR Model Unit may be included in Eligible Collateral for not more than twenty-four (24) Calendar Months from the original Unit Eligibility Date for such Unit, which date may be extended upon Borrower’s request and Bank’s approval (which approval may be granted or withheld in Bank’s sole and absolute discretion) to the date which is thirty (30) Calendar Months from the original Unit Eligibility Date for such Unit. After the expiration of such twenty-four (24) Calendar Months or thirty (30) Calendar Months, as applicable, the Model Unit shall continue to be included as Collateral unless and until reclassified as a Presold Unit and sold and released pursuant to Section 2.10.

(iii) Each High Density Model Unit may be included in Eligible Collateral for not more than twenty-four (24) Calendar Months from the original Unit Eligibility Date for such Unit, which date may be extended upon Borrower’s request and Bank’s approval (which approval may be granted or withheld in Bank’s sole and absolute discretion) to the date which is thirty (30) Calendar Months from the original Unit Eligibility Date for such Unit. After the expiration of such twenty-four (24) Calendar Months or thirty (30) Calendar Months, as applicable, the Model Unit shall continue to be included as Collateral unless and until reclassified as a Presold Unit and sold and released pursuant to Section 2.10.

(d) Conversion of Presold Units. If a Presold Unit is reclassified as a Spec Unit, such Spec Unit may be included in Eligible Collateral for not more than twelve (12) Calendar Months from the Unit’s original Unit Eligibility Date as a Unit and, on reclassification, such Spec Unit will be subject to a Reclassification Adjustment; provided, however, that no such Spec Unit will be entitled to be included in Eligible Collateral if the effect of inclusion would be to cause the limitations of Section 3.6 to be exceeded.

(e) Conversion of Spec Units. If a Spec Unit is reclassified as a Presold Unit (by reason of the execution and delivery of a Purchase Contract), such Unit may be included in Eligible Collateral as a Presold Unit for not more than twelve (12) Calendar Months from the original Unit Eligibility Date of such Unit and, on reclassification, such Presold Unit will be subject to a Reclassification Adjustment.

(f) Classification and Reclassification of Units; Adjustment of Borrowing Base. Bank may classify or reclassify Units as to type from time to time, or change Borrower’s proposed classification of any and all Units, provided that such reclassification shall be based upon the definitions of Spec Units, Presold Units and Model Units set forth herein and each such reclassified Unit shall meet the requirements set forth herein for that type of Unit. Effective as of the date that a Unit is reclassified as to type, such reclassification will give rise to a Reclassification Adjustment.

(g) Unit Ineligibility. In no event may any Unit be included as Eligible Collateral beyond its Unit term as set forth above. Units that are sold, that have been included as Eligible Collateral for the maximum term determined in accordance with the provisions of this Section 3.5, or that are otherwise not eligible to be Eligible Collateral pursuant to any provision of this Agreement will no longer be Eligible Collateral upon sale and release in compliance with the provisions of this Agreement, upon expiration of such term, or upon such Units becoming ineligible, as the case may be. However, a Unit that is no longer Eligible Collateral because of expiration of the term during which such Unit was entitled to be Eligible Collateral or because of its becoming ineligible pursuant to any provision of this Agreement will nevertheless remain part of the Collateral until released as permitted by this Agreement.

3.6 Limitations on Numbers of Spec, Presold and Model Units.

(a) Limitation on Spec Units by Subdivision. With respect to each Approved Subdivision, Borrower may not include in Eligible Collateral at any time more than the following: (i) for each Approved Subdivision other than a High End Subdivision which will contain SFR Units, the lesser of (A) thirty (30) Spec Units per each Approved Subdivision or (B) a five (5) Calendar Month supply based on the appraised absorption rate set forth in the most recent Appraisal for the Approved Subdivision, (ii) for each High End Subdivision which will contain SFR Units, the lesser of (A) twenty-four (24) Spec Units per each Approved Subdivision or (B) a four (4) Calendar Month supply based on the appraised absorption rate set forth in the most recent Appraisal for the Approved Subdivision, and (iii) for each Approved Subdivision which will contain Attached Units, such Spec Unit limitations as Bank shall determine upon admission of such Subdivision into the Borrowing Base (the “Absolute Maximum for Spec Units”).

(b) Limitation on Model Units by Subdivision. Throughout the term of the Loan, for purposes of calculating the maximum number of Model Units included in the Eligible Collateral, Borrower may not include in Eligible Collateral at any time more than four (4) Model Units per each Approved Subdivisions or such greater number of Model Units as shall be approved by Bank in its sole discretion (the “Absolute Maximum for Model Units”).

(c) Adjustments to correction excess Spec Units or Model Units. In the event Borrower shall at any time exceed the maximum number of Spec Units or Model Units provided in this Section 3.6, the last Spec Unit or Model Unit to be added, which causes the maximum number to be exceeded will be the first Unit excluded as Eligible Collateral and the Lot Allocation for such excess Spec Unit or Model Unit shall be reduced to zero for purposes of the Borrowing Base Report and calculation of the Available Loan Commitment.

3.7 Events Affecting Units and Lots; Exclusions from Eligible Collateral.

(a) If (i) any Unit or Lot included in Eligible Collateral is materially damaged, destroyed, or becomes subject to any condemnation proceeding, (ii) Borrower violates any provisions of, or breaches any representations and warranties in, the Loan Documents (including, without limitation, any Environmental Agreement) with respect to such Lot or Unit or (iii) Bank makes or is entitled to make any claim under any title insurance policy with respect to such Lot or Unit, such item may be declared by Bank to no longer be Eligible Collateral.

(b) If any such item does not continue to meet all the requirements applicable to Eligible Collateral, such item will no longer constitute Eligible Collateral. Any determination by Bank as to whether Units or Lots constitute Eligible Collateral will be final, conclusive, binding and effective immediately.

3.8 Other Limitations on Borrowing Base.

(a) General Limitations. The portion of any A&D Lot Development Budget and Unit Budget attributable to “soft costs” and “hard costs” line items will be limited to the lesser of (i) the actual costs, expenses, and fees incurred by Borrower; and (ii) the amounts allocated for such costs, expenses, and fees in the line items in the A&D Lot Development Budget or each Subdivision’s Unit Budgets. Bank may make adjustments in the A&D Lot Development Budgets and Unit Budgets to reflect the foregoing limitations.

(b) Limitation on Lots per Subdivision. Unless otherwise approved by Bank, in Bank’s sole and absolute discretion, the number of Lots in any Approved Subdivision shall not exceed thirty-six (36) Calendar Months’ appraised absorption based on the appraised absorption rate set forth in the most recent Appraisal for the Approved Subdivision. If Bank approves an Approved Subdivision with more than thirty-six (36) Calendar Months’ appraised absorption, such approval may be conditioned upon reduced Maximum Allowed Advances with respect to Lots in such Approved Subdivision.

(c) Limitation on Collateral Value of Subdivision. The Collateral Value of all Lots and Units in any Approved Subdivision shall not exceed Twenty-Five Million Dollars ($25,000,000).

(d) Limitation on Location of Subdivisions. All Subdivisions included in the Borrowing Base must be located in Arizona, California or Nevada. The Collateral Value of all Eligible Collateral included in the Borrowing Base in states other than California may not exceed fifty percent (50%) of the Collateral Value of all Eligible Collateral included in the Borrowing Base.

(e) Limitation on High Density. The Collateral Value of all Eligible Collateral included in the Borrowing Base which constitutes High Density A&D Lots or High Density A&D Units may not exceed thirty percent (30%) of the Commitment Amount.

(f) Limitation on Aggregate Maximum Allowed Advance. The aggregate Maximum Allowed Advance of all Lots at any time included in the Borrowing Base shall not exceed 100% of the Lot Sub-Limit as in effect from time to time. The aggregate Maximum Allowed Advance of all Pre-Development Parcels at any time included in the Borrowing Base shall not exceed 100% of the Pre-Development Parcel Sub-Limit as in effect from time to time. The aggregate Maximum Allowed Advance of all Attached A&D Lots at any time included in the Borrowing Base shall not exceed 100% of the Attached A&D Lot Sub-Limit as in effect from time to time. The aggregate Maximum Allowed Advance of all Units at any time included in the Borrowing Base shall not exceed 150% of the Commitment Amount after reduction of Maximum Allowed Advance for all Lots included in the Borrowing Base as Eligible Collateral, as in effect from time to time. Bank shall not be obligated to review or consider inclusion of any additional Collateral into the Borrowing Base if Bank determines that such inclusion would cause the limitations in this Section 3.8 (d) to be exceeded.

3.9 Effect of Limitations. If any of the limitations on Eligible Collateral, Collateral Value, Outstanding Loan Borrowings, or outstanding Advances set forth in this Article 3 or elsewhere in this Agreement are exceeded, Bank may at its option either delete Units and Lots from Eligible Collateral until such requirements are met, adjust the applicable Unit Collateral Values and Lot Collateral Values in order that such requirements are not exceeded, or require Borrower to make a remargining payment pursuant to Section 2.11.

3.10 Borrowing Base Report.

(a) Proposed Borrowing Base Report. At least once in each Calendar Month but no more than twice in each Calendar Month at such intervals as Bank may approve or require, Borrower will separately prepare and submit to Bank a proposed Borrowing Base Report for all of the Collateral for the Loan, including for each Lot and Unit in Eligible Collateral, among other things that Bank may require from time to time, the following: (i) the name of the Approved Subdivision; (ii) the Lot number as indicated on the recorded plat of the Approved Subdivision; (iii) the Unit plan type; (iv) whether the Unit is a Presold Unit, a Spec Unit, a Model Unit, or ineligible collateral; (v) the Unit Lot Cost; (vi) the Unit Budget; (vii) the A&D Lot Development Completion Percentage; (viii) the Unit Completion Percentage; (ix) the Unit Appraised Value; (x) the listing price of the Unit or the amount of the Purchase Contract, as applicable; (xi) the date of the first Advance against the Unit in Eligible Collateral and the applicable Unit Eligibility Date for each Unit; and (xii) the Unit Collateral Value and the Maximum Allowed Advance for the Unit. With respect to Lots, from time to time, Bank may also require information concerning construction of the A&D Lot Improvements, including, without limitation, the status of construction of the A&D Lot Improvements in Approved Subdivisions, a detailed breakdown of the costs of the various phases of construction of the A&D Lot Improvements showing the amounts expended to date for such construction, the Maximum Allowed Advance for the Lots, and an itemized estimate of the amount necessary to complete construction of the A&D Lot Improvements in their entirety.

(b) Collateral Certificate. Each proposed Borrowing Base Report will be accompanied by a Collateral Certificate certified as true and correct and executed by an authorized signer of Borrower. As Bank may from time to time request, each proposed Borrowing Base Report shall also be accompanied by such additional certificates, “check runs” and other evidence as Bank may require to assist Bank in verifying the information therein. Units and Lots may be added as Eligible Collateral only upon receipt and approval by Bank of the proposed Borrowing Base Report and Collateral Certificate which include such Unit or Lot and upon satisfaction of all other provisions of this Agreement. Each Collateral Certificate prepared separately shall be in form and substance satisfactory to Bank, shall contain such certifications and information as Bank may require, including, without limitation, the following:

(i) The information required to be included on the Borrowing Base Report;

(ii) The total number, and a description of, the Presold Units, Spec Units, Model Units, and Lots that constitute Eligible Collateral;

(iii) The Collateral Value for each Unit and Lot that constitutes Eligible Collateral;

(iv) The total Collateral Value for the Borrowing Base;

(v) The calculated amount of Collateral Value and usage for all types of Eligible Collateral and a calculation of all applicable limitations;

(vi) The amount of Loan proceeds that are available for Advances against each item of Eligible Collateral based on the terms of this Agreement;

(vii) A statement that Borrower is in compliance with the terms and conditions of the Loan Documents; and

(c) Form of Report and Certificate. The proposed Borrowing Base Report and the Collateral Certificate will be in written form and on computer disk formatted to Bank’s specifications.

(d) Approval of Borrowing Base Report. Each proposed Borrowing Base Report shall be subject to approval and adjustment by Bank based upon (i) Bank’s review of such report; (ii) Bank’s inspections made pursuant to Section 6.12 (as such inspections may result in any adjustments to reflect any variance between the Borrowing Base Report and/or the Collateral Inventory Report and the results of such inspections by Bank); and (iii) such other information as Bank may reasonably require in order to verify the Borrowing Base, Eligible Collateral, the Collateral Value of the Borrowing Base, and all Other Amounts and items relating thereto. The Borrowing Base Report will also take into account the sale of Units and all other adjustments and limitations permitted or required by this Agreement. Each determination by Bank of the Borrowing Base, Eligible Collateral, the Collateral Value of the Borrowing Base, and the amount of each Advance (and all Other Amounts and items entering into such determinations), will be final, conclusive and binding upon Borrower. Bank will approve or reject each Borrowing Base Report within three (3) Business Days of receipt of the proposed Borrowing Base Report and accompanying Collateral Certificate and if rejected, Borrower shall make such revisions and adjustments to the proposed Borrowing Base Report as Bank may reasonably request.

3.11 Commencement and Completion of A&D Lot Improvements. If any A&D Lots are included as Collateral for the Loan, Borrower agrees that with respect to A&D Lots, it will cause construction of the A&D Lot Improvements to be commenced no later than four (4) Calendar Months after the applicable Lot Eligibility Date. Construction of A&D Lot Improvements on A&D Lots shall be prosecuted and completed in good faith, with due diligence, and without delay within eighteen (18) Calendar Months after the Lot Eligibility Date. For purposes of this Agreement, and with respect to A&D Lots, construction of the A&D Lot Improvements shall be deemed to have commenced upon completion of all staking and rough grading. If the A&D Lot has not become an A&D Completed Lot within such period or if such conditions precedent are not satisfied within such period, the affected A&D Lots shall be excluded from the Eligible Collateral. If requested by Bank, Borrower will obtain the issuance of a letter of acceptance or other equivalent document from each applicable Governmental Authority regarding completion of the A&D Lot Improvements and deliver a copy thereof to Bank within a reasonable time after the completion date. Borrower will cause all A&D Lot Improvements to be constructed (i) in a good and workmanlike manner; (ii) in compliance with all applicable Requirements; and (iii) unless otherwise consented to by Bank in advance in writing in the absolute and sole discretion of Bank, in accordance with the A&D Lot Development Plans and Specifications without material deviation and within the limitations of the A&D Lot Development Budget as modified from time to time. Upon demand by Bank, Borrower will correct any defect in the A&D Lot Improvements or any material departure from any applicable Requirements or, to the extent not theretofore approved in writing by Bank, the A&D Lot Development Plans and Specifications.

3.12 Commencement and Completion of Units. Borrower agrees to commence construction of the Units within ten (10) days of reclassification of a Lot to a Unit and to cause Units to be constructed in a good and workmanlike manner; in compliance with all applicable Requirements; and, unless otherwise consented to by Bank in advance in writing in the absolute and sole discretion of Bank, in substantial accordance with the respective Unit Plans and Specifications. Upon demand by Bank, Borrower will correct any defect in its respective Units or any material departure from any applicable Requirements or, to the extent not theretofore approved in writing by Bank, the respective Unit Plans and Specifications.

3.13 General. Anything in this Article 3 or the Loan Documents to the contrary notwithstanding, Borrower agrees that (i) no limitation on any Advances required or permitted pursuant to this Agreement, will limit or otherwise change Borrower’s obligations and liabilities under the Loan Documents, (ii) Borrower will remain obligated to pay all costs, expenses, and fees required to be paid by Borrower pursuant to this Agreement and the other Loan Documents, and (iii) Borrower will remain obligated to pay all costs, expenses, and fees now or hereafter arising in connection with acquisition, development, maintenance, occupancy, operation, and use of the Collateral for the Loan to which Borrower is a party.

3.14 Appraisals.

(a) Appraisal Requirements. The form and substance of each Appraisal must be satisfactory to Bank in Bank’s sole discretion, provided that in reviewing Appraisals, Bank shall apply the policies and procedures generally used by Bank in its real estate lending activities. Each Appraisal of Lots shall be based upon the “bulk finished appraised value” of such Lots. Each Unit Appraisal will be at least a “FNMA plan type appraisal”. Each Appraisal must include, without limitation, the following information: (i) a narrative economic and demographic feasibility analysis of the market, including a supply and demand comparison; (ii) a narrative comparison of each subject Subdivision to competing subdivisions in the same metropolitan area; (iii) a base plan type value for each type of Unit in each Approved Subdivision; and (iv) if requested by Bank, a market and absorption study for each Approved Subdivision. All Appraisals must comply with the appraisal policies and procedures of Bank and with all applicable laws, rules, and regulations, including, without limitation, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended.

(b) Appraiser Engagement. Each Appraisal must be prepared by an appraiser selected and engaged by Bank. Borrower will notify the Bank in writing that Borrower desires to obtain approval of a Subdivision or include a Unit or a Lot in Eligible Collateral for which no Appraisal then exists and will provide to Bank all information (including Lot premiums and upgrades) necessary to allow an Appraisal to be ordered by Bank. Bank will engage an appraiser to perform an Appraisal only when it receives all information deemed necessary by the Bank and the appraiser for preparation of such Appraisal. Bank will not have any liability to Borrower or any other Person with respect to delays in the Appraisal process. Borrower and its Affiliates will not employ any appraiser that prepares an Appraisal for any of the Collateral unless specifically requested to do so by Bank. Bank may employ a staff appraiser or a fee appraiser and Borrower will reimburse Bank at Bank’s reasonable cost therefor.

(c) Appraisal Evaluation. Upon receipt of an Appraisal, Bank will review the Appraisal in accordance with the appraisal policies and procedures of Bank and establish an Appraised Value. Bank will notify Borrower of such Appraised Value. Based on each such Appraised Value, Bank may adjust the Maximum Allowed Advances with respect to Units and Lots.

(d) Additional Appraisals. Notwithstanding anything in this Section 3.14 to the contrary, Bank may order updated Appraisals (i) if such Appraisals are required by any laws, rules, regulations, or generally applicable appraisal policies and lending procedures of Bank; (ii) if Bank, in its sole and absolute discretion, deems such Appraisals to be necessary based upon changes in Unit sales, land values, or other market conditions or (iii) otherwise in the sole and absolute discretion of Bank. Borrower shall pay the cost and expense of all Appraisals obtained by Bank in connection with the Loan; provided, however, that, except with respect to Appraisals ordered after the occurrence of an Event of Default or pursuant to clause (i) of the immediately preceding sentence, with respect to any Approved Subdivision, Borrower shall not be required to pay for more than one (1) Appraisal in each calendar year with respect to the Land and Lots in such Approved Subdivision and one (1) Appraisal in each calendar year with respect to each of the Unit types proposed to be constructed in such Approved Subdivision.

(e) Expenses. Borrower will reimburse Bank for all costs and expenses incurred in the appraisal process and in establishing and monitoring Appraised Values. All reimbursements by Borrower to Bank required by this Section 3.14 will be paid to Bank within fifteen (15) days after notice from Bank to Borrower.

3.15 Pre-Development Parcels. It is understood and agreed that Pre-Development Parcels may not be included in the Borrowing Base as Eligible Collateral. Notwithstanding the foregoing, the Subdivision located in San Juan Capistrano, California commonly known as “Rancho Madrina” (or “Honeyman Ranch”) shall be admitted into the Borrowing Base as Eligible Collateral concurrently with the execution of this Agreement. Such Subdivision shall only be included in the Borrowing Base for a period of three (3) Calendar Months following the date of this Agreement, and during which time Borrower must satisfy the conditions for inclusion of such Subdivision as A&D Lots into the Borrowing Base. Bank’s agreement to permit the inclusion of such Subdivision into the Borrowing Base does not represent a commitment by Bank to admit to the Borrowing Base other Land which constitutes a Pre-Development Parcel.

ARTICLE 4

CONDITIONS PRECEDENT

4.1 Conditions Precedent to Effectiveness of this Agreement. This Agreement will become effective only upon satisfaction of the following conditions precedent on or before the Effective Date, in each case as determined by Bank in its sole and absolute discretion. If the conditions precedent are not satisfied (or waived pursuant to Section 4.8) on or before such deadline, Bank may cancel this Agreement upon written notice to Borrower. The conditions precedent to be satisfied are as follows:

(a) Representations and Warranties Accurate. The representations and warranties by Borrower in this Agreement are correct on and as of the Effective Date, as though made on and as of each such date.

(b) No Defaults. No Event of Default or Unmatured Event of Default shall have occurred and be continuing, and Borrower shall be in compliance with the Financial Covenants set forth in this Agreement.

(c) Borrower Financial Condition. Bank shall be satisfied, in its sole and absolute discretion, with the financial condition of Borrower and Guarantor as of the Effective Date.

(d) No Material Adverse Change. Bank shall have determined that no Material Adverse Change has occurred with respect to Borrower since the most recent financial statements and reports provided to Bank.

(e) Documents. Bank shall have received the following agreements, documents, and instruments, each duly executed by the parties thereto and in form and substance satisfactory to Bank and its legal counsel, in their absolute and sole discretion:

(i) Loan Documents. This Agreement.

(ii) Formation Documents. (A) the articles of incorporation and bylaws of Borrower and Guarantor, (B) good standing certificate with respect to Borrower and Guarantor, (C) certified copies of resolutions of Borrower’s board of directors authorizing Borrower to execute, deliver, and perform its obligations under this Agreement and the other documents to be executed and delivered by Borrower in connection herewith and certifying the names and signatures of the officers authorized to execute this Agreement, and (D) certified copies of resolutions of Guarantor’s Board of Directors authorizing Guarantor to execute, deliver and perform its obligations under the Guaranty and the other documents to be executed and delivered by Guarantor in connection herewith and certifying the names and signatures of the officers authorized to execute the Guaranty.

(f) Other Items or Actions. Bank will have received such other agreements, documents, certificates (including, if required by Bank bring-down certificates), and instruments, and Borrower will have performed such other actions, as Bank may reasonably require.

(g) Payment of Costs, Expenses and Fees. All costs, expenses and fees to be paid by Borrower under the Loan Documents on or before the Effective Date will have been paid in full, including, without limitation, the applicable fees set forth or referenced in Section 2.8.

4.2 Approval of Other Subdivisions. Borrower may, from time to time prior to the Revolving Credit Termination Date request Bank to approve additional Approved Subdivisions pursuant to this Section 4.2. No Subdivision shall be approved as an Approved Subdivision after the Revolving Credit Termination Date. Approval of each such additional Approved Subdivision shall be at the sole and absolute discretion of Bank and Bank shall have no obligation to approve any such additional Approved Subdivision. When requesting consideration of additional Approved Subdivisions, Borrower, at Borrower’s sole cost and expense, shall provide Bank the following items and satisfy the following conditions precedent (each of which items must be satisfactory to Bank in its sole and absolute discretion and each of which conditions precedent must be satisfied, as determined by Bank in its sole and absolute discretion, at all times):

(a) Request. Borrower shall have submitted to Bank a request and form satisfactory to Bank for the approval of such Subdivision.

(b) Representations and Warranties. All of the representations and warranties in this Agreement shall be true and correct in all material respects.

(c) No Defaults. No Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(d) Ownership. Borrower shall be the owner of the Subdivision, subject only to Permitted Exceptions.

(e) Revolving Credit Termination Date. No Subdivision may become an Approved Subdivision following the Revolving Credit Termination Date.

(f) Financial Condition. Borrower shall have provided to Bank and Bank shall have approved, in its sole and absolute discretion, such financial statements and other information with respect to Borrower as Bank may request.

(g) Proposed Development. Borrower shall have submitted to Bank budgets, feasibility studies, environmental and engineering reports and studies, proforma financial statements, income projections, development schedules and other information as Bank may require to review the acquisition and/or development of Lots and/or the construction and sale of Units and Lots in the Subdivision and the estimated costs, expenses and profits in connection therewith.

(h) Types of Units; Budgets. Borrower shall have submitted to Bank and Bank shall have approved a budget and pro forma cash flow for the Subdivision providing detail regarding projected sales revenues (by type of Unit), hard and soft costs of construction (by type of Unit), pricing for options and upgrades, and allocated overhead, and sources and uses of funds.

(i) Marketing Information. Borrower shall have provided Bank marketing information with respect to the Lots and Units to be developed in the Subdivision, including, to the extent available, floor plans, square footage, anticipated absorption, estimated Unit mix, Unit cost breakdowns, subdivision pro formas, anticipated gross margins, number of Model Units, and plans for Model Units.

(j) Plat. Borrower shall have delivered to Bank a preliminary parcel map, preliminary plat, recorded plat or survey of the Subdivision.

(k) Entitlement; Zoning Approvals. The Land comprising the Subdivision shall be Entitled Land and Borrower shall have provided to Bank evidence that the Subdivision is subject to vested zoning consistent with its proposed uses.

(l) Preliminary Title Commitment. Borrower shall have provided to Bank a preliminary title commitment for the Subdivision, prepared by the Title Company, together with a legible copy of each Schedule B item.

(m) Environmental Assessment. Borrower shall have delivered to Bank a report of an environmental assessment for the Subdivision addressed to Bank by an environmental engineer acceptable to Bank containing such information, results, and certifications as Bank may require and dated not earlier than twelve (12) months before Borrower’s request for approval, unless otherwise approved by Bank, together with updates to such assessment as requested by Bank. Depending upon the results of the environmental assessment, Borrower shall also provide such follow up testing, reports, and other actions as may be required by Bank. The contents of the environmental assessment report and any follow up must be satisfactory to Bank. If such reports are not addressed to Bank, Borrower will cause a reliance letter, in form and substance satisfactory to Bank, to be provided to Bank.

(n) Soils Tests. Borrower shall have provided Bank and Bank shall have approved a soils test report for the Subdivision prepared by a licensed soils engineer satisfactory to Bank showing the locations of, and containing boring logs for, all borings.

(o) Preliminary Budget. Borrower shall have provided Bank a preliminary A&D Lot Development Budget for the proposed Subdivision.

(p) Land Purchase Documents. Borrower shall have provided copies of the purchase agreement, settlement statement and other documentation relating to Borrower’s purchase of the Land for such Subdivision.

(q) Other. Borrower shall have provided such other information and materials as Bank may request.

4.3 Additional Conditions for Approved Subdivisions. Once Bank has approved a Subdivision pursuant to Section 4.2 and before any portion of the Approved Subdivision may be included in Eligible Collateral, Borrower shall satisfy the following conditions precedent (each of which items must be satisfactory to Bank in its sole and absolute discretion and each of which conditions precedent must be satisfied, as determined by Bank in its sole and absolute discretion):

(a) Deed of Trust/Title Policy. Borrower shall have provided to Bank (i) a first lien Deed of Trust on the Approved Subdivision (in the form attached hereto as Schedule D) subject only to Permitted Exceptions, duly executed by Borrower, acknowledged, delivered and recorded; and (ii) either an American Land Title Association loan policy of title insurance (1992 form with the creditor’s rights exception and arbitration provisions deleted and with a revolving credit endorsement and such other endorsements as Bank may require), or an endorsement to an existing Title Policy issued by a Title Company and in form satisfactory to Bank. Each such policy or endorsement will provide coverage (including, without limitation, mechanic’s lien coverage) satisfactory to Bank and insure Bank’s interest (as set forth in the definition of Deed of Trust) under the applicable Deed of Trust as a valid first lien on the property encumbered by the Deed of Trust, subject only to Permitted Exceptions.

(b) Drainage; Flood Zone. Borrower shall have provided to Bank, if requested by Bank, a drainage report for the Approved Subdivision by an engineer acceptable to Bank containing such information, results and certifications as Bank may require. If requested by Bank, Borrower will have provided to Bank evidence satisfactory to Bank, as to whether (i) the Approved Subdivision is located in an area designated by the United States Department of Housing and Urban Development as having special flood or mudslide hazards, and (ii) the community in which the Approved Subdivision is located is participating in the National Flood Insurance Program.

(c) Impositions, Assessments, and Charges. If requested by Bank, Borrower shall have provided Bank with evidence that all Impositions and water, sewer, and other charges assessed against the Land which are then due and payable have been paid in the amount required.

(d) Restrictive Covenants. Borrower shall have provided, and Bank shall have approved the CC&Rs and, if applicable, the condominium map or plan for the Approved Subdivision.

(e) Utilities. If requested by Bank, Borrower shall have delivered to Bank, evidence, which may be in the form of “will serve” letters from local utility companies or local authorities, that (i) telephone service, electric power, storm sewer (if applicable), sanitary sewer (if applicable) and water facilities will be available to each Lot in the Subdivision; (ii) such utilities will be adequate to serve the Lots in the Subdivision; and (iii) upon completion of the A&D Lot Improvements, no conditions will exist to affect Borrower’s right to connect into and have adequate use of such utilities except for the payment of a normal connection charge or tap charges and except for the payment of subsequent charges for such services to the utility supplier.

(f) Other Items or Actions. Bank shall have received such other agreements, documents, certificates (including bring-down certificates), and instruments and Borrower and Guarantor shall have performed such other actions, as Bank may reasonably require.

(g) Payment of Costs, Expenses and Fees. All costs, expenses and fees to be paid by Borrower and Guarantor under the Loan Documents shall have been paid in full, including, without limitation, the applicable fees set forth or referenced in Section 2.8.

(h) Other. Borrower shall have provided Bank such other documents and information as Bank may reasonably request.

4.4 Pre-Development Parcels. Borrower may include and maintain Pre-Development Parcels in Approved Subdivisions as Eligible Collateral only if the following additional conditions precedent are satisfied, at all times that such Pre-Development Parcels are included in Eligible Collateral:

(a) No Defaults; Representations and Warranties. No Event of Default shall have occurred and be continuing and all of the representations and warranties in this Agreement and the other Loan Documents shall be true and correct in all material respects.

(b) Commencement. Borrower shall have certified to Bank that Borrower intends to record a final map or plat and commence staking and rough grading of the Lot Improvements in such Pre-Development Parcel within one year after such Pre-Development Parcel is first included as Eligible Collateral in the Borrowing Base and in any event before such Pre-Development Parcel is included in the Borrowing Base as any other type of Eligible Collateral.

(c) Limitations. After giving effect to the addition of such Pre-Development Parcels to Eligible Collateral, the provisions of Article 3 are not violated.

(d) Subdivision Conditions. The applicable conditions of Sections 4.2 and 4.3 shall have been satisfied.

(e) Appraisal. Bank shall have received, reviewed and approved an Appraisal of the Approved Subdivision in accordance with the terms of this Agreement.

(f) Other Items. Borrower shall have provided Bank such other agreements, documents, and instruments as Bank may reasonably require.

4.5 Qualification of A&D Lots as Eligible Collateral. Borrower may include and maintain A&D Lots as Eligible Collateral only if the following conditions precedent are satisfied, at all times that such A&D Lots are included in Eligible Collateral:

(a) No Defaults. No Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(b) Limitations. After giving effect to the addition of such A&D Lots to Eligible Collateral, the provisions of Article 3 are not violated.

(c) Subdivision Conditions. The applicable conditions of Sections 4.2 and 4.3 shall have been satisfied.

(d) Commencement. Borrower shall have commenced staking and rough grading of the Approved Subdivision and shall have certified to Bank that such staking and rough grading will be completed within four (4) Calendar Months, at which time Borrower will proceed with the construction of other A&D Lot Improvements.

(e) Construction Contracts. If requested by Bank, Borrower shall have provided Bank an executed contract for construction of the A&D Lot Improvements between Borrower and the licensed contractor(s) retained by Borrower to construct the A&D Lot Improvements. Also, if requested by Bank, Borrower shall have provided to Bank a copy of each construction subcontract, architectural agreement, engineering agreement, and other agreements, documents, and instruments relating to construction of the A&D Lot Improvements together with assignments of such contracts and agreements to the extent required by Bank. The contract price in each such agreement, document, and instrument must be within the budgeted amount in the applicable A&D Lot Development Budget. Such contracts and agreements shall be in form and content reasonably satisfactory to Bank.

(f) Plans and Specifications. If requested by Bank, Borrower shall have provided Bank and Bank shall have approved the final A&D Lot Development Plans and Specifications for the A&D Lot Improvements.

(g) Permits. If requested by Bank, Borrower shall have provided evidence that Borrower has obtained all Approvals and Permits necessary to permit the construction of the A&D Lot Improvements and the construction and sale of Units in the Subdivision, provided that Borrower may not have obtained all of the Approvals and Permits necessary for construction of the A&D Lot Improvements or the construction and sale of Units to the extent such Approvals and Permits are not yet necessary and Borrower has not requested Advances of the Loan to pay the costs of Improvements for which Approvals and Permits have not been obtained.

(h) Budget. If requested by Bank, Borrower shall have provided Bank a final A&D Lot Development Budget for the A&D Lots.

(i) Construction Schedule. If requested by Bank, Borrower shall have provided Bank the construction schedule for the completion of the A&D Lot Improvements.

(j) Impositions, Assessments, and Charges. If requested by Bank, Borrower shall have provided, and Bank shall have approved, evidence that Impositions and all water, sewer, and other charges assessed against the A&D Lots which are then due and payable have been paid in the amount required.

(k) Other Items. Borrower shall have provided Bank such other agreements, documents, and instruments as Bank may reasonably require.

(l) Other Actions. Borrower shall have performed such other actions as Bank may reasonably require.

4.6 [Intentionally Omitted.]

4.7 Qualification of Units as Eligible Collateral. Borrower may include and maintain a Unit in Eligible Collateral only if the following deliveries have been approved by Bank and if the following conditions precedent are satisfied, at all times that such Unit is included in Eligible Collateral:

(a) No Defaults. No Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(b) Located in an Approved Subdivision. Such Unit is located on a Lot that is legally described as a Lot on a final subdivision plat or map, or subdivision filing and is in an Approved Subdivision. The applicable conditions of Sections 4.2 and 4.3 shall have been satisfied with respect to such Approved Subdivision.

(c) Limitations. After giving effect to the addition of such Unit to Eligible Collateral, the provisions of Article 3 shall not be violated.

(d) Construction Contracts. If requested by Bank, Borrower shall have provided and Bank shall have approved copies of all executed contracts between Borrower and the licensed contractors retained by Borrower to construct the Unit. Also, if requested by Bank, Borrower shall have provided to Bank a copy of each construction subcontract, architectural agreement, engineering agreement, and other agreements, documents and instruments relating to construction of the Unit, together with assignments of such contracts and agreements to the extent required by Bank. The contract price in each such agreement, document and instrument must be within the budgeted amount in the applicable Unit Budget. Such contracts and agreements shall be in form and content reasonably satisfactory to Bank.

(e) Unit Plans and Specifications. If requested by Bank, Borrower shall have provided and Bank shall have approved Unit Plans and Specifications for the type of Unit in question.

(f) Permits. If requested by Bank, Borrower shall have provided, and Bank shall have approved, evidence that Borrower has obtained all Approvals and Permits necessary to permit the construction and sale of the Unit, including, without limitation, all applicable public reports, architectural committee approvals, and any other approvals required under the CC&Rs.

(g) Unit Budget. Borrower shall have provided and Bank shall have approved Unit Budget for the type of Unit in question.

(h) Unit Appraisal. Bank shall have approved the Unit Appraisal for the type of Unit in question in compliance with Section 3.14. The Appraised Value for the type of Unit shall have been approved by Bank.

(i) Final Subdivision Map or Plat. Borrower shall have delivered to Bank the final Subdivision Documents, maps and plats for the Approved Subdivision and such final Subdivision Documents shall have been recorded or filed with the appropriate Governmental Authorities. Each map or plat must contain a legal description of the Approved Subdivision covered by the map, must describe and show all boundaries of and lot lines within such Approved Subdivision, all streets and other dedications, and all easements affecting such Approved Subdivision. In connection with the approval of plat and/or subdivision pursuant to this subsection, Borrower will also deliver to Bank such title endorsements insuring the continued priority of the Deed of Trust after recording of the plat and/or subdivision maps as Bank may require. Borrower agrees to take such steps as Bank may require including (i) either re-recording the Deed of Trust or amending the Deed of Trust to reflect the new legal description, and (ii) obtaining an endorsement to the Title Policy to amend the legal description therein.

(j) Purchase Contract. If such Unit is a Presold Unit and if requested by Bank, Borrower shall have provided and Bank shall have approved a copy of the fully executed Purchase Contract for such Unit.

(k) Impositions, Assessments, and Charges. If requested by Bank, Borrower shall have provided and Bank shall have approved evidence that Impositions and all water, sewer, and other charges assessed against the Unit which are then due and payable have been paid in the amount required.

(l) Deed of Trust. If the Lot on which the Unit is to be constructed has not previously been encumbered by a Deed of Trust, Borrower shall have provided a first lien Deed of Trust, subject only to Permitted Exceptions, duly executed, acknowledged, delivered and recorded.

(m) Title Insurance. If the Unit has not previously been encumbered pursuant to a Deed of Trust, Borrower shall have provided and Bank shall have approved (i) an American Land Title Association loan policy of title insurance (1992 form with the creditor’s rights exception and arbitration provisions deleted and with a revolving credit endorsement and such other endorsements as Bank may require), or (ii) an endorsement to an existing Title Policy issued by a Title Company and in form satisfactory to Bank. Such policy or endorsement will provide coverage (including, without limitation, mechanic’s lien coverage) satisfactory to Bank and insure Bank’s interest (as set forth in the definition of Deed of Trust) under the applicable Deed of Trust as a valid first lien on the property encumbered by the Deed of Trust, subject only to Permitted Exceptions. If the Unit has previously been encumbered by an insured Deed of Trust, Borrower shall have provided an endorsement to such Title Policy, in form satisfactory to Bank, eliminating any Schedule B items that are not Permitted Exceptions with respect to Units included in Eligible Collateral.

(n) Start of Construction. Construction of the Unit shall have commenced at least to the Unit Construction Threshold.

(o) Distressed Improvement Districts. Any improvement or assessment district in which the Unit is located shall not be insolvent under applicable law or subject to any bankruptcy or similar proceedings if such situation, in the reasonable opinion of Bank, would have a material adverse impact on development of Units or directly or indirectly cause the Approved Subdivision in which the Unit is to be built to be subject to any suspension, disqualification, or disapproval by FHA, FNMA, VA, FHLMC, or any similar governmental or quasi-governmental agency that originates, purchases, insures or guarantees home mortgage loans, if the Approved Subdivision has been qualified with any such agency and Units in the Approved Subdivision are proposed to be sold with the benefits of such qualification.

(p) Other Items. Borrower has provided to Bank such other agreements, documents, and instruments as Bank may reasonably require.

(q) Other Actions. Borrower has performed such other actions as Bank may reasonably require.

4.8 Additional Conditions Precedent to All Credit Extensions Against Eligible Collateral. Bank will be obligated to make any Credit Extension against Eligible Collateral only upon satisfaction of the following additional conditions precedent at the time the Credit Extension is requested and at the time the Credit Extension is to be made, as determined by Bank in its absolute and sole discretion:

(a) Defaults. No Event of Default or Unmatured Event of Default shall have occurred and be continuing on the date of such Credit Extension, both before and after giving effect thereto.

(b) Other Conditions Precedent. Borrower will have satisfied all conditions precedent to Credit Extension in this Agreement and the other Loan Documents.

(c) Inspection Report. If and to the extent required by Bank, Bank shall have received written evidence from Bank’s inspectors or from Bank’s employees performing inspections for Bank (i) that construction of all A&D Lot Improvements and each Unit constituting Eligible Collateral complies with all Requirements and the respective A&D Lot Development Plans and Specifications and Unit Plans and Specifications in all material respects; and (ii) that Borrower has completed all A&D Lot Improvements and each such Unit to the stage reported on the most recent Borrowing Base Report received by Bank. Inspections shall be conducted in accordance with the provisions of Section 6.12 hereof.

(d) Lien Waivers. If requested by Bank in its sole and absolute discretion, Borrower shall have provided Bank with invoices and vouchers for the work for which the Advance is requested and lien waivers for all work covered by prior Advances. Such lien waivers may be conditional, so long as the only condition is receipt of payment for the work and Borrower includes with the conditional lien waiver a copy of the canceled check for payment or other evidence of payment.

(e) Approvals and Inspections by Governmental Authorities. If requested by Bank, all inspections and approvals by Governmental Authorities required for the stage of completion of each Unit shall have been obtained and Bank shall have received satisfactory evidence thereof or will have been provided access thereto satisfactory to Bank, or will have obtained such evidence upon inspection of the Approved Subdivision.

(f) Payment of Costs, Expenses, and Fees. All costs, expenses, and fees due to be paid by Borrower on or before the date of the Credit Extension under the Loan Documents shall have been paid in full.

(g) Draw Request. For any Advance, Borrower will have delivered to Bank a Draw Request for such Advance.

(h) Facility LC. For the issuance of any Facility LC, Borrower will have delivered to Bank a properly completed Facility LC Application and the payment of any LC Fee then due.

(i) Limit on Total Outstanding. After giving effect to the requested Credit Extension, the Outstanding Loan Borrowings will not violate the tests in Section 2.11 and no remargining payment will be required under Section 2.11.

(j) Right to Waive. Borrower authorizes Bank and Bank reserves the right, in its absolute and sole discretion, to verify any documents and information submitted to it in connection with this Agreement. Bank may elect, in its absolute and sole discretion, to waive any of the conditions precedent and requirements in this Article 4. Any such waiver will be limited to the conditions precedent and requirements in the applicable Sections of this Article 4. Delay or failure by Bank to insist on satisfaction of any condition precedent will not be a waiver of such condition precedent or any other condition precedent. The making of any Credit Extension by Bank will not be deemed a waiver by Bank of the occurrence of an Event of Default or Unmatured Event of Default.

ARTICLE 5

BORROWER REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties - Borrower. Borrower represents and warrants to Bank as of the Effective Date and as of the various other dates specified in this Agreement and the other Loan Documents on which such representations and warranties are to be accurate, complete, and correct the following:

(a) Formation and Authorization. Borrower is a corporation validly existing, and in good standing, under the laws of the state of California, and has the requisite power and authority to execute, deliver, and perform this Agreement and the applicable Loan Documents. The execution, delivery and performance by Borrower of this Agreement and the applicable Loan Documents have been duly authorized by all requisite action by or on behalf of Borrower and will not conflict with, or result in a violation of or a default under, the articles of incorporation and bylaws of Borrower.

(b) No Approvals, etc. No approval, authorization, bond, consent, certificate, franchise, license, permit, registration, qualification, or other action or grant by or filing with any Governmental Authority or other Person is required in connection with the execution, delivery, or performance (other than performance which is not yet due) by Borrower of this Agreement and the other Loan Documents.

(c) No Conflicts. The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents will not conflict with, or result in a violation of or a default under, (i) any applicable law, ordinance, regulation, or rule (federal, state, or local); (ii) any judgment, order, or decree of any arbitrator, other private adjudicator, or Governmental Authority to which Borrower is a party or by which Borrower or any of the assets of Borrower is bound; (iii) any of the Approvals and Permits; or (iv) any agreement, document, or instrument to which Borrower is a party or by which Borrower or any of the assets of Borrower is bound. Borrower has reviewed all of the provisions of the Indebtedness of Borrower which may affect Borrower’s ability to enter into this Agreement or the Loan Documents, incur the Obligations and obtain Advances under the Loan Documents, and none of the terms and conditions of such existing Indebtedness will be violated by Borrower entering into this Agreement or the Loan Documents, incurring Indebtedness hereunder or under the Loan Documents, and performing its obligations under the Loan Documents.

(d) Execution and Delivery and Binding Nature of Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower. This Agreement and the other Loan Documents are legal, valid, and binding obligations of Borrower, enforceable in accordance with their terms against Borrower, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws and by equitable principles of general application.

(e) Accurate Information. All information in any loan application, financial statement (other than financial projections), certificate, or other document, and all other information delivered by or on behalf of Borrower to Bank in connection with this transaction is correct and complete in all material respects as of the date thereof, and there are no omissions from any such information that result in any such information being materially incomplete, incorrect, or misleading as of the date thereof. Borrower does not have knowledge of any material change in any such information. All financial statements (other than financial projections) heretofore delivered to Bank by Borrower were prepared in accordance with the requirements in Section 6.4 and accurately present the financial conditions and results of operations as at the dates thereof and for the periods covered thereby in all material respects. All financial projections have been and will be prepared in accordance with the requirements of this Agreement, will be complete in all material respects as of the date thereof, and will be based on the applicable Person’s best good faith estimates, compiled and prepared with due diligence, of the matters set forth therein. Since the Effective Date, no Material Adverse Change has occurred.

(f) Legal Proceedings, Hearings, Inquiries, and Investigations. Except as disclosed to Bank in writing prior to the date of this Agreement:

(i) No legal proceeding, individually or in the aggregate with related proceedings involving a sum of $500,000 or more is pending or, to best knowledge of Borrower, threatened before any arbitrator, other private adjudicator, or Governmental Authority to which Borrower is a party or by which Borrower or any assets of Borrower may be bound or affected that if resolved adversely to Borrower could result in a Material Adverse Change; and

(ii) No hearing, inquiry, or investigation relating to Borrower or any assets of Borrower is pending or, to the best knowledge of Borrower, threatened by any Governmental Authority that if resolved adversely to Borrower could result in a Material Adverse Change.

(g) No Defaults; Financial Covenant Compliance. No Event of Default or Unmatured Event of Default has occurred and is continuing. Borrower is in compliance with each of the Financial Covenants as set forth in this Agreement.

(h) Approvals and Permits; Assets and Property. Borrower has obtained and there are in full force and effect all Approvals and Permits presently necessary for the conduct of the business of Borrower, and Borrower owns, leases, or licenses all assets necessary for conduct of the business and operations of Borrower, except as otherwise permitted pursuant to this Agreement, except for any failure to obtain and maintain in full force and effect any Approval or Permit or any failure to own, lease or license such assets that would not, individually or in the aggregate, (i) be materially adverse to the business, properties, assets, operations or condition (financial or otherwise) of Borrower, taken as a whole, or (ii) materially and adversely affect any Units, Lots or other property that is at any time included as Eligible Collateral. The assets of Borrower are not subject to any Liens and Encumbrances, other than (A) the Liens and Encumbrances created pursuant to this Agreement and the other Loan Documents; (B) the Permitted Exceptions with respect to property encumbered by a Deed of Trust; and (C) with respect to other assets of Borrower that are not encumbered by a Deed of Trust, Liens and Encumbrances that have been taken into account in the preparation of financial statements and reports of Borrower.

(i) Impositions. Except as otherwise permitted pursuant to Section 0, Borrower has filed or caused to be filed all tax returns (federal, state, and local) required to be filed by Borrower and has paid all Impositions and Other Amounts shown thereon to be due (including, without limitation, any interest or penalties) except for any failure to so file or to so pay that would not, individually or in the aggregate, be materially adverse to the business properties, assets, operations or condition (financial or otherwise) of Borrower.

(j) ERISA.

(i) Neither the execution and delivery of this Agreement or the Loan Documents by Borrower, the performance by Borrower of the Obligations nor the consummation of any of the other transactions contemplated by this Agreement constitutes or will constitute a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. Borrower delivered to Bank a complete and correct list of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (a “Plan”) with respect to which Borrower or any Person which is under “common control” with Borrower (within the meaning of Section 414(b) or (c) of the Code or Section 4001(b) of ERISA) (an “ERISA Affiliate”) is a “party in interest” (within the meaning of Section 3(14) of ERISA) or with respect to which its securities are “employer securities” (within the meaning of Section 407(d)(1) of ERISA).

(ii) Each Plan is in compliance in all respects with applicable provisions of ERISA, the Code and applicable foreign law. Borrower and each ERISA Affiliate have made all contributions to the Plans required to be made by it.

(iii) Except for liabilities to make contributions and to pay Pension Benefit Guaranty Corporation (or any successor thereto) (“PBGC”) premiums and administrative costs, neither Borrower nor any ERISA Affiliate of Borrower has incurred any material liability to or on account of any Plan under applicable provisions of ERISA, the Code or applicable foreign law, and no condition exists which presents a material risk to Borrower or any ERISA Affiliate of Borrower of incurring any such liability. No domestic Plan has an “accumulated funding deficiency” (within the meaning of Section 412 of the Code), whether or not waived, and no foreign Plan is in violation of any funding requirements imposed by applicable foreign law. None of Borrower, any ERISA Affiliate of Borrower, the PBGC or any other Person has instituted any proceedings or taken any other action to terminate any Plan.

(iv) The actuarial present value of all accrued benefit liabilities under each domestic Plan and under each foreign Plan (based on the assumptions used in the funding of such Plan, which assumptions are reasonable, and determined as of the last day of the most recent plan year of such domestic Plan for which an annual report has been filed with the Internal Revenue Service or of such foreign Plan for which year-end actuarial information is available) did not exceed the current fair market value of the assets of such Plan as of such last day.

(v) None of the Plans is a “Multiemployer Plan” (as defined in ERISA), and neither Borrower nor any ERISA Affiliate of Borrower has contributed or been obligated to contribute to any Multiemployer Plan at any time within the preceding six (6) years.

(vi) Borrower and each member in Borrower qualifies as an “operating company” within the meaning of United States Department of Labor Regulations §2510.3-101(c), and, pursuant to such regulations, the assets of Borrower and each member in Borrower are not “plan assets” of any employee benefit plan subject to the fiduciary responsibility requirements of ERISA. Accordingly, a loan to, or other financial transaction with, Borrower or a shareholder in Borrower will not be deemed to be a prohibited loan or transaction under Section 406 of ERISA between any plans subject to the restrictions set forth in Section 406 of ERISA and a party in interest with respect to such plan.

(k) Full Disclosure. There is no material fact that Borrower has not disclosed to Bank which could cause a Material Adverse Change. Neither the financial statements nor any other certificate or document delivered herewith or heretofore by Borrower to Bank in connection with negotiations of this Agreement and the other Loan Documents contains any untrue statement of material fact or omits to state any material fact necessary to keep the statements contained herein and therein from being untrue or misleading.

(l) Use of Proceeds; Margin Stock. The proceeds of the Advances will be used solely for the purposes specified in this Agreement. None of such proceeds will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U or G of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221 and 207), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U or G. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither Borrower, nor any Person acting on behalf of Borrower has taken or will take any action which might cause this Agreement or any Loan Documents to violate Regulation U or G or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934, or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect. Neither Borrower nor its subsidiaries own any “margin stock”.

(m) Governmental Regulation. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company

Act of 1940, the Interstate Commerce Act (as any of the preceding have been amended), or any other law which regulates the incurring by Borrower of indebtedness, including, but not limited to, laws relating to common or contract carriers or the sale of electricity, gas, steam, water, or other public utility services.

(n) Purpose of Advances. The purpose of Advances is a business purpose and not a personal, family, or household purpose.

(o) Approvals and Permits; Assets and Property. Borrower has obtained all Approvals and Permits necessary to permit the construction of the A&D Lot Improvements and the construction and sale of Units in the Subdivision, provided that Borrower may not have obtained all of the Approvals and Permits necessary for the construction of A&D Lot Improvements or the construction or sale of Units to the extent such Approvals and Permits are not yet necessary and Borrower has not requested Advances to pay the cost of improvements for which Approvals and Permits have not been obtained. In addition, Borrower has obtained and there are in full force and effect all Approvals and Permits presently necessary for the conduct of the business of Borrower, and Borrower owns, leases, or licenses all assets necessary for conduct of the business and operations of Borrower, except as otherwise permitted pursuant to this Agreement, except for any failure to obtain and maintain in full force and effect any Approval or Permit or any failure to own, lease or license such assets that would not, individually or in the aggregate, (i) be materially adverse to the business, properties, assets, operations or condition (financial or otherwise) of Borrower, or (ii) materially and adversely affect any Units, Lots or other property that is at any time included as Eligible Collateral. The assets of Borrower are not subject to any Liens and Encumbrances, other than (A) the Liens and Encumbrances created pursuant to this Agreement and the other Loan Documents; (B) the Permitted Exceptions with respect to property encumbered by a Deed of Trust; (C) other Permitted Exceptions; and (D) with respect to other assets of Borrower that are not encumbered by a Deed of Trust, Liens and Encumbrances that have been taken into account in the preparation of financial statements and reports of Borrower delivered to Bank.

(p) Impositions. Except as otherwise permitted pursuant to Section 6.6, Borrower has filed or caused to be filed all tax returns (federal, state, and local) required to be filed by Borrower and has paid all Impositions and Other Amounts shown thereon to be due (including, without limitation, any interest or penalties) except for any failure to so file or to so pay that would not, individually or in the aggregate, be materially adverse to the business, properties, assets, operations or condition (financial or otherwise) of Borrower.

(q) Compliance with Law. Other than noncompliance with applicable building codes which is not material, is not unusual in the ordinary course of business, and is correctable (and is in the process of being corrected) by Borrower, none of Borrower, the Approved Subdivisions, the Units, the A&D Lot Improvements, or the Lots is in violation of any law, ordinance, regulation, or rule (federal, state, or local).

(r) Unit Budgets, Unit Plans and Specifications, and Construction Contracts. Each Unit Budget (as updated from time to time) contains all costs, expenses, and fees anticipated to be incurred by Borrower in connection with the respective type of Unit. The Unit Plans and Specifications and related working drawings are an accurate and complete description of each Unit included or to be included as Eligible Collateral. The construction contracts relating to the construction of each such Unit provide for all work and materials anticipated to be necessary to construct and all payments necessary to pay for the construction of such Unit.

(s) A&D Lot Development Budgets, Plans and Specifications, and Construction Contract(s). Each A&D Lot Development Budget (as updated from time to time) contains all costs, expenses, and fees anticipated to be incurred by Borrower in connection with acquisition of the applicable Land and, if applicable, construction of the A&D Lot Improvements. The applicable Plans and Specifications and related working drawings for each Approved Subdivision are and will be an accurate and complete description, in all material respects, of the A&D Lot Improvements in that Approved Subdivision. The construction contracts relating to the construction of the A&D Lot Improvements provide for all work and materials anticipated to be necessary to construct and all payments necessary to pay for the construction of the A&D Lot Improvements.

(t) Special Representations and Agreements Relating to Collateral.

(i) Ownership. Except as permitted pursuant to Section 6.3(b), the entity or entities described as “Borrower” in the various Deeds of Trust executed in connection with this Loan are and will at all times be the legal and equitable owner of the Collateral, free and clear of all Liens and Encumbrances, except for Deeds of Trust encumbering such Collateral and the Permitted Exceptions.

(ii) Authority to Encumber. Borrower has, and will continue to have, the full right and authority to encumber all of the Collateral, including each of the Units and Lots included or to be included in Eligible Collateral.

(iii) Validity of the Lien and Encumbrance Created by each Deed of Trust. The Lien and Encumbrance created by the Deed of Trust is (A) legal, valid, binding and enforceable subject to bankruptcy, insolvency, moratorium, reorganization or similar laws and equitable principles of general application and (B) is first priority except for Permitted Exceptions.

(u) Reportable Transaction. Borrower does not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Bank thereof.

5.2 Representations and Warranties Upon Requests for Advances. Each request for a Credit Extension will be a representation and warranty by (i) Borrower that all of the representations and warranties of Borrower in this Article 5 and in the other Loan Documents are correct and complete as of the date of the Credit Extension request and as of the date that the Credit Extension is made and (ii) Borrower that each of the representations and warranties by Borrower in this Article 5 and in the applicable Loan Documents to which they are parties are correct and complete as of the date of the Credit Extension request and as of the date that the Credit Extension is made, except in each such case as otherwise disclosed to Bank and approved by Bank in its sole and absolute discretion.

5.3 Representations and Warranties Upon Delivery of Financial Statements, Documents, and Other Information. Each delivery by Borrower of financial statements, other documents, or information after the date of this Agreement (including, without limitation, documents and information delivered in obtaining an Advance) will be a representation and warranty to Bank by Borrower that such financial statements, other documents, or information (other than financial projections) are correct and complete in all material respects, that there are no material omissions therefrom that result in such financial statements, other documents, or information being materially incomplete, incorrect, or misleading as of the date thereof, and that such financial statements accurately present the financial condition and results of operations of the subject thereof as at the dates thereof and for the periods covered thereby. Each delivery by Borrower of financial projections is a representation and warranty to Bank by Borrower that such financial projections have been prepared in accordance with the requirements in this Agreement, are complete in all material respects as of the date thereof, and are based on Borrower’s best good faith estimates, compiled and prepared with due diligence, of the matters set forth therein.

ARTICLE 6

AFFIRMATIVE COVENANTS

The following affirmative covenants shall be applicable to Borrower until this Agreement has terminated or expired, the Loan has been paid in full and all other Obligations are paid and performed in full:

6.1 Corporate Existence. Borrower agrees that it shall continue to be validly existing, and in good standing under the laws of the State of California.

6.2 Books and Records; Access. Borrower agrees that it shall maintain a standard, modern system of accounting (including, without limitation, a single, complete, and accurate set of books and records of its assets, business, financial condition, operations, prospects, and results of operations) in accordance with GAAP. Borrower also agrees to maintain complete and accurate records regarding the acquisition, development and construction of Units, Lots and Approved Subdivisions, including, without limitation, all construction contracts, architectural contracts, engineering contracts, field and inspection reports, applications for payment, estimates and analyses regarding construction costs, names and addresses of all contractors and subcontractors performing work or providing materials or supplies with respect to the development and construction of Units and Lots, invoices and bills of sale for all costs and expenses incurred by contractors and subcontractors in connection with the development and construction of Units and Lots, payment, performance and other surety bonds (if applicable), releases and waivers of lien for all such work performed and materials supplied, evidence of completion of all inspections required by any Governmental Authority, certificates of substantial completion, notices of completion, surveys, as-built plans, Approvals and Permits, Purchase Contracts, escrow instructions, records regarding all sales of Units and Lots, and all other documents and instruments relating to the acquisition, development, construction and/or sale of Units and of Lots. Borrower also agrees that books and records required to be maintained by Borrower pursuant to this Section shall be maintained for a period of time following payment in full of Borrower’s Obligations at least equal to the statute of limitations period within which Bank would be entitled to commence an action with respect to the Obligations. During business hours, Borrower will give representatives of Bank access to Borrower’s assets, property, books, records, and documents and will permit such representatives to inspect such assets and property and to audit, copy, examine, and make excerpts from such books, records, and documents. Upon request by Bank, Borrower will also provide Bank with copies of the reports, documents, agreements, and other instruments described in this Section.

6.3 Special Covenants Relating to Collateral. Borrower agrees that:

(a) Defense of Title. Borrower will defend the Collateral, the title and interest therein of Borrower represented and warranted in each Deed of Trust and this Agreement, and the legality, validity, binding nature, and enforceability of each Lien and Encumbrance contained in each Deed of Trust and the first priority of each Deed of Trust against all matters, including, without limitation, (i) any attachment, levy, or other seizure by legal process or otherwise of any or all such Collateral; (ii) except for Permitted Exceptions, any Lien or Encumbrance or claim thereof on any or all such Collateral; (iii) any attempt to foreclose, conduct a trustee’s sale, or otherwise realize upon any or all Collateral under any Lien or Encumbrance, regardless of whether a Permitted Exception and regardless of whether junior or senior to the Deed of Trust; and (iv) any claim questioning the legality, validity, binding nature, enforceability, or priority of any Deed of Trust. Borrower will notify Bank promptly in writing of any of the foregoing and will provide such information with respect thereto as Bank may from time to time request.

(b) No Encumbrances. Borrower will not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber, any of the Collateral or any interest therein or any fixtures thereof or proceeds thereof, except for (i) the Permitted Exceptions and (ii) sales and transfers in connection with releases permitted pursuant to Section 2.10.

(c) Further Assurances. Borrower will execute and deliver such further instruments and will do and perform all matters and things necessary or expedient to be done or performed for the purpose of effectively creating, maintaining and preserving the Collateral and the Liens and Encumbrances of Bank on such Collateral.

(d) Utilities. Borrower will provide or cause to be provided all telephone service, electric power, storm sewer (if required), sanitary sewer (if required) and water facilities for each Lot and each Unit included in Eligible Collateral, and such utilities will be adequate to serve such Units and Lots. No condition will exist to affect Borrower’s right to connect into and have adequate use of such utilities, except for the payment of normal connection charges or tap charges and except for the payment of subsequent charges for such services to the utility supplier.

(e) Contracts. Borrower will perform all of Borrower’s obligations under any contracts and agreements relating to the construction of Units and A&D Lot Improvements and will pay all amounts thereunder as and when due, except to the extent such amounts are contested in accordance with the definition of “Permitted Exceptions”. Borrower will be the sole owner of all Unit Plans and Specifications or, to the extent that Borrower is not the sole owner of such Unit Plans and Specifications, Borrower will have the unconditional right to use such Unit Plans and Specifications in connection with the construction of Units. Bank will not be restricted in any way in use of such Unit Plans and Specifications in connection with the construction of any Units, and Borrower will obtain all consents and authorizations necessary for the use of such Unit Plans and Specifications by Bank. Borrower will be the sole owner of all A&D Lot Development Plans and Specifications or, to the extent that Borrower is not the sole owner of such A&D Lot Development Plans and Specifications, Borrower will have the unconditional right to use such A&D Lot Development Plans and Specifications in connection with the construction of Approved Subdivisions. Bank will not be restricted in any way in use of such A&D Lot Development Plans and Specifications in connection with the construction of any A&D Lot Improvements, and Borrower will obtain all consents and authorizations necessary for the use of such A&D Lot Development Plans and Specifications by Bank.

(f) No Residential Use. All Approved Subdivisions, Lots and Units from time to time encumbered by a Deed of Trust are held only for construction and eventual sale to its first occupant upon or after release from the lien of the applicable Deed of Trust. Borrower (i) represents and warrants that Borrower has no intent to ever occupy any Unit as a residence or to lease or otherwise permit such occupancy of a Unit and (ii) agrees that Borrower will never so occupy, lease or permit occupancy of any Unit; provided, however, that Borrower may use and occupy Model Units solely for the purpose of maintaining a sales office and displaying such Units to prospective purchasers of Units.

(g) Flood Insurance. Unless insurance in accordance with Section 6.8(d) will first have been obtained, no Unit in an Approved Subdivision will be located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

(h) Compliance with Permitted Exceptions. Borrower will keep and maintain in full force and effect all restrictive covenants, development agreements, easements and other agreements with Governmental Authorities and other Persons that are necessary or desirable for the use and occupancy of each applicable Approved Subdivision and Lot and the sale of Units therein. Borrower will not default in any material respect under any such covenants, development agreements, easements and other agreements and will diligently enforce its rights thereunder.

(i) Model Complexes. With respect to each Approved Subdivision in which a Borrower is constructing or marketing Units, Borrower will maintain an active complex of Model Units representing some of the Unit type(s) available for sale in such Approved Subdivision or will notify Bank that Borrower will be marketing Units from Models owned by Borrower in the same metropolitan area as the Approved Subdivision. If Models are located in the Approved Subdivision, Borrower will grant to Bank a first priority Deed of Trust covering such Model Units which will not be subject to release, until all corresponding plan types are subject to a Purchase Contract pursuant to Section 2.10.

(j) Title Policy Endorsements. If required by Bank, Borrower shall provide (i) such continuation endorsements and date down endorsements to the Title Policies, in form and substance satisfactory to Bank in its absolute and sole discretion, as Bank determines necessary to insure the priority of the Deeds of Trust as valid first liens on the Collateral; or (ii)

an unconditional and irrevocable written commitment by the Title Company to issue such endorsements. Borrower agrees to furnish to the Title Company such surveys and other documents and information as Bank or the Title Company may require for the Title Company to issue such endorsements.

(k) Improvement Districts. Without obtaining the prior written consent of Bank, Borrower will not consent to, or vote in favor of, the inclusion of all or any part of the Collateral in any community facilities district or other improvement district. Borrower will give immediate notice to Bank of any notification or advice that Borrower may receive from any municipality or other third party of any action, contract or other proceeding the purpose of which is to include all or any part of the Collateral in a community facilities district or other improvement district. Upon prior written notice to Borrower, Bank shall have the right to file a written objection to the inclusion of all or any part of the Collateral in a community facilities district or other improvement district, either in its own name or in the name of Borrower, and to appear at, and participate in, any hearing with respect to the formation of any such district.

6.4 Information and Statements. Borrower will furnish to Bank:

(a) Borrower Financial Statements. As soon as the same are available, and in any event within one hundred twenty (120) days after the end of each fiscal year and sixty (60) days after the end of each interim quarterly accounting period, the current consolidated financial statements of Borrower prepared by Borrower, which shall consist of (i) a balance sheet as of the end of the relevant fiscal period, (ii) statements of income and expenses and of changes in financial position of Borrower for such fiscal period (together, in each case, with the comparable figures for the corresponding period of the previous fiscal year)            , (iii) cash flow statements of Borrower, and (iv) a schedule of contingent liabilities of Borrower; provided, however, Borrower’s requirement to provide financial information to Bank pursuant to this Section may be satisfied by including such information in the consolidated financial statements of Guarantor delivered to Bank pursuant to Section 6.4(b).

(b) Guarantor Financial Statements. As soon as the same are available, and in any event within one hundred twenty (120) days after the end of each fiscal year and sixty (60) days after the end of each interim quarterly accounting period, a copy of the current consolidated and consolidating financial statements of Guarantor prepared by a certified public accountant reasonably acceptable to Bank, which shall consist of (i) a balance sheet as of the end of the relevant fiscal period, (ii) statements of income and expenses and of changes in financial position of Guarantor for such fiscal period (together, in each case, with the comparable figures for the corresponding period of the previous fiscal year), (iii) cash flow statements of Guarantor, and (iv) a schedule of contingent liabilities of Guarantor. In addition to the foregoing requirements, the annual financial statements required to be delivered to Bank pursuant to this Section shall be audited by a certified public accountant reasonably acceptable to Bank.

All such financial statements shall be in reasonable detail, prepared in accordance with generally acceptable accounting principles consistently applied throughout the period involved and, in the case of audited statements, with generally accepted auditing standards. All financial statements required pursuant hereto shall be certified to by the chief financial officer of the subject of such statements. If the statement is an annual statement, Bank reserves the right to require such statement be audited by a recognized firm of accountants satisfactory to Bank. Together with such financial statements, Borrower will deliver to Bank: (A) if such financial statements have been audited, a certificate from the auditors stating that in making the examination necessary for the audit they obtained no knowledge of any default by Borrower or Guarantor, as applicable, in the performance of any obligation in connection with the Loan or, if they shall have obtained knowledge of any such default, specifying the same; and (B) Borrower’s or Guarantor’s, as applicable, certificate, certified to the chief financial officer thereof (as applicable) stating that there exists no Event of Default and no act or event which with notice and/or lapse of time would become an Event of Default or, if any such condition exists, specifying the nature and period of existence thereof and what action Borrower proposes to take with respect thereto.

(c) Business Plan. Within one hundred fifty (150) days after the end of each fiscal year, an updated three (3) year business plan for Borrower and a narrative executive summary detailing the upcoming fiscal year business plan.

(d) Construction Activity Report. Within thirty (30) days after the end of each fiscal quarter, a report of all construction activity for each Approved Subdivision, together with a report of all Unit and Lot Sales.

(e) Forecasts, and Projections. If requested by Bank, within sixty (60) days after the end of each fiscal year and within sixty (60) days after the end of the first six (6) months of each fiscal year, up to a twenty-four (24) month projection of Borrower’s cash flow.

(f) Asset/Loan Schedule. If requested by Bank, within ninety (90) days after the end of each fiscal year of Borrower, a detailed schedule of all land holdings of Borrower and an asset/loan schedule showing, with respect to all Indebtedness of Borrower, the original loan commitment, the net remaining commitment, the outstanding amount, the maturity date, Bank, and whether such loan is recourse or non-recourse.

(g) Borrowing Base Reports. As and when required pursuant to Section 3.10, the Borrowing Base Reports and the Collateral Certificates.

(h) Weekly Reports. Within seven (7) days after the end of each week, a report of sales and closing for each Approved Subdivision during the previous week which shall include backlog, periodic and cumulative sales.

(i) Other Reports. As and when requested by Bank, such other periodic reports, documents, and schedules as may be requested by Bank from time to time.

(j) Environmental Incident Reports. As soon as possible and in any event within ten (10) days after receipt by Borrower, a copy of any written notice or claim to the effect that Borrower is or may be liable to any Person as a result of the release of any toxic or hazardous waste or substance into the environment.

(k) Financial Covenant Compliance Information. All financial reports pursuant to Sections 6.4 (a) and 6.4(b), will also be accompanied by a Compliance Certificate in the form attached hereto as Exhibit D and signed by an authorized officer of Borrower. Notwithstanding anything in this Agreement to the contrary, Borrower will be required to timely deliver such financial information as may be necessary to promptly and accurately calculate any financial ratio or covenant required under this Agreement even if such information is not specifically enumerated herein. Any review of any financial statements provided by Borrower used to test any financial ratio or covenant will not waive Bank’s rights to require further review or audit of such information or any rights if such further review or audit indicates financial information contrary to the financial statements provided by Borrower.

(l) Other Items and Information. Borrower shall also provide such other information concerning Borrower, the Approved Subdivisions, Units and Lots and the assets, business, financial condition, operations, prospects, and results of operations of Borrower as Bank reasonably requests from time to time. Such other items shall include, without limitation, Borrower’s certification that purchase contracts with respect to Units included in Eligible Collateral satisfy the requirements of this Agreement.

6.5 Law; Judgments; Material Agreements; Approvals and Permits. Borrower will comply with all laws, ordinances, regulations and rules (federal, state and local) and all judgments, orders and decrees of any arbitrator, other private adjudicator, or Governmental Authority relating to Borrower or its assets, business or operations and Borrower will comply in all material respects with all material agreements, documents and instruments to which Borrower is a party or by which Borrower is bound or affected. Borrower agrees that, except for normal construction corrections occasioning temporary noncompliance which are corrected by Borrower with diligence and without substantial expense, Borrower will comply with all laws, ordinances, regulations, and rules (federal, state, and local) and all judgments, orders, and decrees of any arbitrator, other private adjudicator, or Governmental Authority relating to Borrower, any Approved Subdivisions, any Lots, or any Units or the other assets, business, or operations of Borrower. Borrower also agrees to comply in all material respects with all material agreements, documents, and instruments to which Borrower is a party or by which Borrower, or any Approved Subdivisions, any Lots or any Units, or any of the other assets of Borrower, are bound or affected. Borrower also agrees to comply with all Requirements (including, without limitation, as applicable, requirements of the Federal Housing Administration and the Veterans Administration) and all conditions and requirements of all Approvals and Permits. Borrower, at its expense, will obtain and maintain in effect from time to time all Approvals and Permits required for the business activities and operations then being conducted by Borrower and as may be required to enable it to comply with its obligations hereunder and under the other Loan Documents.

6.6 Impositions and Other Indebtedness. Except for amounts being contested as provided in clause (b) of the definition of Permitted Exceptions, Borrower will pay and discharge (a) before delinquency all Impositions affecting it or its assets; (b) when due all lawful claims (including, without limitation, claims for labor, materials, and supplies), which, if unpaid, might become a Lien or Encumbrance upon any of its assets; and (c) all its other Indebtedness, when due.

6.7 Assets and Property. Borrower will maintain, keep, and preserve all of its assets (tangible and intangible) necessary or useful in the proper conduct of its business and operations in good working order and condition, ordinary wear and tear excepted.

6.8 Insurance. At all times throughout the term of any Loan, Borrower shall, at its sole cost and expense, maintain insurance, and shall pay, as the same becomes due and payable, all premiums in respect thereto, including, but not necessarily limited to:

(a) Policies of insurance evidencing bodily injury, death or property damage liability coverages in amounts not less than $1,000,000.00 (combined single limit), and an excess/umbrella liability coverage in an amount not less than $5,000,000.00 shall be in effect with respect to Borrower. Such policies must be written on an occurrence basis so as to provide blanket contractual liability, broad form damage coverage, and coverage for products and completed operations.

(b) “Special Cause of Loss” insurance on the Improvements in an amount not less than the full insurable value on a replacement cost basis of the insured Improvements and personal property related thereto. During the construction period, such policy shall be written in the so-called “Builder’s Risk Completed Value Reporting Form” with no coinsurance requirement and shall contain a provision granting the insured permission to complete.

(c) Evidence of workers’ compensation insurance coverage satisfactory to Bank.

(d) If the Approved Subdivision, or any part thereof, lies within a “special flood hazard area” as designated on maps prepared by the Department of Housing and Urban Development, a National Flood Insurance Association standard flood insurance policy, plus insurance from a private insurance carrier, if necessary, for the duration of the Loan in the amount of the full insurable value of the improvements.

(e) Such other insurance as Bank may require, which may include, without limitation, errors and omissions insurance with respect to the contractors, architects and engineers, earthquake insurance, rent abatement and/or business loss.

All insurance policies shall (i) be issued by an insurance company having a rating of “A” VII or better by A.M. Best Co., in Bests’ Rating Guide which is authorized to write such insurance in the State of Arizona, (ii) name Bank as an additional insured on all liability insurance and as mortgagee and loss payee on all casualty insurance, (iii) provide that Bank is to receive thirty (30) days written notice prior to non-renewal or cancellation, (iv) be evidenced by a certificate of insurance to be held by Bank, and (v) be in form and amounts acceptable to Bank.

6.9 ERISA.

(a) Borrower and the ERISA Affiliates each will take all actions and fulfill all conditions necessary to maintain any and all Plans in substantial compliance with applicable requirements of ERISA, the Code and applicable foreign law until such Plans are terminated, and the liabilities thereof discharged, in accordance with applicable law.

(b) No Plan will have any “accumulated funding deficiency” (within the meaning of Section 412 of the Code), which deficiency could, with respect to Borrower cause a Material Adverse Change.

(c) Borrower and the ERISA Affiliates each will take and fulfill all actions and conditions necessary to maintain, and will maintain, substantial compliance of any and all employee benefit plans established or maintained, or to which contributions are made, by Borrower and the ERISA Affiliates with the requirements of ERISA and the rules and regulations adopted thereunder, in each case as in effect at the time.

(d) Borrower and each member in Borrower shall continue to qualify at all times as an “operating company” pursuant to United States Department of Labor Regulation Section 2510.3-101(c), and Borrower and each member or shareholder in Borrower shall otherwise act to ensure that the assets of Borrower and each member in Borrower, respectively, are not “plan assets” of any employee benefit plan subject to the fiduciary responsibility requirements of ERISA, or, subject to receipt of prior notice by Bank and Bank’s consent thereto, Borrower and each member or shareholder in Borrower shall otherwise ensure that an exemption from Section 406 of ERISA is available to cover the loan transaction with respect to each portion thereof.

6.10 Special Covenants Relating to Lots and Units.

(a) Change Orders. Borrower agrees that without Bank’s prior written consent in its absolute and sole discretion, Borrower may not (i) amend or modify the A&D Lot Development Budget or Unit Budget, or (ii) make or permit any material amendments or modifications of the construction contracts for development of Lots, the A&D Lot Development Plans and Specifications, Units, the Unit Plans and Specifications or any other agreements, documents, or instruments relating to development of an Approved Subdivision and Units therein. Notwithstanding the provisions of this Section 6.10, Borrower shall not be required to obtain Bank’s consent to any individual amendment or modification of such construction contract(s), the A&D Lot Development Plans and Specifications, Unit Plans and Specifications, the A&D Lot Development Budget and the Unit Budget, or any other agreements, documents, or instruments relating to construction of the Approved Subdivision if the result (when aggregated with all other increases) is an increase of the A&D Lot Development Budget or the Unit Budget, as applicable, (x) which is equal to or less than 5% of the total original A&D Lot Development Budget or the Unit Budget, as applicable, for the particular Approved Subdivision, and (y) which will not cause the cost of the Lots or Units, as applicable, covered by the A&D Lot Development Budget or the Unit Budget to exceed one hundred percent (100%) of the Maximum Allowed Advance for such Lots or Units.

(b) Certain Information Relating to Approved Subdivision. Borrower agrees that it will provide to Bank, upon Bank’s request (i) the actual costs, expenses, and fees incurred by Borrower for labor and other work performed on the A&D Lot Improvements and Units and for materials incorporated in the A&D Lot Improvements and Units or suitably stored onsite as indicated by bills, invoices, receipts, statements, vouchers, or other written evidence satisfactory to Bank showing the costs, expenses, and fees incurred; and (ii) the amounts allocated to such labor, work, and materials in the line items in the A&D Lot Development Budget and Unit Budget multiplied by the percentage of completion of such labor, work, and materials. Materials will be “suitably” stored onsite only if they are adequately stored and safeguarded to protect against theft and damage and, if required by Bank, are insured against loss, theft, and damage under insurance policies naming Bank as loss payee and complying with the requirements of

Section 6.8. Bank will not be required to include in the calculation of Lot Collateral Value and Unit Collateral Value the cost of materials stored offsite. However, Bank, in its absolute and sole discretion, may permit to be included in the Lot Collateral Value and Unit Collateral Value a portion of the costs of such materials if Bank has been provided with a perfected, first-priority security interest in such materials, has received evidence satisfactory to Bank that such materials are adequately stored at a suitable location agreed to by Bank and Borrower and that all such materials are inventoried, clearly segregated from materials not to be used for the Improvements, identified, safeguarded, and, if required by Bank, insured against loss, damage, and theft (including, without limitation, while in transit) under insurance policies naming Bank as loss payee and complying with the requirements in Section 6.8.

6.11 Title Insurance; Title Insurance Claims. Bank may determine from time to time the allocation of title insurance between parcels of Collateral, and the amount of title insurance coverage that Borrower is required to provide pursuant to Title Policies and Bank may enter into such agreements with each Title Company as Bank reasonably deems appropriate, including, without limitation, aggregation agreements, which shall contain such terms and conditions as Bank may reasonably require. Bank may, from time to time, in its reasonable discretion, (a) require endorsements to Title Policies, including, without limitation, endorsements insuring against any mechanics’, materialmen’s, or other Liens and Encumbrances affecting the Collateral; (b) require co-insurance with respect to the Title Policies; and/or (c) disapprove title insurance companies and require that Borrower obtain Title Policies from other title insurers acceptable to Bank. Bank may require separate Title Policies with respect to each Approved Subdivision. Borrower acknowledges that pursuant to aggregation agreements, Title Policies issued by the same Title Company may be grouped together to create a single insurance coverage amount that applies to all Collateral covered by such Title Policies. If a Title Company pays any claims under any Title Policies and if Bank advises Borrower that Bank has determined that the remaining coverage is insufficient, in the sole and absolute discretion of Bank, Borrower will take any and all action necessary to cause the total coverage amount under the Title Policies to remain at or to be increased to the original liability notwithstanding the payment of such claim or claims, including, without limitation, providing any supplemental Title Policies or endorsements or reinsurance agreements if requested by Bank, the cost of which will be paid by Borrower. Upon payment of any such claims, Borrower will obtain and provide to Bank any and all documentation reasonably requested by Bank to ensure that the maximum coverage provided for hereunder will not have been diminished as a result of the payment of such claims.

6.12 Rights of Inspection; Correction of Defects.

(a) Generally. Bank and its respective agents, employees, and representatives will have the right at any time and from time to time to enter upon the Collateral in order to inspect the Collateral and all aspects thereof, at Borrower’s cost; provided, however, any Person entering upon the Collateral will observe and comply with Borrower’s safety requirements. Each Approved Subdivision and Units and Lots therein may be inspected once every two (2) Calendar Months unless Bank reasonably determines that more frequent inspections are necessary. If Bank, in its reasonable judgment, determines that any materials or work do not conform with the respective Unit Plans and Specifications or the A&D Lot Development Plans and Specifications, as applicable, in all material respects or with any applicable Requirements or are otherwise not in conformity with sound building practice, Bank will have the right to stop the work and to order replacement or correction of any such materials or work regardless of whether or not such materials or work have theretofore been incorporated in the Unit, regardless of whether Bank’s representatives have previously inspected such work or materials, and regardless of whether Bank has previously made Advances to pay for such work or materials. Borrower will promptly make such replacement or correction.

(b) No Right to Rely. All inspections by Bank or on behalf of Bank, approvals of Draw Requests by Bank and other actions by Bank in connection therewith are for the sole purpose of protecting the security of Bank and are not to be construed as a representation by Bank that there has been compliance with the Unit Plans and Specifications or the A&D Lot Development Plans and Specifications, the Loan Documents, this Agreement, the applicable Requirements, or that the Units or Lots are free of defects in materials or workmanship. No such inspections or review will limit any of the rights and remedies of Bank pursuant to this Agreement or the other Loan Documents, including, without limitation, the right to require compliance with Sections 6.10 and 6.11. Borrower may make or cause to be made such other independent inspections as Borrower may desire for its own protection. Based on such inspections, Bank may adjust the Eligible Collateral, Unit Collateral Values, Lot Collateral Values, Maximum Allowed Advances and other calculations pursuant to this Agreement.

(c) Inspector(s). Bank may employ outside inspectors to perform some or all of the inspection duties set forth in this Section 6.12 and may also elect to have its own employees perform some or all of such inspection duties and review the reports of outside inspectors.

(d) Miscellaneous. Any inspections or determinations made by Bank or lien waivers, receipts, or other agreements, documents, and instruments obtained by Bank are made or obtained solely for Bank’s own benefit and not in any way for the benefit or protection of Borrower. Bank may accept and rely on any information from an architect, any other Person providing labor, materials, or services for Units or Approved Subdivisions, Borrower or any other Person as to labor or materials furnished or incorporated in the Units or the Approved Subdivisions and the cost and payment therefor and as to all other matters relating to construction of the Units and the A&D Lot Improvements without the necessity of verifying such information. Bank will have no obligation to Borrower to ensure compliance by contractor, engineer, or any other Person in carrying out construction of the Units or A&D Lot Improvements.

6.13 Verification of Costs. Bank will have the right at any time and from time to time to review and verify all costs, expenses, and fees in each Unit Budget and each A&D Lot Development Budget. Based on its review and verification of costs, expenses, and fees in each Unit Budget and each A&D Lot Development Budget, Bank will have the right to (a) adjust any and all such budgeted amounts for purposes of determining Collateral Values of Eligible Collateral and (b) reduce or increase the applicable Collateral Values.

6.14 [Intentionally Omitted.]

6.15 Further Assurances. Borrower will promptly execute, acknowledge, and deliver such additional agreements, documents, and instruments and do or cause to be done such other acts as Bank may reasonably request from time to time to better assure, preserve, protect, and perfect the interest of Bank in the Collateral and the rights and remedies of Bank under this Agreement and the other Loan Documents. Without limiting the foregoing, to the extent that Bank determines from time to time that additional Deeds of Trust, amendments to Deeds of Trust, financing statements, subordinations, and other documents are required in order to perfect all Liens and Encumbrances in favor of Bank, and cause all Collateral encumbered by any of the Deeds of Trust to be subject only to Permitted Exceptions, Borrower will execute and deliver such documents, instruments and other agreements as Bank may request.

6.16 Costs and Expenses of Borrower’s Performance of Covenants and Satisfaction of Conditions. Borrower will perform all of its obligations and satisfy all conditions applicable to it under this Agreement and the other Loan Documents at its sole cost and expense.

6.17 Notification of Certain Matters. Borrower will promptly disclose to Bank the occurrence of (a) any default by Borrower under or pursuant to the terms and conditions of any Indebtedness for borrowed money in excess of $500,000 owed by Borrower to any Person, whether now existing or hereafter arising; (b) the occurrence of any event or other circumstance of which Borrower has knowledge and that with the giving of notice or the passage of time would constitute a default referred to in clause (a) above; (c) any Material Adverse Change; and (d) any change in the Requirements of any Governmental Authority that would materially and adversely affect Borrower’s ability to develop Approved Subdivisions and Units or sell Units or Lots or the cost of construction thereof.

6.18 Key Management. General William Lyon or Wade Cable shall at all times be the Chairman of the Board, the President or the Chief Operating Officer of Borrower unless replaced by another Person, satisfactory to Bank in its sole and absolute discretion, who shall serve in such capacities.

6.19 Borrower Equity Requirements. Borrower covenants and agrees that (“Borrower’s Equity”):

(a) Pre-Development Parcels. In the case of Pre-Development Parcels the amount of “Borrower’s Equity” required by Bank shall have been first expended by Borrower before any Advances with respect to such Parcel.

(b) Lots. In the case of Lots:

(i) The “Borrower’s Equity” as shown on the A&D Lot Development Budget shall have been first expended by Borrower before any Advances with respect to Lots in the applicable Approved Subdivision; and

(ii) To the extent Bank determines, at any time, that the total cost to complete the A&D Lot Improvements for all Lots in the Approved Subdivision exceeds the A&D Lot Development Budget, Borrower shall first expend the amount of such excess; and

(c) Units. In the case of Units, Borrower shall incur and pay for at least 10% of the total Unit Cost.

6.20 General Covenants.

(a) Keeping Guarantor Informed. Borrower shall keep Guarantor informed of Borrower’s financial condition and business operations, the condition and use of the Collateral, and all other circumstances which may affect Borrower’s ability to pay or perform its obligations under the Loan Documents to which it is a party.

(b) Actions Affecting Collateral. Borrower shall appear in and contest any action or proceeding purporting to affect the security hereof or the rights or powers of Bank; and shall pay all costs and expenses (including, without limitation, costs of evidence of title, litigation, and attorneys’ fees) in any such action or proceeding in which Bank may appear.

(c) Trade Names. At the request of Bank from time to time, Borrower shall execute a certificate in form satisfactory to Bank listing the trade names or fictitious business names under which Borrower intends to operate any Collateral or any business located thereon and representing and warranting that Borrower does business under no other trade names or fictitious business names with respect to any Collateral. Borrower shall immediately notify Bank in writing of any change in said trade names or fictitious business names, and will, upon request of Bank, execute any additional financing statements and other certificates necessary to reflect the change in trade names or fictitious business names.

(d) Solvency. Borrower is and will remain Solvent and will pay its debts, obligations and liabilities from its own assets as the same shall become due.

(e) Separate Records. Borrower will maintain and prepare all of its books, records, financial statements, financial reports and bank accounts separate from those of its Affiliates, any constituent party and any other person or entity, and Borrower will file its own tax returns unless required otherwise by applicable law. Borrower shall maintain its books, records and resolutions and agreements as official records.

(f) Separate Entity. Borrower will at all times hold itself out to the public as a legal entity separate and distinct from any other entity (including any Affiliate of the Borrower or any constituent party of the Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate invoices and checks.

ARTICLE 7

FINANCIAL COVENANTS

The following financial covenants shall be applicable to Guarantor until this Agreement has terminated or expired, the Loan has been paid in full, and all other Obligations are paid and performed in full:

7.1 Minimum Tangible Net Worth Covenant. Guarantor shall maintain a Tangible Net Worth of at least $175,000,000.00 plus fifty percent (50%) of Guarantor’s net profit after tax on a cumulative basis, commencing as of December 31, 2003.

7.2 Maximum Total Debt to Tangible Net Worth Covenant. Guarantor will maintain at all times a ratio of Indebtedness (exclusive of (i) Consolidated Indebtedness of Variable Interest Entities, and (ii) Indebtedness of Guarantor arising under its mortgage warehouse lines of credit)to Tangible Net Worth that is equal to or less than 3.25 to 1.00 for the period of calculation.

7.3 Minimum Available Liquidity Covenant. On the Effective Date and at all times thereafter, Guarantor will have Available Liquidity of no less than $10,000,000.00.

7.4 Limitation on Investments in and Advances to Unconsolidated Joint Ventures. On the Effective Date and at all times thereafter, Guarantor’s investments in and advances to the Unconsolidated Joint Ventures shall not exceed forty percent (40%) of Guarantor’s Tangible Net Worth.

7.5 Minimum Interest Coverage Ratio. Guarantor will maintain at all times, calculated for the four (4) quarters most recently ended, an Interest Coverage Ratio that is equal to or greater than (i) 2.25 to 1.00 for any period of calculation during which Guarantor’s ratio of Indebtedness to Tangible Net Worth is equal to or greater than 3.00 to 1.00; and (ii) 2.00 to 1.00 for any period of calculation during which Guarantor’s ratio of Indebtedness to Tangible Net Worth is less than 3.00 to 1.00.

7.6 Conformance to GAAP; Consolidation. Except to the extent specifically provided otherwise, all determinations to be made pursuant to this Article 7 will be made in conformance to GAAP (including requirements that assets be valued at the lower of cost or market value). Any other provision of this Agreement to the contrary notwithstanding, all Financial Covenant tests will be measured and determined on a consolidated basis.

ARTICLE 8

NEGATIVE COVENANTS

The following negative covenants shall be applicable to Borrower until this Agreement has terminated or expired, the Loan has been paid in full, and all other Obligations are paid and performed in full:

8.1 Fundamental Changes. Borrower agrees not to dissolve or liquidate, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or Capital Stock of any Person; provided, however, that the foregoing shall not operate to prevent: (a) mergers or consolidations of any subsidiary of Borrower into Borrower or a sale, transfer or lease of assets by any such subsidiary to Borrower; (b) a transaction otherwise prohibited pursuant to this Section 8.1 but that results in all Obligations being paid and performed in full and the termination of this Agreement and the Commitment Amount; or (c) formation of subsidiaries by Borrower.

8.2 Prohibition on Sales of Assets. Borrower agrees not to convey, sell, lease, encumber, transfer or otherwise dispose of to any Person, in one transaction or a series of transactions, all or substantially all of its business or property. In addition, Borrower agrees not to convey, sell, lease, encumber, transfer or otherwise dispose of, to any Affiliate of Borrower, in one transaction or a series of transactions, any of its business or property if the effect of such transaction would be to cause Borrower to violate the Financial Covenants or would otherwise cause or contribute to a Material Adverse Change.

8.3 Prohibition on Amendments to Organic Agreements. Borrower agrees not to amend, modify, restate, supplement, or terminate its certificate of incorporation or bylaws, articles of organization, operating agreement or partnership agreement, as applicable, in any manner that would cause a Material Adverse Change.

8.4 Lines of Business. Borrower (directly or through any subsidiaries or other Persons) agrees not to engage to any substantial extent in any line or lines of business activity other than (a) the business of developing residential real property, and constructing residential units and lot improvements and selling units and lots; (b) business directly related thereto; (c) other lines of business actively engaged in as of the date hereof; and (d) other lines of business related to homebuilding that are approved by Bank in its reasonable discretion. Borrower will not cease to engage in the business of developing residential real property and constructing and selling residential units.

8.5 Dividends. Borrower agrees not to declare, make or pay any Dividend if after giving effect to such Dividend, Borrower would be in violation of any of the Financial Covenants.

8.6 Indebtedness and Other Financing. Borrower agrees not to incur, permit or suffer to exist any Indebtedness except such other Indebtedness of Borrower approved in writing by Bank in Bank’s sole and absolute discretion.

8.7 Transactions with Affiliates. Other than arrangements and contracts in existence as of Effective Date and that have been disclosed to Bank in writing, Borrower will not enter into, or cause, suffer, or permit to exist, any arrangement or contract with any of its Affiliates, including, without limitation, any management contract, unless such transaction is on terms that are no less favorable to Borrower than those that could have been obtained in a comparable transaction on an arms’ length basis from a Person that is not an Affiliate.

ARTICLE 9

EVENTS OF DEFAULT

9.1 Events of Default. Each of the following will be an event of default which entitles Bank to exercise the rights and remedies in Section 9.2 (each, an “Event of Default”):

(a) Payments. Failure by Borrower or Guarantor to pay any monetary amount when due under any Loan Document and the expiration of five (5) days after written notice of such failure by Bank to Borrower.

(b) Specified Defaults. (i) Failure of Borrower to comply with Section 6.1, Section 6.18, Section 6.20 or Article 8, or (ii) the failure of Guarantor to comply with any of the Financial Covenants.

(c) Other Specified Defaults. Failure of Borrower to comply with any of the covenants set forth in Sections 6.3, 6.8 or 6.10, provided, however, that with respect to the failure of Borrower to comply with the covenants set forth in Section 6.3 that refer to Lots or Units included in Eligible Collateral, an Event of Default will not occur pursuant to this Section 9.1(c) if, within one (1) Business Days after notice of such failure from Bank, Borrower removes the affected Lots or Units from Eligible Collateral and, after giving effect to such removal, Borrower is not in breach of any other obligation pursuant to this Agreement and the other Loan Documents.

(d) Other Defaults. Failure of Borrower or Guarantor to perform any obligation, or to comply with any term or condition applicable to Borrower in this Agreement or the other Loan Documents and not otherwise constituting an Event of Default, and the expiration of thirty (30) days after notice of such failure is given by Bank to Borrower without such failure being cured.

(e) Representations and Warranties. Any representation or warranty of Borrower or Guarantor set forth in this Agreement or the applicable Loan Documents or otherwise provided to Bank in connection with this Agreement or the Loan is materially incomplete, incorrect or misleading as of the date made or renewed.

(f) Failure to Maintain Insurance. Any of the insurance coverages required pursuant to Section 6.8 lapses or expires without being replaced by other insurance policies that comply with Section 6.8 prior to such lapse or expiration.

(g) Insolvency. Borrower or Guarantor (i) is unable or admits in writing its inability to pay its monetary obligations as they become due; (ii) makes a general assignment for the benefit of creditors; or (iii) applies for, consents to, or acquiesces in, the appointment of a trustee (other than a trustee under a deed of trust), receiver, or other custodian for Borrower or Guarantor or any material portion or all of the property of Borrower or Guarantor, or in the absence of such application, consent, or acquiescence by Borrower or Guarantor a trustee, receiver, or other custodian is appointed for Borrower or Guarantor or any or all of the property of Borrower or Guarantor.

(h) Bankruptcy. Commencement of any case under the Bankruptcy Code (Title 11 of the United States Code) or commencement of any other bankruptcy, arrangement, reorganization, receivership, custodianship, or similar proceeding under any federal, state, or foreign law by or against Borrower or Guarantor; provided, however, with respect to any involuntary proceeding not initiated by any Person affiliated directly or indirectly with Borrower or Guarantor, including, without limitation, any Affiliate of Borrower or Guarantor, such commencement will not be an Event of Default so long as Borrower or Guarantor is in good faith contesting such involuntary proceeding, and such proceeding is dismissed within sixty (60) days after the commencement thereof.

(i) Material Adverse Change. Bank determines in good faith that a Material Adverse Change has occurred after the date of the financial statements and other information provided by Borrower in obtaining the credit evidenced by this Agreement and the other Loan Documents.

(j) Dissolution, etc. The dissolution or liquidation of Borrower or Guarantor or the taking of any action by Borrower or Guarantor toward a dissolution or liquidation.

(k) Foreclosure Proceedings. Filing of any foreclosure proceeding, giving notice of a trustee’s sale, or any other action by any Person, other than Bank, to realize upon any of the Collateral under any Lien or Encumbrance on any or all of the Collateral, regardless of whether such Lien or Encumbrance is a Permitted Exception and regardless of whether junior or senior to the Deed of Trust.

(l) Ownership Transfer. If at any time the WLH-Delaware shall cease to own one hundred percent (100%) of the capital stock of Borrower.

(m) Other Loan Documents. The occurrence of an Event of Default pursuant to any other Loan Document.

(n) Judgments. Any judgment or order for the payment of money is in excess of $1,000,000 rendered against Borrower or Guarantor and either (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) such judgment or order is not vacated, stayed, satisfied, discharged or bonded pending appeal within thirty (30) days from the entry thereof.

(o) Management. If Borrower at any time ceases to manage the development, operation and sale of the Approved Subdivisions owned by Borrower.

(p) Prohibited Transfers. The occurrence of any transfer, assignment or encumbrance in violation of the terms of any Deed of Trust.

(q) Claims. Borrower, any Guarantor or any other Person on behalf of Borrower or Guarantor claims that this Agreement or any Loan Document is not legal, valid, binding, and enforceable against Borrower and Guarantor, that any lien, security interest, or other encumbrance securing any of the obligations under this Agreement or the other Loan Documents is not legal, valid, binding, and enforceable, or that the priority of any lien, security interest, or other encumbrance securing any of the obligations in this Agreement or the other Loan Documents is different than the priority represented and warranted in this Agreement or the other Loan Documents.

(r) Title Insurance. (i) If any Title Insurance Policy issued (A) reflects Liens or Encumbrances that are not Permitted Exceptions and were not otherwise approved in writing by Bank and such Liens or Encumbrances are not removed within thirty (30) days after demand by Bank, (B) fails to contain endorsements requested by Bank and such endorsements are not included within thirty (30) days after demand by Bank, or (C) is not issued to Bank within thirty (30) days after the Subdivision becomes an Approved Subdivision, or (ii) a Title Insurance Company becomes insolvent, bankrupt or otherwise unable to pay claims and the affected Title Insurance Policy is not replaced with another Title Insurance Policy approved by Bank within thirty (30) days after Bank’s demand therefor. Borrower may cure any Event of Default under clause (i) above by causing any Collateral encumbered by the Deed of Trust covered by the applicable Title Insurance Policy to be released from the lien of such Deed of Trust in accordance with the requirements of Section 2.10.

(s) Default under Subsequent Loans. If, under any loan agreement entered into between Bank and Borrower or Guarantor after the Effective Date, an Event of Default (as defined therein) occurs.

9.2 Remedies. Upon the occurrence of any Event of Default (after the expiration of any applicable notice and cure periods pursuant to Section 9.1) and at any time thereafter, for so long as such Event of Default is continuing:

(a) Termination of Commitments. Bank may cause or declare any commitment of Bank to make Advances and issue Facility LCs to be suspended or terminated, whereupon any obligation to make further Advances or issue any Facility LCs will immediately be suspended or terminated.

(b) Acceleration.

(i) Bank may declare an Event of Default and/or declare any or all of the Obligations to be immediately due and payable in full, whereupon all of the principal, interest and other Obligations will forthwith become due and payable in full without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to Bank an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (a) the amount of LC Obligations at such time, less (b) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”).

(ii) If at any time while any Event of Default is continuing, Bank determines that the Collateral Shortfall Amount at such time is greater than zero, Bank may make demand on Borrower to pay, and Borrower will, forthwith upon such demand and without any further notice or act, pay to Bank the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(iii) Bank may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by Borrower to Bank under the Loan Documents.

(iv) At any time while any Event of Default is continuing, neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and Bank’s agree to extend any credit hereunder has been terminated and all Facility LCs have been terminated or expired, any funds remaining in the Facility LC Collateral Account shall be returned by Bank to Borrower or paid to whomever may be legally entitled thereto at such time.

(c) Delivery of Contracts, etc. Borrower will, upon request of Bank, deliver to Bank all surveys, plans and specifications, building permits, construction contracts and subcontracts, plats and other maps, lien releases, subdivision reports, annexation documents, declarant’s rights, marketing material and other documents, permits, licenses and contracts which are necessary to complete construction and marketing of the Units and Lots, and Borrower will, on request of Bank, assign to Bank such of Borrower’s rights thereunder as Bank may request.

(d) Enforcement of Rights. Bank may enforce any and all rights and remedies under this Agreement and the other Loan Documents, the Deeds of Trust and all other documents delivered in connection therewith and against any or all Collateral and may pursue all rights and remedies available at law or in equity.

(e) Receivers. Without limiting any other rights and remedies to which it is entitled, Bank may, at its option, without notice to Borrower or Guarantor and without regard to the adequacy of the Collateral for the payment of the Obligations, appoint one or more receivers of the Collateral, and Borrower and Guarantor does hereby irrevocably consent to such appointment, with such receivers having all the usual powers and duties of receivers in similar cases, including the full power to maintain, sell, dispose and otherwise operate the Collateral upon such terms that may be approved by a court of competent jurisdiction.

(f) Payments. Bank may direct all escrow companies and closing agents to pay over to Bank directly all moneys to which Borrower or Guarantor is entitled and held by such parties in pending escrows.

9.3 Collateral Protection; Completion of Construction. Bank may at any time, but will not be obligated to, make Protective Advances which will be deemed to be Advances hereunder. In addition, Bank may take all action necessary to complete the construction of any A&D Lot Improvements or Units and expend all sums necessary therefor. Bank may, but will not be obligated to, make Advances from time to time to pay all costs and expenses of such completion. All amounts so Advanced will be immediately due and payable by Borrower for which such Advances have been made and will be added to the outstanding principal amount of all Advances. Bank will not have any duty to account to Borrower or Guarantor for any such expenditures.

9.4 Secured by Collateral and Deeds of Trust. All Protective Advances, all other Advances by Bank, all LC Obligations, and all other charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Bank in exercising any right, power or remedy conferred by this Agreement, the Deeds of Trust or any other Loan Document, or in the enforcement hereof, or in the protection of the Collateral or the completion of the Collateral, together with interest thereon at the Interest Rate, prior to the occurrence of an Event of Default or Unmatured Event of Default, and at the Default Rate thereafter, from the date advanced, paid or incurred until repaid shall be secured by each Deed of Trust and each other Loan Document. Any Protective Advance will only occur through Bank or at Bank’s direction and will not be funded directly to Borrower or any of its Affiliates by Bank. Notwithstanding the foregoing, each Protective Advance and the charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Bank in exercising any right, power or remedy conferred by this Agreement, the Deeds of Trust or any other Loan Document or in the enforcement thereof or in the protection of the Collateral or the completion of Collateral shall be charged to Borrower pursuant to Section 2.8.

9.5 Multiple Real and Personal Property Security and Cross-Collateral/Cross-Default. Borrower and Guarantor hereby acknowledge that Bank is extending credit based upon both the financial statements of Borrower and Guarantor and the values of the Collateral and that the Collateral may be located in different jurisdictions. The parties hereby acknowledge that the intent of the parties hereto is to cross-collateralize and cross-default this Loan and all Collateral pledged as security hereunder. In addition, Borrower hereby consents and agrees that a default under any one or all of the Loan Documents will be a default under the other Loan Documents, notwithstanding the fact that title to some of the Collateral may only be held in the name of a Person other than Borrower. Accordingly, Borrower and Guarantor hereby agree that, from and after any Event of Default, Bank will be allowed, to the greatest extent permitted by applicable law, including the laws of whichever jurisdictions Bank may choose as most facilitating for the exercise of the rights of Bank (and which may be applicable), to pursue and realize upon all of the remedies available to it under any of the Loan Documents, at law, in equity, or otherwise, and simultaneously or consecutively, under any portion or all of the Collateral, in the sole discretion of Bank, including, without limitation, commencement of one or more actions in one or more jurisdictions for repayment of all or portions of the Obligations, for the separate or simultaneous sale or foreclosure of the Collateral or portions thereof, for the obtaining of judgments and/or deficiency judgments, for the seeking of injunctive relief and receiverships, and for maximum access to and realization from the Obligations and Collateral or portions thereof in such manner as Bank may deem in the interest of Bank and Borrower and Guarantor hereby waive any requirement that any deficiency judgment proceeding be initiated or completed with respect to any other property constituting Collateral as a condition to commencing any enforcement proceeding against any party or any particular item of Collateral. Borrower and Guarantor hereby expressly acknowledge and agree that various consents, waivers and agreements set forth in any of the Loan Documents, including the Deeds of Trust, were granted in recognition of the foregoing, and that all such waivers, consents and agreements will apply to each other Loan Document as though set forth therein. In addition to any other consents, waivers and agreements set forth in any of the Loan Documents, and without limiting the foregoing, Borrower and Guarantor agree that, to the maximum extent permitted by applicable law, Bank may foreclose on and/or sell all properties serving as Collateral and located in the same state in any one or more counties where any of the properties in that state are located; any personal property located on real property encumbered by a Deed of Trust may be foreclosed upon in the manner provided for, simultaneously with, and as a part of the proceeding for, foreclosure of the real property; and Borrower and Guarantor hereby waive the benefits of any “one-action rule” of any state which may be applicable to it or to any of the Collateral and waives marshaling of assets for itself and all other parties claiming by, through or under it.

ARTICLE 10

MISCELLANEOUS

10.1 Bank’s Obligations. No Person, other than Borrower and Bank, will have any rights hereunder or be a third-party beneficiary hereof. Bank is not a joint venturer or a partner with Borrower or Guarantor.

10.2 Survival. The representations, warranties, and covenants of Borrower and Guarantor in this Agreement and the other Loan Documents will survive the execution and delivery of such documents and the making of Advances.

10.3 Integration, Entire Agreement, Change, Discharge, Termination, Waiver, Approval, Consent, etc.

(a) Integration. This Agreement and the other Loan Documents contain the complete understanding and agreement of Borrower, Guarantor, and Bank with respect to the transactions contemplated by this Agreement and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations.

(b) Effect of Certain Actions. Delay or failure by Bank to insist on performance of any obligation when due or compliance with any other term or condition in this Agreement or any Loan Documents will not operate as a waiver thereof or of any other obligation, term or condition or of the time of the essence provision. Acceptance of late payments will not be a waiver of the time of the essence provision, the right of Bank to require that subsequent payments be made when due, or the right of Bank to declare an Event of Default if subsequent payments are not made when due.

10.4 Binding Effect. This Agreement and the other Loan Documents will be binding upon and will inure to the benefit of Bank, Borrower and their respective successors and assigns; provided, however, that Borrower may not assign any of its rights or delegate any of its obligations under this Agreement and the other Loan Documents and any purported assignment or delegation will be void.

10.5 Bank Successors and Assigns; Participations. At any time either concurrently with or subsequent to the execution and delivery of this Agreement by Bank, Bank may assign to one or more banks or other financial institutions (each, an “Assignee”) portions of its rights and obligations as a Bank under this Agreement, provided, however, that (a) each such assignment shall be of a constant, not a varying, percentage of all rights and obligations under this Agreement, (b) the parties to each such assignment shall execute and deliver to Bank, for its acceptance such assignment documents as Bank may require, and (c) so long as no Event of Default has occurred and is continuing, such assignment by Bank shall be subject to Borrower’s approval which shall not be unreasonably withheld or delayed. If any such approval is not withheld in writing with a statement of the reasons therefor within ten (10) days after Bank gives notice of its desire to make such an assignment, such approval shall be deemed given. Upon such assignment, and, to the extent that rights and obligations under this Agreement have been assigned, the Assignee shall have the rights and obligations of Bank under the Loan Documents and Bank shall be relieved of such obligations. Bank may also transfer interests by way of participations; provided, in each case, (i) such selling party’s obligations to Borrower under this Agreement and the Loan Documents shall remain unchanged; (ii) such selling party shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) parties to this Agreement and the Loan Documents shall continue to deal solely and directly with such selling party in connection with such selling party’s rights and obligations under this Agreement and the Loan Documents. In order to facilitate such assignments and participations, Borrower shall execute such further documents, instruments or agreements as Bank may reasonably require.

10.6 Severability. If any provision or any part of any provision of the Loan Documents is unenforceable, the enforceability of the other provisions and the remainder of the subject provision, respectively, will not be affected and they will remain in full force and effect.

10.7 CHOICE OF LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER WILL, EXCEPT TO THE LIMITED EXTENT PROVIDED IN CERTAIN OF THE DEEDS OF TRUST, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW RULES OF CALIFORNIA.

10.8 Time of Essence; Time for Performance. Time is of the essence with regard to each provision of this Agreement and the other Loan Documents as to which time is a factor. Whenever any performance under this Agreement and the other Loan Documents is stated to be due on a day other than a Business Day or whenever the time for taking any action under this Agreement and the other Loan Documents would fall on a day other than a Business Day, then unless otherwise specifically provided in this Agreement and the other Loan Documents the due date for such performance or the time for taking such action, as the case may be, will be extended to the next succeeding Business Day, and such extension of time will be included in the computation of interest or fees, as the case may be.

10.9 Notices and Demands. Except to the extent that telephonic notice by Bank to Borrower or Guarantor may be permitted pursuant to this Agreement or other Loan Documents, all demands or notices under the Loan Documents will be in writing and mailed or hand-delivered to the respective party hereto at the address specified in Exhibit B or such other address as will have been specified in a written notice. Any demand or notice mailed will be mailed first-class mail, postage-prepaid, return-receipt-requested and will be effective upon the earlier of (a) actual receipt by the addressee, and (b) the date shown on the return-receipt. Any demand or notice not mailed will be effective upon actual receipt by the addressee.

10.10 Right of Set-Off. Borrower grants to Bank, in the absolute and sole discretion of Bank and without demand or notice to Borrower, the right to set-off and apply deposits (whether certificates of deposit, demand, general, savings, special, time, or other, and whether provisional or final) held by Bank for Borrower and any other liabilities or other obligations of Bank to Borrower (“Borrower Deposits, Liabilities, and Obligations”) against or to the Obligations of Borrower, regardless of whether the Borrower Deposits, Liabilities, and Obligations are contingent, matured, or unmatured; and Borrower grants a security interest in the Borrower Deposits, Liabilities, and Obligations to secure the Obligations of Borrower under the Loan Documents.

10.11 Indemnification of Bank. Borrower agrees to indemnify, hold harmless, and on demand defend Bank and its respective stockholders, directors, officers, employees, agents, and representatives for, from, and against any and all damages, losses, liabilities, costs, and expenses (including, without limitation, costs and expenses of litigation and reasonable attorneys’ fees)

arising from any claim or demand in respect of this Agreement, the other Loan Documents, the Collateral, or the transactions described in this Agreement and the other Loan Documents and arising at any time, whether before or after payment and performance of the Obligations in full, excepting any such matters arising solely from the gross negligence or willful misconduct of the indemnitee. The obligations of Borrower and the rights of Bank under this Section will survive payment and performance of the Obligations in full and will remain in full force and effect without termination.

10.12 Rescission or Return of Payments. If at any time or from time to time, whether before or after payment and performance of the obligations of Borrower under this Agreement, the other Loan Documents in full, all or any part of any amount received by Bank in payment of, or on account of, any Obligation is or must be, or is claimed to be, avoided, rescinded, or returned by Bank to Borrower or any other Person for any reason whatsoever (including, without limitation, bankruptcy, insolvency, or reorganization of Borrower or any other Person), such obligation and any liens, security interests, and other encumbrances that secured such obligations at the time such avoided, rescinded, or returned payment was received by Bank will be deemed to have continued in existence or will be reinstated, as the case may be, all as though such payment had not been received.

10.13 Headings; References. The headings at the beginning of each section of the Loan Documents are solely for convenience and are not part of the Loan Documents. References in this Agreement to “Sections”, “Articles”, and “Exhibits” refer to the Sections and Articles in this Agreement and the Exhibits to this Agreement, unless otherwise noted.

10.14 Number and Gender. In the Loan Documents the singular will include the plural and vice versa and each gender will include the other genders.

10.15 Waiver of Statute of Limitations. BORROWER WAIVES, TO THE FULL EXTENT PERMITTED BY LAW, THE RIGHT TO PLEAD ANY STATUTES OF LIMITATIONS AS A DEFENSE TO PAYMENT OR PERFORMANCE OF ANY OR ALL OF THE OBLIGATIONS.

10.16 Waivers. Borrower (a) waives, to the full extent permitted by law, presentment, notice of dishonor, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and all other or demand of any kind (except notices specifically provided for in the Loan Documents); and (b) agrees that Bank may enforce the Loan Documents against Borrower without first having sought enforcement against any Collateral.

10.17 No Brokers. Except as disclosed to Bank in writing prior to the date of this Agreement, Borrower represents and warrants that it knows of no broker’s or finder’s fee due in respect of the transaction described in this Agreement and that it has not used the services of a broker or a finder in connection with this transaction.

10.18 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same document. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document. Telecopied signature pages will be acceptable, provided originally signed signature pages are provided to each of the other parties by overnight courier.

10.19 Conflicts. In the event of any conflict in the terms and provisions of this Agreement and any other Loan Document, then the terms and provisions of this Agreement shall control.

ARTICLE 11

POWER OF ATTORNEY

Borrower hereby irrevocably appoints Bank, as the true and lawful attorney of Borrower with full power of substitution for and on behalf of Borrower, and in its name, after the occurrence of an Event of Default (after the expiration of any applicable notice and cure periods pursuant to Section 9.1), to take any action to preserve, maintain, protect or enforce the rights and interests of Borrower with respect to the Collateral, including, without limitation, to (a) enforce, cure any default or otherwise act with respect to any construction contracts, management or marketing contracts or any other agreements pertaining to or affecting any of the Collateral; (b) take all such action and to execute all such documents as Bank deems necessary or desirable to operate or preserve or protect the Collateral; and (c) sue for, demand or collect any sums owing to Borrower under escrows or other agreements affecting the Collateral. The power so vested in Bank is one coupled with an interest and will be irrevocable, except by written instrument executed jointly by Borrower and Bank. Notwithstanding the foregoing, Bank is under no obligation to exercise any of the foregoing rights or take any action necessary to preserve any right in any Collateral against any other Person, and Bank, to the extent permitted herein or by applicable law, may exercise any of the foregoing rights without incurring any responsibility or liability to Borrower or any other Person and without in any way affecting this Agreement or the other Loan Documents or any other obligations of Borrower to Bank. Borrower will reimburse Bank within fifteen (15) days following demand for any costs and expenses, including, without limitation, attorneys fees and collection costs, that Bank may incur while acting as the attorney-in-fact of Borrower as provided hereunder.

ARTICLE 12

USA PATRIOT ACT NOTIFICATION

12.1 USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower’s legal organizational documents or other identifying documents.

ARTICLE 13

JURY WAIVER

12.1 JURY WAIVER. BANK AND BORROWER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE UNDERSIGNED AND BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT OR ANY OTHER RELATED DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Borrower:	WILLIAM LYON HOMES, INC. a California corporation

	By:	/s/ Richard S. Robinson
	Name:	Richard S. Robinson
	Title:	Senior Vice President

	By:	/s/ Michael D. Grubbs
	Name:	Michael D. Grubbs
	Title:	Senior Vice President

Bank:	BANK ONE, NA, a national banking association (main office in Chicago, Illinois)

	By:	/s/ Rudy K. Kramer
	Name:	Rudy K. Kramer
	Title:	EVP

[END OF SIGNATURES]

EXHIBIT A

STANDARD DRAW INSPECTION FORM FOR:

DESCRIPTION	PERCENTAGE		SUBDIVISION					0
		Lots:	0	0	0	0	0	0

PERMITS/LAYOUT TRENCHING AND STEELPOUR FOOTERS	5

POUR STEM WALLS	10

SET UNDERGROUNDS BACK FILL SOIL	15

ABC/GRADE SET COPPER SLAB	20

DELIVER LUMBER, TRUSSES & WINDOWS	25

FRAMING ROUGH CARPENTRY COMPLETED	30

ROUGH PLUMBING, HVAC, ELECTRIC	35

ROUGH INSPECTIONS ROOF DRY IN, WINDOWS, SLIDERS SET	40

STUCCO LATH INSULATION	45

STUCCO 1st COAT STOCK DRYWALL	50

HAND DRYWALL TAPE DRYWALL	55

FLOAT JOINTS STUCCO FINISH COAT	60

SAND WALLS TEXTURE DRYWALL	65

DELIVER DOORS & TRIM EXTERIOR PAINT	70

TRIM CARPENTRY/INTERIOR PAINT	75

DELIVER CABINETS, ROOF COMPLETE	80

INSTALL CABINETS, SET TOPS	85

INSTALL INTERIOR HARDWARE PLUMBING/ELECTRICAL/HVAC TRIM	90

PRE-CLEAN APPLIANCES/SHEET GOODS	95

FLOOR COVERINGS FINAL CLEAN & CITY FINAL	100

DISCLAIMER:	This report is for Bank One use only. No other party including the property owner, builder, or Borrower may rely upon the contents or conclusions.

CERTIFICATION:	I certify that I saw and reviewed this property on the date indicated below, and I have reported all observed unacceptable or incomplete work, and that I have no personal interest present or prospective in the property, applicant or loan proceeds.

COMMENTS:

SIGNATURE & DATE

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EXHIBIT B

ADDRESSES FOR NOTICES

Bank:
Bank One, NA Western Region Real Estate 4695 MacArthur Court Suite 1550 Newport Beach, CA 92660 Fax No.: (949) 474-2290	With a copy to:	Bank One, NA Western Region Real Estate P. O. Box 29542 Phoenix, AZ 85038 Attn: Dept. AZ1-1328 Fax No.: (602) 221-2977

	and a copy to:	Snell & Wilmer L.L.P. 1920 Main Street, Suite 1200 Irvine, California 92614 Attn: Joseph L. Coleman, Esq. Fax No.: (949) 955-2507

Borrower:

William Lyon Homes, Inc. 4490 Von Karman Avenue Newport Beach, California 92660 Attn: Rick Robinson Fax No.: (949) 252-2526

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EXHIBIT C

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS
LIBOR Rate – Outstanding Loan Borrowings equal to or less than 70% of Commitment Amount	2.40%	2.50%	2.60%
LIBOR Rate - Outstanding Loan Borrowings greater than 70% of Commitment Amount	1.95%	2.25%	2.40%
Floating Rate	0.00%	0.00%	0.10%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

LEVERAGE-BASED PRICING

“Financials” means the annual or quarterly financial statements of Guarantor delivered pursuant to Section 6.4.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of Guarantor referred to in the most recent Financials, the ratio Indebtedness to Tangible Net Worth determined in accordance with Section 7.2 is less than 2.50 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of Guarantor referred to in the most recent Financials, Borrower has not qualified for Level I Status and is less than 3.00 to 1.00.

“Level III Status” exists at any date if the Borrower has not qualified for Level I Status or Level II Status.

“Status” means either Level I Status, Level II Status, or Level III Status.

THE APPLICABLE MARGIN SHALL BE DETERMINED IN ACCORDANCE WITH THE FOREGOING TABLE BASED ON GUARANTOR’S STATUS AS REFLECTED IN THE THEN MOST RECENT FINANCIALS. ADJUSTMENTS, IF ANY, TO THE APPLICABLE MARGIN SHALL BE EFFECTIVE FIVE (5) BUSINESS DAYS AFTER BANK HAS RECEIVED THE APPLICABLE FINANCIALS. IF BORROWER OR GUARANTOR FAILS TO DELIVER THE FINANCIALS TO BANK AT THE TIME

C-1

REQUIRED PURSUANT TO SECTION 6.4, THEN THE APPLICABLE MARGIN SHALL BE THE HIGHEST APPLICABLE MARGIN SET FORTH IN THE FOREGOING TABLE UNTIL FIVE (5) DAYS AFTER SUCH FINANCIALS ARE SO DELIVERED.

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EXHIBIT D

COMPLIANCE CERTIFICATE

Pursuant to that certain Borrowing Base Revolving Line of Credit Agreement, dated as of June 28, 2004 (the “Loan Agreement”), by and between William Lyon Homes, Inc., a California corporation, and Bank One, N.A., a national banking association with its main office in Chicago, Illinois (“Bank”), William Lyon Homes, a Delaware corporation (the “Reporting Party”), by                     , an authorized officer of Reporting Party, does hereby certify that:

The financial statements dated                      provided to the Bank by Reporting Party, herewith are true and correct in all material respects, and either (check one):

         no Event of Default or Unmatured Event of Default has occurred and is continuing or an Event of Default or Unmatured Event of Default has occurred and is continuing, and following is the nature and period of existence thereof and the action that Borrower is taking or proposes to take with respect thereto:

_____________________________________________________________________________________________________________________________________________

_____________________________________________________________________________________________________________________________________________

_____________________________________________________________________________________________________________________________________________

_____________________________________________________________________________________________________________________________________________

The financial statements dated                      provided to the Bank confirm that Reporting Party continues to satisfy the following covenants:

Financial Covenant	Actual
Tangible Net Worth of at least $175,000,000 plus fifty percent (50%) of Reporting Party’s net profit after tax on a cumulative basis, commencing as of December 31, 2003.	Actual Tangible Net Worth is $

Available Liquidity of at least $10,000,000.	Actual Available Liquidity is $ .

Indebtedness-to-Tangible Net Worth Ratio of not more than 3.25 to 1.0.	Indebtedness-to-Tangible Net Worth Ratio of not more than to 1.0.

Investments in and advances to Unconsolidated Joint Ventures not to exceed forty percent (40%) of Reporting Party’s Tangible Net Worth.	Investments in and advances to Unconsolidated Joint Ventures equals % of Reporting Party’s Tangible Net Worth.

              Interest Coverage Ratio of at least (i) 2.25 to 1.00 for any period of calculation during which Reporting Party’s ratio of Indebtedness to Tangible Net Worth is equal to or greater than 3.00 to 1.00; and (ii) 2.00 to 1.00 for any period of calculation during which Reporting Party’s ratio of Indebtedness to Tangible Net Worth is less than 3.00 to 1.00.

Interest Coverage Ratio of at least to 1.0.

[Signatures on Following Page]

This Certificate is made and given in compliance with Sections 7.1, 7.2, 7.3, 7.4 and 7.5 of the Loan Agreement and is made on behalf of the Reporting Party by the undersigned, an authorized officer of Reporting Party, and have caused this Certificate to be executed this              day of                     , 200    .

WILLIAM LYON HOMES, a Delaware corporation

By:
Name:
Title:

EXHIBIT E

MANDATORY LOT COMMITMENT REDUCTION SCHEDULES

FOR THE INITIAL APPROVED PROPERTIES

Total Lots	32	MONTESA

Total Lot Commitment/MAA per lot	$17,982,000	$561,937.50/Lot

Reductions Start at End of Month>>	3	Final Quarterly Reduction At End of Month>>			12

Appraised absorption/Required Qtrly Takedown (83% Appr. Abs.)	9	8.00	$4,495,500 (Par Quarterly Reduction Amount)

Appraised Bulk Value	$23,976,000	$749,250/Lot	Total Cost:	$23,858,115	$745,566/Lot

End Of Month	Development & Marketing Period	% Of Par Release Price	Reduction Amount/Qtr	Lot Sub- Commit.	Max Lots With Availability	Maximum Advance Rates
						LTV	LTC
0	Unit Construction Continues	0%	$0	$17,982,000	32	75%	75%

3	Unit Construction Continues; Units Begin to Close	100%	$4,495,500	$13,486,500	24	75%	75%

6	Unit Construction & Closing Continue	125%	$5,619,375	$7,867,125	16	66%	66%

9	Unit Construction & Closing Continue	125%	$5,619,375	$2,247,750	8	38%	38%

12	Unit Construction & Closing Continue	50%	$2,247,750	$0	0	N/A	N/A

E-1

Total Lots	20	TESORO

Total Lot Commitment/MAA per lot	$9,405,000	$470,250.00/Lot

Reductions Start at End of Month>>	6	Final Quarterly Reduction At End of Month>>			12

Appraised absorption/Required Qtrly Takedown (83% Appr. Abs.)	12	10.00	$4,702,500 (Par Quarterly Reduction Amount)

Appraised Bulk Value	$12,540,000	$627,000/Lot	Total Cost:	$12,272,360	$613,618/Lot

End Of Month	Development & Marketing Period	% Of Par Release Price	Reduction Amount/Qtr	Lot Sub- Commit.	Max Lots With Availability	Maximum Advance Rates
						LTV	LTC
0	Unit Construction Continues	0%	$0	$9,405,000	20	75%	77%

3	Unit Construction Continues; Units Begin to Close	0%	$0	$9,405,000	20	75%	77%

6	Unit Construction & Closing Continue	125%	$5,878,125	$3,526,875	10	56%	57%

9	Unit Construction & Closing Continue	75%	$3,526,875	$0	0	N/A	N/A

E-2